As filed with the Securities and Exchange Commission on September 7, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST CITIZENS BANC CORP
(Exact name of Registrant as specified in its charter)

OHIO (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	34-1558688 (I.R.S. Employer Identification Number)
100 East Water Street
Sandusky, Ohio 44870
(419) 625-4121
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David A. Voight
100 East Water Street
Sandusky, Ohio 44870
(419) 625-4121
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John C. Vorys, Esq. Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215 (614) 464-6400	Cipriano S. Beredo, Esq. Squire, Sanders & Dempsey L.L.P. 4900 Key Tower 127 Public Square Cleveland, Ohio 44114-1304 (216) 479-8500	Michael J. Lamping Futura Banc Corp. 601 Scioto Street Urbana, Ohio 43078 (937) 653-1100

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Unit	Price(2)	Registration Fee
Common shares, without par value	2,699,478	N.A.	$13,640,128	$419

(1)	Based upon the maximum number of common shares that the Registrant may be required to issue in the merger transaction, calculated as the product of (a) 2,302,131 (80% of the maximum number of common shares of Futura Banc Corp. estimated to be outstanding at the time the merger transaction is consummated assuming that all Futura Banc Corp. stock options which are outstanding and exercisable will be exercised prior to the effective time of the merger transaction) and (b) 1.1726 (the number of common shares of the Registrant to be exchanged for each common share of Futura Banc Corp. in the merger transaction).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 on the basis of the market value of the common shares of Futura Banc Corp. to be received by the Registrant in the merger transaction, computed, in accordance with Rule 457(f)(2) and (3), as (a) the product of (i) $9.34 (the book value of a common share of Futura Banc Corp. as of June 30, 2007) and (ii) 2,877,664 (the maximum number of common shares of Futura Banc Corp. estimated to be outstanding at the time the merger transaction is consummated assuming that all Futura Banc Corp. stock options which are outstanding and exercisable will be exercised prior to the effective time of the merger transaction), less (b) $13,237,254 (the estimated amount of cash that will be paid by the Registrant to shareholders of Futura Banc Corp. in the merger transaction, assuming that all Futura Banc Corp. stock options which are outstanding and exercisable will be exercised prior to the effective time of the merger transaction).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus/proxy statement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/proxy statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 2007

FIRST CITIZENS BANC CORP	FUTURA BANC CORP.

First Citizens Banc Corp (“First Citizens”) and Futura Banc Corp. (“Futura”) have entered into an Agreement and Plan of Merger, dated as of June 7, 2007 (the “merger agreement”), which provides for the merger of Futura with and into First Citizens (the “merger”). Consummation of the merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of each of Futura and First Citizens and the approval of the merger by various regulatory agencies.

The Board of Directors of Futura has called a special meeting of its shareholders to vote on the adoption of the merger agreement and the approval of transactions contemplated thereby, including the merger of Futura with and into First Citizens. The time, date and place of the Futura special meeting are as follows:      .m., local time, on          , 2007, at Urbana Country Club, 4761 East US Hwy 36, Urbana, Ohio 43078. The adoption of the merger agreement and the approval of the transactions contemplated thereby by the shareholders of Futura requires the affirmative vote of the holders of a majority of the Futura common shares outstanding and entitled to vote at the special meeting.

The Board of Directors of First Citizens has called a special meeting of its shareholders to, among other things, vote on the adoption of the merger agreement and the approval of transactions contemplated thereby, including the merger of Futura with and into First Citizens and the issuance of common shares of First Citizens to shareholders of Futura in the merger. The time, date and place of the First Citizens special meeting are as follows:                     .m., local time, on          , 2007, at the Cedar Point Center Facility, BGSU Firelands College, Huron, Ohio 44839. The adoption of the merger agreement and the approval of the transactions contemplated thereby by the shareholders of First Citizens requires the affirmative vote of the holders of a majority of the First Citizens common shares outstanding and entitled to vote at the special meeting.

Under the terms of the merger agreement, the shareholders of Futura will be entitled to elect to receive after the merger is completed, either:

•	cash in the amount of $23.00 for each Futura common share,

•	First Citizens common shares at the exchange rate of 1.1726 First Citizens common shares for each Futura common share, or

•	a combination of cash and First Citizens common shares.

The election by each Futura shareholder will be subject to the election and allocation procedures set forth in the merger agreement. Subject to adjustment for cash paid in lieu of fractional First Citizens common shares, the requests of the Futura shareholders will be allocated on a pro-rata basis so that 80% of the Futura common shares outstanding at the effective time of the merger will be exchanged for First Citizens common shares and 20% of the outstanding Futura common shares will be exchanged for cash. For purposes of this allocation, shareholders of Futura who exercise dissenters’ rights will be treated as having elected to receive all cash for their Futura common shares. In addition, Futura common shares held in Futura’s 401(k) plan (“Futura 401(k) shares”) will not be counted for purposes of this allocation, except that Futura 401(k) shares will be counted for purposes of satisfying the 20% cash requirement in the event that the cash election is undersubscribed. All Futura 401(k) shares outstanding immediately prior to the effective time of the merger will be exchanged for cash in the amount of $23.00 per share. As of          , 2007, 2,617,314 common shares of Futura were outstanding.

Under the terms of the merger agreement, each option to purchase Futura common shares which has not been exercised before the election deadline set forth in the merger agreement, and each outstanding and unexercised Futura stock appreciation right, will be terminated and converted into the right to receive an amount in cash equal to the product of (1) the difference between $23, less the exercise price of each option or stock appreciation right, multiplied by (2) the number of Futura common shares subject to the option or stock appreciation right. As of          , 2007, 276,640 common shares of Futura were subject to outstanding options with a weighted average exercise price of $14.50 per share, and 30,999 common shares were subject to, but not issuable upon conversion of, stock appreciation rights with a weighted average exercise price of $15.23 per share.

The First Citizens common shares are listed on The NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “FCZA.” On          , 2007, the last practicable trading day for which information was available prior to the date of this prospectus/proxy statement, the closing sale price of the First Citizens common shares as reported on NASDAQ was $      per share. Based on that price, 1.1726 First Citizens common shares would be valued at $     . Following the merger, First Citizens shareholders will continue to own their existing First Citizens common shares.

An investment in the common shares of First Citizens involves certain risks. For a discussion of these risks, see “Risk Factors” beginning on page 13 of this prospectus/proxy statement.

Whether or not you plan to attend the special meeting of shareholders of First Citizens or Futura, as appropriate, please complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope. Alternatively, First Citizens shareholders whose common shares are registered directly with First Citizens’ transfer agent, Illinois Stock Transfer Company, may appoint proxies to vote electronically via the Internet or by using the toll-free telephone number given on the enclosed proxy card. The deadline for transmitting voting instructions electronically via the Internet or by telephone is 11:59 p.m., local time in Sandusky, Ohio, on          , 2007. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by those shareholders.

Not voting by proxy or at the special meeting will have the same effect as voting against the respective proposals. We urge you to read carefully the prospectus/proxy statement, which contains a detailed description of the merger, the merger agreement and related matters.

Sincerely,	Sincerely,
David A. Voight	Michael J. Lamping
President and Chief Executive Officer	Chairman, President and Chief Executive Officer
First Citizens Banc Corp	Futura Banc Corp.

The securities to be issued in connection with the merger described in this prospectus/proxy statement are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the First Citizens common shares to be issued in the merger or determined if this prospectus/proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus/proxy statement is dated          , 2007 and, together with the enclosed proxy card of First Citizens or Futura, as appropriate, is being first mailed to shareholders of First Citizens and Futura on or about          , 2007.

Additional Information

This prospectus/proxy statement incorporates important business and financial information about First Citizens from other documents that it has filed with or furnished to the Securities and Exchange Commission but that have not been included in or delivered with this prospectus/proxy statement. You may obtain copies of these documents, without charge, by writing or calling First Citizens, at:

First Citizens Banc Corp
100 East Water Street
Sandusky, Ohio 44870
Attention: James E. McGookey, Secretary
(419) 625-4121

In order to ensure timely delivery of documents before the respective special meetings, any requests for documents by First Citizens shareholders should be received by First Citizens no later than          , 2007, and any requests for documents by Futura shareholders should be received by First Citizens no later than          , 2007.

See “Incorporation by Reference” on page    and “Where You Can Find More Information” on page    for more information about the documents referred to in this prospectus/proxy statement.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Sources of Information

First Citizens has supplied all information contained or incorporated by reference in this prospectus/proxy statement relating to First Citizens, and Futura has supplied all information contained or incorporated by reference in this prospectus/proxy statement relating to Futura.

You should rely only on the information which is contained in this prospectus/proxy statement or to which we have referred in this prospectus/proxy statement. We have not authorized anyone to provide you with information that is different. You should not assume that the information contained in or incorporated by reference into this prospectus/proxy statement is accurate as of any date other than the date of this prospectus/proxy statement or the date of the document that is incorporated by reference.

First Citizens Banc Corp
100 East Water Street
Sandusky, Ohio 44870
(419) 625-4121

Notice of Special Meeting of Shareholders
To Be Held on          , 2007

To the Shareholders of First Citizens Banc Corp:

Notice is hereby given that a special meeting of the shareholders of First Citizens Banc Corp will be held on          , 2007 at          .m., local time, at the Cedar Point Center Facility, BGSU Firelands College, Huron, Ohio 44839, for the purpose of considering and voting on the following matters:
1. A proposal to adopt the Agreement and Plan of Merger, dated as of June 7, 2007, by and between First Citizens Banc Corp and Futura Banc Corp., and to approve the transactions contemplated thereby, including the merger of Futura Banc Corp. with and into First Citizens Banc Corp and the issuance of common shares of First Citizens Banc Corp to shareholders of Futura Banc Corp. in the merger;
2. A proposal to adopt an amendment to the Articles of Incorporation to increase the number of authorized common shares, without par value, of First Citizens Banc Corp from 10,000,000 to 20,000,000;
3. A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger and to approve the transactions contemplated thereby and/or to adopt the proposed amendment to the Articles of Incorporation of First Citizens Banc Corp; and
4. Any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Board of Directors of First Citizens Banc Corp is unaware of any other business to be transacted at the special meeting.
Holders of record of First Citizens Banc Corp common shares at the close of business on          , 2007, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of a majority of the outstanding First Citizens Banc Corp common shares entitled to vote at the special meeting is required (1) to adopt the Agreement and Plan of Merger and to approve the transactions contemplated thereby, and (2) to adopt the proposed amendment to the Articles of Incorporation of First Citizens Banc Corp.
A prospectus/proxy statement and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the prospectus/proxy statement.
Your vote is very important, regardless of the number of common shares of First Citizens Banc Corp you own. Please vote as soon as possible to make sure that your common shares are represented at the special meeting. To vote your common shares, you may complete and return the enclosed proxy card. Alternatively, if your common shares are registered directly with First Citizens Banc Corp’s transfer agent, Illinois Stock Transfer Company, you may vote electronically via the Internet or by using the toll-free telephone number given on the enclosed proxy card. If you are a holder of record, you also may cast your vote in person at the special meeting.
The First Citizens Banc Corp Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Agreement and Plan of Merger and the approval of transactions contemplated thereby, (2) “FOR” the adoption of the proposed amendment to the Articles of Incorporation of First Citizens Banc Corp, and (3) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

James E. McGookey, Secretary
First Citizens Banc Corp

          , 2007

Futura Banc Corp.
601 Scioto Street
Urbana, Ohio 43078
(937) 653-1100

Notice of Special Meeting of Shareholders
To Be Held on          , 2007

To the Shareholders of Futura Banc Corp.:

Notice is hereby given that a special meeting of the shareholders of Futura Banc Corp. will be held on          , 2007 at          .m., local time, at Urbana Country Club, 4761 East US Hwy 36, Urbana, Ohio 43078, for the purpose of considering and voting on the following matters:

1. A proposal to adopt the Agreement and Plan of Merger, dated as of June 7, 2007, by and between First Citizens Banc Corp and Futura Banc Corp., and to approve the transactions contemplated thereby, including the merger of Futura Banc Corp. with and into First Citizens Banc Corp;

2. A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger and to approve the transactions contemplated thereby; and

3. Any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Board of Directors of Futura Banc Corp. is unaware of any other business to be transacted at the special meeting.

Holders of record of Futura Banc Corp. common shares at the close of business on          , 2007, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of a majority of the outstanding Futura Banc Corp. common shares entitled to vote at the special meeting is required to adopt the Agreement and Plan of Merger and to approve the transactions contemplated thereby.

A prospectus/proxy statement and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the prospectus/proxy statement.

Your vote is very important, regardless of the number of common shares of Futura Banc Corp. you own. Please vote as soon as possible to make sure that your common shares are represented at the special meeting. To vote your common shares, you may complete and return the enclosed proxy card. If you are a holder of record, you also may cast your vote in person at the special meeting.

The Futura Banc Corp.  Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Agreement and Plan of Merger and the approval of the transactions contemplated thereby and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

Robert J. Gantzer, Secretary
Futura Banc Corp.

          , 2007

i

ii

Experts	83
Legal Matters	83
Where You Can Find More Information	83
Index to Futura Financial Information	84
Annexes:
Annex A Agreement and Plan of Merger	A-1
Annex B Dissenters’ Rights Under Section 1701.85 of the Ohio Revised Code	B-1
Annex C Opinion of Keefe, Bruyette & Woods, Inc.	C-1
Annex D Opinion of KeyBanc Capital Markets Inc.	D-1
EX-5
EX-8
EX-23.1
EX-23.2
EX-23.3
EX-23.4
EX-99.1
EX-99.2

iii

Questions and Answers About the Merger and the Special Meetings

Q.	Why am I receiving this prospectus/proxy statement?

A:	You are receiving this prospectus/proxy statement because First Citizens and Futura have agreed to a merger of Futura with and into First Citizens pursuant to the terms of the merger agreement attached to this prospectus/proxy statement as Annex A. The merger requires the approval of the shareholders of both First Citizens and Futura.

In order to complete the merger, First Citizens and Futura will hold separate meetings of shareholders to obtain shareholder approval of the following respective proposals:

• First Citizens shareholders must adopt the merger agreement and approve the transactions contemplated thereby, including the merger of Futura Banc Corp. with and into First Citizens Banc Corp and the issuance of common shares of First Citizens Banc Corp to shareholders of Futura Banc Corp. in the merger. Shareholder approval is required (i) under Section 1701.78 of the Ohio Revised Code because the issuance of First Citizens common shares to Futura shareholders in the merger will entitle such shareholders immediately after the consummation of the merger to exercise one-sixth or more of the voting power of First Citizens in the election of directors and (ii) under the Marketplace Rules of NASDAQ because the issuance of First Citizens common shares to Futura shareholders in the merger will exceed 20% of the outstanding First Citizens common shares prior to the merger.

• Futura shareholders must adopt the merger agreement and approve the transactions contemplated thereby. Shareholder approval is required under Section 1701.78 of the Ohio Revised Code because Futura will not be the surviving corporation in the merger.

First Citizens shareholders will also be asked to approve a separate proposal to adopt an amendment to the First Citizens Articles of Incorporation to increase the number of authorized common shares, without par value, of First Citizens from 10,000,000 to 20,000,000. The proposed merger of Futura with and into First Citizens is not contingent upon the adoption of this amendment by the First Citizens shareholders, and the approval or disapproval of this proposal by the First Citizens shareholders will have no effect on the consummation of the merger.

This prospectus/proxy statement contains important information about the merger and the respective meetings of the shareholders of First Citizens and Futura, and you should read it carefully. The enclosed voting materials allow you to vote your common shares without attending your respective shareholders’ meeting.

Q.	Why are First Citizens and Futura proposing the merger?

A:	First Citizens believes that the merger will benefit First Citizens and its shareholders because, among other reasons, the merger will facilitate the expansion of First Citizens’ business into new markets currently served by Futura. Furthermore, the merger will, First Citizens hopes, create economies of scale which will permit more profitable competition in an extremely competitive environment.

Futura believes that the merger is in the best interests of its shareholders because the merger will provide liquidity and advantageous financial terms to each Futura shareholder. First Citizens is a publicly-traded company, so Futura shareholders who elect to receive First Citizens shares in the merger will have greater market access in the event the shareholder wishes to sell those shares in the future. In addition, the historical dividends paid by First Citizens are greater than those paid historically by Futura. After the merger, Futura will be part of a larger community banking financial institution and will have an improved ability to compete with larger financial institutions and to serve its customers’ needs.

Q:	What will Futura shareholders receive in the merger?

A:	Under the terms of the merger agreement, the shareholders of Futura will be entitled to elect to receive, upon consummation of the merger and in exchange for the Futura common shares that they own (other than Futura common shares held in Futura’s 401(k) plan (“Futura 401(k) shares”)), either:

• cash in the amount of $23.00 for each Futura common share,

• First Citizens common shares at the exchange rate of 1.1726 First Citizens common shares for each Futura common share, or

• a combination of cash and First Citizens common shares.

The election by each Futura shareholder will be subject to the election and allocation procedures set forth in the merger agreement and described under “The Merger Agreement — Election procedures” beginning on page of this prospectus/proxy statement. All Futura 401(k) shares outstanding immediately prior to the merger will be exchanged for cash in the amount of $23.00 per share.

Each holder of an outstanding option to purchase Futura common shares or an outstanding Futura stock appreciation right will receive an amount in cash equal to the product of (1) the difference between $23, less the exercise price of each option or stock appreciation right, multiplied by (2) the number of Futura common shares subject to the option or stock appreciation right.

Q:	Can Futura shareholders elect the type of consideration that they will receive in the merger?

A:	Yes. Each holder of Futura common shares will have an opportunity to elect to receive (a) cash in exchange for all of the holder’s Futura common shares, (b) First Citizens common shares in exchange for all of the holder’s Futura common shares, or (c) a combination of cash in exchange for 20% of the holder’s Futura common shares and First Citizens common shares in exchange for 80% of the holder’s Futura common shares (in each case excluding any Futura 401(k) shares, which will be exchanged for all cash).

Q:	Will Futura shareholders receive the form of consideration they elect to receive?

A:	Not necessarily, unless a Futura shareholder elects to receive a combination of cash and First Citizens common shares. There are allocation procedures set forth in the merger agreement to ensure that, subject to adjustment for cash paid in lieu of fractional First Citizens common shares, 80% of the Futura common shares outstanding at the effective time of the merger will be exchanged for First Citizens common shares and 20% of the outstanding Futura common shares will be exchanged for cash. If the elections by Futura shareholders do not result in the required ratio of cash and stock consideration, then Futura shareholders who elect the “all cash” or the “all stock” form of consideration may receive a combination of cash and First Citizens common shares.

Q:	When and where will the First Citizens and Futura special meetings of shareholders take place?

A:	The special meeting of shareholders of First Citizens will be held at .m., local time, on , 2007, at the Cedar Point Center Facility, BGSU Firelands College, Huron, Ohio 44839.

The special meeting of shareholders of Futura will be held at .m., local time, on , 2007, at Urbana Country Club, 4761 East US Hwy 36, Urbana, Ohio 43078.

Q:	What matters will be considered at the First Citizens and Futura special meetings?

A:	The shareholders of First Citizens will be asked to (i) vote to adopt the merger agreement and approve the transactions contemplated thereby, including the merger of Futura with and into First Citizens and the issuance of common shares of First Citizens to shareholders of Futura in the merger; (ii) vote to adopt an amendment to the First Citizens Articles of Incorporation to increase the number of authorized common shares, without par value, of First Citizens from 10,000,000 to 20,000,000, (iii) approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby and/or to adopt the proposed amendment to the First Citizens Articles of Incorporation; and (iv) vote on any other business which properly comes before the special meeting.

The shareholders of Futura will be asked to (i) vote to adopt the merger agreement and approve the transactions contemplated thereby, including the merger of Futura with and into First Citizens; (ii) approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and the transactions contemplated thereby; and (iii) vote on any other business which properly comes before the special meeting.

Q:	Is my vote needed to adopt the merger agreement and to approve the transactions contemplated thereby?

A:	The adoption of the merger agreement and the approval of transactions contemplated thereby by the shareholders of First Citizens requires the affirmative vote of the holders of a majority of the First Citizens common shares outstanding and entitled to vote at the special meeting.

The adoption of the merger agreement and the approval of the transactions contemplated thereby by the shareholders of Futura requires the affirmative vote of the holders of a majority of the Futura common shares outstanding and entitled to vote at the special meeting.

The respective special meetings may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve these proposals. The affirmative vote of the holders of a majority of the common shares represented, in person or proxy, at each of the special meetings is required to adjourn such special meeting.

Q:	How do I vote?

A:	If you were the record holder of First Citizens common shares as of , 2007, or were the record holder of Futura common shares as of , 2007, you may vote in person by attending your special shareholders meeting or, to ensure that your common shares are represented at the special meeting, you may vote your common shares by signing and returning the enclosed proxy card in the postage-paid envelope provided.

First Citizens shareholders whose common shares are registered directly with First Citizens’ transfer agent, Illinois Stock Transfer Company, may also appoint proxies to vote electronically via the Internet or by using the toll-free telephone number given on the enclosed proxy card. The deadline for transmitting voting instructions electronically via the Internet or by telephone is 11:59 p.m., local time in Sandusky, Ohio, on , 2007.

If you hold First Citizens common shares or Futura common shares in the name of a broker, bank or other nominee, please see the discussion below regarding common shares held in “street name.”

Q:	What will happen if I fail to vote or abstain from voting?

A:	If you are a First Citizens shareholder, your failure to vote or your vote to abstain will have the same effect as (1) a vote “AGAINST” the proposal to adopt the merger agreement and to approve the transactions contemplated thereby, and (2) a vote “AGAINST” the proposal to adopt an amendment to the First Citizens Articles of Incorporation to increase the number of authorized common shares, without par value, of First Citizens from 10,000,000 to 20,000,000. A vote to abstain will have the same effect as a vote “AGAINST” the proposal to approve the adjournment of the First Citizens special meeting, if necessary, to solicit additional proxies. The failure to vote, however, will have no effect on the proposal to approve the adjournment of the First Citizens special meeting, if necessary, to solicit additional proxies.

If you are a Futura shareholder, your failure to vote or your vote to abstain will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and to approve the transactions contemplated thereby. A vote to abstain will have the same effect as a vote “AGAINST” the proposal to approve the adjournment of the Futura special meeting, if necessary, to solicit additional proxies. The failure to vote, however, will have no effect on the proposal to approve the adjournment of the Futura special meeting, if necessary, to solicit additional proxies.

Q:	If my common shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), will my broker, bank or other nominee vote my common shares for me?

A:	You must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your common shares. Please follow the voting instructions provided by your broker, bank or nominee.

If you do not provide voting instructions to your broker, bank or nominee, then your common shares will not be voted by your broker, bank or nominee. This will have the effect, whether you are a First Citizens shareholder or a Futura shareholder, of a vote “AGAINST” the proposal to adopt the merger agreement and to approve the transactions contemplated thereby.

Q:	How will my common shares be voted if I return a blank proxy card?

A:	If you sign, date and return your proxy card and do not indicate how you want your common shares to be voted, then:

• your First Citizens common shares will be voted “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby, and “FOR” the adoption of the proposed amendment to the First Citizens Articles of Incorporation to increase the number of authorized common shares, without par value, of First Citizens from 10,000,000 to 20,000,000;

• your Futura common shares will be voted “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby; and

• your Futura or First Citizens common shares, as appropriate, will be voted “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. You may revoke your proxy at any time before a vote is taken at the special meeting by:

• filing a written notice of revocation with (i) the Secretary of First Citizens, at 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870, if you are a First Citizens shareholder, or (ii) the Secretary of Futura, at 601 Scioto Street, Urbana, Ohio 43078, if you are a Futura shareholder;

• executing and returning a later-dated proxy card or, if you are a First Citizens shareholder, submitting a later-dated vote through the Internet or by telephone; or

• attending the appropriate special meeting and giving notice of revocation in person.

Attendance at the special meeting will not, by itself, revoke your proxy.

If you have instructed your broker, bank or nominee to vote your common shares, you must follow directions received from your broker, bank or nominee to change your vote.

Q:	If I do not favor the adoption of the merger agreement, what are my rights?

A:	If you are a First Citizens shareholder as of the , 2007, record date or a Futura shareholder as of the , 2007, record date and you do not vote in favor of the adoption of the merger agreement, you will have the right under Section 1701.85 of the Ohio Revised Code to demand the fair cash value for your respective Futura common shares or First Citizens common shares. The right to make this demand is known as “dissenters’ rights.” For additional information regarding your dissenters’ rights, see “Dissenters’ Rights” on page of this prospectus/proxy statement and the complete text of Section 1701.85 of the Ohio Revised Code attached to this prospectus/proxy statement as Annex B.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as we can. We expect to complete the merger on or before , 2007, assuming shareholder approval and all applicable governmental approvals have been received by that date and all conditions precedent to the merger have been satisfied or waived.

Q:	When should I send in my Futura share certificates?

A.	Please do not send in your Futura share certificates with your proxy card. Prior to the Futura special meeting, First Citizens’ exchange agent, Illinois Stock Transfer Company, will mail to you an Election Form that you should use to elect the form of merger consideration that you wish to receive in the merger and surrender your Futura share certificates to the exchange agent. You should not surrender your Futura share certificates for exchange until you receive the Election Form from the exchange agent. For additional information, see “The Merger Agreement — Surrender of certificates” beginning on page of this prospectus/proxy statement.

If you are a First Citizens shareholder, you are not required to take any action with respect to your First Citizens share certificates in connection with the merger.

Q:	Where will my First Citizens common shares be listed?

A:	First Citizens will apply to have the First Citizens common shares to be issued to the Futura shareholders in the merger approved for listing on NASDAQ. First Citizens common shares currently trade on the Capital Securities tier of NASDAQ under the symbol “FCZA.”

Q:	What do I need to do now?

A:	After carefully reviewing this prospectus/proxy statement, including its annexes, please sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. Alternatively, if you are a First Citizens shareholder and your common shares are registered directly with First Citizens’ transfer agent, Illinois Stock Transfer Company, you may appoint proxies to vote electronically via the Internet or by using the toll-free telephone number given on the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to vote your common shares at the respective First Citizens and Futura special shareholders meeting in accordance with your instructions. Your vote is very important. Whether or not you plan to attend your special meeting, please submit your proxy with voting instructions to ensure that your common shares will be voted at the respective First Citizens and Futura special shareholder meeting.

Q:	Who can answer my questions?

A:	First Citizens or Futura shareholders who have questions about the merger or desire additional copies of this prospectus/proxy statement or additional proxy cards should contact:

If you are a First Citizens shareholder:	If you are a Futura shareholder:
James E. McGookey	Wendy Brenner
Senior Vice President and General Counsel	Shareholder Relations
(419) 625-4121	(937) 653-1100

Summary

This summary highlights selected information from this prospectus/proxy statement. It does not contain all of the information that may be important to you. You should read carefully this entire document and its annexes and all other documents to which this prospectus/proxy statement refers before you decide how to vote your common shares. To obtain more information, see “Incorporation by Reference” on page    and “Where You Can Find More Information” on page   . Page references are included in this summary to direct you to a more complete description of topics discussed in this prospectus/proxy statement.

The parties (page   )

First Citizens Banc Corp
100 East Water Street
Sandusky, Ohio 44870
(419) 625-4121

First Citizens is a financial holding company organized and existing under the laws of the State of Ohio and is a registered financial holding company under the Gramm-Leach-Bliley Act of 1999, as amended. Through its wholly-owned banking subsidiary, The Citizens Banking Company (“Citizens Bank”), First Citizens is primarily engaged in the business of community banking. First Citizens also has three wholly-owned non-bank subsidiaries that provide services related to its primary banking business: (1) SCC Resources, Inc., a data processing company, provides item-processing services for financial institutions, including Citizens Bank, and other non-related entities; (2) First Citizens Insurance Agency, Inc., an insurance agency, allows First Citizens to participate in commission revenue generated through its third party insurance agreement; and (3) Water Street Properties, Inc. holds properties repossessed by First Citizens’ subsidiaries. At June 30, 2007, First Citizens had total consolidated assets of approximately $774.7 million and total shareholders’ equity of approximately $76.2 million.

Futura Banc Corp.
601 Scotia Street
Urbana, Ohio 43078
(937) 653-1100

Futura is a bank holding company which provides, through its affiliated entities, a full complement of community-based financial services. Committed to providing clients with personal attention and professional advice, Futura serves communities through its eight offices located in five counties. Substantially all of Futura’s assets, revenue and income are derived from dividends from its subsidiary Champaign National Bank (“Champaign Bank”), which offers business lending and cash management, personal banking, mortgage and consumer loans as well as trust services. Futura also owns Champaign Investment Company, a registered broker dealer and registered investment advisory firm that offers investment management, investment advisory and brokerage services to its clients. At June 30, 2007, Futura had total consolidated assets of approximately $276.5 million and total shareholders’ equity of approximately $24.6 million.

The merger (page   )

The merger agreement provides for the merger of Futura with and into First Citizens, with First Citizens surviving the merger. Immediately following that merger, Champaign Bank, a wholly-owned banking subsidiary of Futura, will be merged with and into Citizens Bank, a wholly-owned banking subsidiary of First Citizens, with Citizens Bank surviving the merger and continuing as an Ohio state-chartered bank.

The merger agreement is attached to this prospectus/proxy statement as Annex A and is incorporated in this prospectus/proxy statement by reference. You are encouraged to read the merger agreement carefully.

What Futura shareholders will receive in the merger (page   )

Under the terms of the merger agreement, the shareholders of Futura will be entitled to elect to receive, upon consummation of the merger and in exchange for the Futura common shares they own, either (a) cash in the amount of $23.00 for each Futura common share, (b) First Citizens common shares at the exchange rate of 1.1726 First Citizens common shares for each Futura common share, or (c) a combination of cash and First Citizens common shares, subject to the election and allocation procedures set forth in the merger agreement. Subject to adjustment for cash paid in lieu of fractional First Citizens common shares, the elections of the Futura shareholders will be allocated so that 80% of the Futura common shares outstanding at the effective time of the merger will be exchanged for First Citizens common shares and 20% of the outstanding Futura common shares will be exchanged for cash. For purposes of this allocation, shareholders of Futura who exercise dissenters’ rights will be treated as having elected to receive cash consideration for their Futura common shares. In addition, Futura 401(k) shares will not be counted for purposes of this allocation, except that all or a portion of the Futura 401(k) shares will be counted for purposes of satisfying the 20% cash requirement in the event that the cash election is undersubscribed. All Futura 401(k) shares outstanding immediately prior to the merger will be exchanged for cash in the amount of $23.00 per share.

Election procedures (page   )

You may elect to receive, in exchange for your Futura common shares (excluding Futura 401(k) shares), any of the following:

•	all First Citizens common shares;

•	all cash; or

•	cash in exchange for 20% of your Futura common shares and First Citizens common shares in exchange for 80% of your Futura common shares.

However, your election will be subject to the allocation procedures set forth in the merger agreement and described above. If the elections by Futura shareholders do not result in the required ratio of cash and stock consideration, certain procedures for allocating cash and First Citizens common shares will be followed as set forth in the merger agreement. As a result, you cannot be assured of receiving the form of consideration that you elect with respect to all of your Futura common shares, unless you elect to receive cash in exchange for 20% of your Futura common shares and First Citizens common shares in exchange for 80% of your Futura common shares. See “The Merger Agreement — Allocation” beginning on page    of this prospectus/proxy statement.

If you do not make a valid election by the election deadline, you will receive either all cash, all First Citizens common shares or a combination of cash and First Citizens common shares, as determined in accordance with the merger agreement.

Prior to the special meeting of Futura shareholders, you will receive an Election Form with instructions for making your election as to the form of consideration that you wish to receive and for surrendering your Futura share certificates to the exchange agent. The Illinois Stock Transfer Company will serve as the exchange agent for the transaction. The procedures and deadline for making your election will be set forth in the Election Form and are described under the heading “The Merger Agreement — Election procedures” beginning on page    of this prospectus/proxy statement.

Futura stock options and stock appreciation rights (page   )

Under the terms of the merger agreement, each outstanding option to purchase Futura common shares and each outstanding stock appreciation right granted under one of Futura’s equity-based compensation plans, whether or not then vested and exercisable, will be terminated and converted into the right to receive an amount of cash equal to the product of (1) the difference between $23.00, less the exercise price of each such option or stock appreciation right, multiplied by (2) the number of Futura common shares subject to each such option or stock appreciation right.

Futura common shares held in the Futura 401(k) plan (page   )

Under the terms of the merger agreement, all Futura common shares held in the Futura 401(k) Plan immediately prior to the merger will be converted into cash (payable by check), in the amount of $23.00 for each Futura common share. No Futura common shares held in the Futura 401(k) Plan will be converted into First Citizens common shares.

Special meetings of shareholders

First Citizens special meeting (page   )

A special meeting of shareholders of First Citizens will be held at     .m., local time, on          , 2007, at the Cedar Point Center Facility, BGSU Firelands College, Huron, Ohio 44839, for the purpose of considering and voting on the following matters:

•	a proposal to adopt the merger agreement and to approve the transactions contemplated thereby, including the merger of Futura with and into First Citizens and the issuance of common shares of First Citizens to shareholders of Futura in the merger;

•	a proposal to adopt an amendment to the First Citizens Articles of Incorporation to increase the number of authorized common shares, without par value, of First Citizens from 10,000,000 to 20,000,000;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement and to approve the transactions contemplated thereby and/or to approve the amendment to the First Citizens Articles of Incorporation; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The First Citizens Board of Directors is unaware of any other business to be transacted at the special meeting.

You are entitled to vote at the special meeting if you owned First Citizens common shares as of the close of business on          , 2007. As of          , 2007, a total of           First Citizens common shares were eligible to be voted at the First Citizens special meeting.

Futura special meeting (page   )

A special meeting of shareholders of Futura will be held at     .m., local time, on          , 2007, at Urbana Country Club, 4761 East US Hwy 36, Urbana, Ohio 43078, for the purpose of considering and voting on the following matters:

•	a proposal to adopt the merger agreement and to approve the transactions contemplated thereby, including the merger of Futura with and into First Citizens;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement and to approve the transactions contemplated thereby; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Futura Board of Directors is unaware of any other business to be transacted at the special meeting.

You are entitled to vote at the special meeting if you owned Futura common shares as of the close of business on          , 2007. As of          , 2007, a total of 2,617,314 Futura common shares were eligible to be voted at the Futura special meeting.

Required vote

First Citizens shareholders (page   )

The adoption of the merger agreement and the approval of the transactions contemplated thereby will require the affirmative vote of the holders of at least           First Citizens common shares, which is a majority of the First Citizens common shares outstanding and entitled to vote at the First Citizens special meeting. The adoption of the proposed amendment to the First Citizens Articles of Incorporation to increase the number of authorized common shares, without par value, of First Citizens from 10,000,000 to 20,000,000, will also require the affirmative vote of the holders of at least          First Citizens common shares, which is a majority of the First Citizens common shares outstanding and entitled to vote at the First Citizens special meeting. The proposed merger of Futura with and into First Citizens is not contingent upon the adoption of this amendment by the First Citizens shareholders, and the approval or disapproval of this proposal by the First Citizens shareholders will have no effect on the consummation of the merger. The affirmative vote of the holders of a majority of the First Citizens common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting to solicit additional proxies.

A quorum, consisting of the holders of a majority of the outstanding First Citizens common shares, must be present in person or by proxy at the First Citizens special meeting before any action, other than the adjournment of the special meeting, can be taken.

As of          , 2007, directors and executive officers of First Citizens and their respective affiliates beneficially owned an aggregate of           First Citizens common shares (excluding First Citizens common shares underlying unexercised stock options), amounting to     % of the outstanding First Citizens common shares. As of the date of this prospectus/proxy statement, neither Futura nor any of its directors, executive officers or affiliates beneficially owned any First Citizens common shares.

Futura shareholders (page   )

The adoption of the merger agreement and the approval of the transactions contemplated thereby requires the affirmative vote of the holders of at least 1,308,658 Futura common shares, which is a majority of the Futura common shares outstanding and entitled to vote at the Futura special meeting. The affirmative vote of the holders of a majority of the Futura common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting to solicit additional proxies.

A quorum, consisting of the holders of a majority of the outstanding Futura common shares, must be present in person or by proxy at the Futura special meeting before any action, other than the adjournment of the special meeting, can be taken.

As of          , 2007, directors and executive officers of Futura and their respective affiliates beneficially owned an aggregate of 515,561 Futura common shares (excluding Futura common shares underlying unexercised stock options), amounting to approximately 19.7% of the outstanding Futura common shares. All of the directors and certain officers of Futura, who collectively had the power to vote approximately 20.1% of the outstanding Futura common shares as of          , 2007, entered into a voting agreement with First Citizens pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption of the merger agreement. As of the date of this prospectus/proxy statement, neither First Citizens nor any of its directors, executive officers or affiliates beneficially owned any Futura common shares.

Recommendations of the Boards of Directors

First Citizens (page   )

The Board of Directors of First Citizens believes that the merger with Futura is in the best interests of First Citizens and its shareholders. The Board of Directors of First Citizens also believes that the proposed amendment to the First Citizens Articles of Incorporation to increase the number of authorized common shares, without par value, of First Citizens from 10,000,000 to 20,000,000, is in the best interests of First Citizens and its shareholders. Therefore, the Board of Directors recommends that First Citizens shareholders vote (1) “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby, (2) “FOR” the adoption of the proposed amendment to the First Citizens Articles of Incorporation, and (3) “FOR” the proposal to adjourn the special meeting of First Citizens shareholders, if necessary, to solicit additional proxies.

Futura (page   )

The Board of Directors of Futura believes that the merger with First Citizens is in the best interests of the Futura shareholders and recommends that Futura shareholders vote (1) “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby and (2) “FOR” the proposal to adjourn the special meeting of Futura shareholders, if necessary, to solicit additional proxies.

Conditions to the merger (see page   )

The completion of the merger depends upon the satisfaction of a number of conditions set forth in the merger agreement, including the adoption of the merger agreement and the approval of the transactions contemplated thereby by Futura shareholders, the adoption of the merger agreement and the approval of the transactions contemplated thereby by First Citizens shareholders, and the receipt of all necessary governmental and regulatory approvals. First Citizens and Futura have submitted the applications necessary to obtain approval of the merger from the appropriate governmental and regulatory authorities, and these applications are currently pending.

Opinions of financial advisors

First Citizens (see page   )

The First Citizens Board of Directors has received a fairness opinion from its financial advisor, KeyBanc Capital Markets Inc. (“KeyBanc”), stating that, as of the date of the opinion, the consideration to be paid by First Citizens pursuant to the merger agreement is fair, from a financial point of view, to First Citizens. The full text of the fairness opinion, which outlines the matters considered and qualifications and limitations on the review undertaken by KeyBanc in rendering its opinion, is attached as Annex D to this prospectus/proxy statement. We encourage you to read this fairness opinion in its entirety. The KeyBanc opinion is not a recommendation as to how any shareholder of First Citizens should vote with respect to the merger or any other matter.

Futura (see page   )

The Futura Board of Directors has received a fairness opinion from its financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), stating that, as of the date of the opinion, the consideration to be received by the Futura shareholders in the merger is fair, from a financial point of view, to the Futura shareholders. The full text of the fairness opinion, which outlines the matters considered and qualifications and limitations on the review undertaken by KBW in rendering its opinion, is attached as Annex C to this prospectus/proxy statement. We encourage you to read this fairness opinion in its entirety. The KBW opinion is not a recommendation as to how any shareholder of Futura should vote with respect to the merger or any other matter.

First Citizens Board of Directors structure following merger (page   )

In accordance with the terms of the merger agreement, First Citizens has selected current Futura directors Barry W. Boerger, Allen R. Maurice and Richard A. Weidrick to serve on the First Citizens Board of Directors upon completion of the merger. These three Futura directors will be nominated to serve as directors of First Citizens, subject to applicable laws and governance requirements, for the next three annual shareholder meetings. In addition, First Citizens will establish a bank community board to be comprised of all current outside directors of the Futura Board who wish to participate and who have not been appointed to serve on the First Citizens Board. First Citizens has agreed to use its reasonable best efforts to continue to use the

“Champaign Bank” name at all Champaign Bank branches and in the markets serviced by those branches through the end of 2008.

Material federal income tax consequences of the merger (page   )

We intend that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and that, accordingly, for federal income tax purposes (i) no gain or loss will be recognized by First Citizens or Futura as a result of the merger, and (ii) Futura shareholders who receive First Citizens common shares in exchange for Futura common shares in the merger will recognize no gain or loss, other than the gain or loss to be recognized as to cash received either (a) as a result of the election and allocation method, or (b) in lieu of fractional First Citizens common shares. The obligation of First Citizens and Futura to consummate the merger is conditioned on the receipt by First Citizens of an opinion of First Citizens’ counsel, Vorys, Sater, Seymour and Pease LLP, and the receipt by Futura of an opinion of Futura’s counsel, Squire, Sanders & Dempsey L.L.P., each dated as of the effective date of the merger and substantially to the effect that the federal income tax consequences of the merger will be as described above.

Futura shareholders who exercise dissenters’ rights and receive cash for their Futura common shares generally will recognize gain or loss for federal income tax purposes.

Interests of directors and executive officers of Futura (page   )

Some of the directors and executive officers of Futura have interests in the merger that are different from, or in addition to, the interests of Futura shareholders generally. These interests include the right of certain Futura executive officers to receive payments under change in control or separation agreements in connection with the merger and the right of certain Futura directors and executive officers to receive cash in exchange for the termination and conversion of their outstanding options and stock appreciation rights, whether or not vested and exercisable, in connection with the merger. In addition, First Citizens has agreed to indemnify each director and officer of Futura for a period of six years following the merger and to purchase a directors’ and officers’ liability insurance policy covering Futura directors and officers for a period of four years following the merger, in each case subject to certain limitations set forth in the merger agreement. Finally, in accordance with the terms of the merger agreement, First Citizens has selected Barry W. Boerger, Allen R. Maurice and Richard A. Weidrick to serve on the First Citizens Board of Directors upon completion of the merger.

The Futura Board of Directors was aware of these interests and considered them in approving the merger agreement and the merger.

Resale of First Citizens common shares (page   )

First Citizens has registered the First Citizens common shares to be issued to Futura shareholders in the merger with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). No restrictions on the sale or other transfer of the First Citizens common shares issued pursuant to the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of First Citizens common shares issued to any Futura shareholder who may be deemed to be an “affiliate” of Futura for purposes of Rule 145 under the Securities Act.

Termination of the merger agreement (page   )

First Citizens and Futura may mutually agree to terminate the merger agreement and abandon the merger at any time before the merger is effective, whether before or after shareholder approval, if the Board of Directors of each approves the termination by vote of a majority of the members of its entire Board.

Either First Citizens or Futura, acting alone, may terminate the merger agreement and abandon the merger at any time before the merger is effective, whether before or after shareholder approval, in the following circumstances:

•	if any of the required regulatory approvals is denied by final nonappealable action;

•	if there is a material breach by the other party that cannot be or has not been cured within 30 days of notice of the breach;

•	if the merger has not been consummated by December 31, 2007, unless the failure to complete the merger by that date is due to the action or inaction of the party seeking to terminate; or

•	if the requisite vote of Futura shareholders or First Citizens shareholders is not obtained.

Futura may terminate the merger agreement at its option in the event that the market price of First Citizens common shares falls below $16.67 per share during a measuring period prior to the consummation of the merger and First Citizens elects not to distribute to Futura shareholders an additional number of First Citizens common shares necessary in order to increase the share exchange ratio to a specified level. If First Citizens elects not to distribute such shares, the Futura Board of Directors will determine, in the exercise of its fiduciary duties, whether to terminate the merger agreement or to waive its right to terminate and proceed with the merger.

The merger agreement will automatically terminate in either of the following circumstances:

•	if First Citizens does not elect to increase the share exchange ratio if necessary to preserve the status of the merger as a tax-free reorganization; or

•	if Futura or Champaign Bank executes an agreement in respect of, or closes, a business combination with a party other than First Citizens (in which event, Futura is required to pay to First Citizens a termination fee of $2,200,000).

Dissenters’ rights (page   )

Under Ohio law, if, as a shareholder of Futura or First Citizens, you do not vote in favor of the adoption of the merger agreement and you deliver a written demand for payment for the fair cash value of your Futura or First Citizens common shares not later than ten days after the Futura special meeting or the First Citizens special meeting, as appropriate, you will be entitled, if and when the merger is completed, to receive the fair cash value of your Futura common shares or First Citizens common shares. The right to make this demand is known as “dissenters’ rights.” Your right to receive the fair cash value of your Futura common shares or First Citizens common shares, however, is contingent upon your strict compliance with the procedures set forth in Section 1701.85 of the Ohio Revised Code. For additional information regarding your dissenters’ rights, see “Dissenters’ Rights” on page    of this prospectus/proxy statement and the complete text of Section 1701.85 of the Ohio Revised Code attached to this prospectus/proxy statement as Annex B.

Risk Factors

You should carefully consider the risks described below and all other information contained in or incorporated by reference into this prospectus/proxy statement, including the risk factors discussed in “Item 1A Risk Factors” of Part I of First Citizens’ Annual Report on Form 10-K for the year ended December 31, 2006, before making a decision with respect to the proposed merger. Such risk factors, in addition to the factors discussed below, could materially affect First Citizens’ business, financial condition or future results and could result in a decline in the market price of the First Citizens common shares.

Risks Related to the Merger

Futura shareholders cannot be sure of the market value of the First Citizens common shares they receive in the merger due to fluctuations in the market price of the First Citizens common shares prior to and following the merger.

Under the terms of the merger agreement, the shareholders of Futura will be entitled to elect to receive, in exchange for the Futura common shares that they own, either (a) cash in the amount of $23.00 for each Futura common share owned, (b) First Citizens common shares at the exchange ratio of 1.1726 First Citizens common shares for each Futura common share owned, or (c) a combination of cash and First Citizens common shares. Except in one limited circumstance, the share exchange ratio (1.1726 First Citizens common shares for each Futura common share owned) will not be adjusted in the event of an increase or decrease in the market price of First Citizens common shares.

Pursuant to the merger agreement, Futura may, but is not obligated to, terminate the merger agreement and abandon the merger if the average of the closing sale price of the First Citizens common shares on NASDAQ during the 20 trading-day period ending on the fifth trading day prior to the effective date of the merger (the “average First Citizens share price”) is less than $16.67. However, Futura may not terminate the merger agreement if First Citizens then offers to distribute to Futura shareholders an additional number of First Citizens common shares necessary in order to increase the share exchange ratio to equal 85% of the quotient of $23.00 divided by the average First Citizens share price. If the average First Citizens share price is less than $16.67 and if First Citizens elects not to distribute such additional First Citizens common shares, the Futura Board of Directors will determine, in the exercise of its fiduciary duties, whether to terminate the merger agreement or to waive its right to terminate and proceed with the merger. There can be no assurance that the Futura Board of Directors would elect to terminate or not to terminate the merger agreement under such circumstances and, if the merger agreement is not terminated, then the market value of each First Citizens common share received by Futura shareholders may be less than $16.67 per share.

On          , 2007, the last practicable trading day for which information was available prior to the date of this prospectus/proxy statement, the closing sale price for First Citizens common shares was $     . Based on that price and an exchange ratio of 1.1726, the equivalent price of a Futura common share would be $     .

The market price of the First Citizens common shares which Futura shareholders receive in the merger may decrease following the fifth trading day prior to the effective date of the merger, and prior to the closing of the merger. Furthermore, you will not receive your merger consideration until several days after the closing of the merger, and the market price of the First Citizens common shares may decrease during the post-closing period prior to the date that you actually receive your merger consideration. During this period, you will not be able to sell any of the First Citizens common shares that you may be entitled to receive in the merger to avoid losses resulting from any decline in the market price of the First Citizens common shares.

Futura shareholders may receive a form of consideration different from the form of consideration they elect.

Although Futura shareholders will have an opportunity to elect the form of consideration they wish to receive in the merger, their elections will be subject to the allocation procedures set forth in the merger agreement to ensure that, subject to adjustment for cash paid in lieu of fractional First Citizens common shares, 80% of the outstanding Futura common shares will be exchanged for First Citizens common shares

and 20% of the outstanding Futura common shares will be exchanged for cash, subject to certain procedures described on page   .

If a Futura shareholder elects to receive all cash and the available cash is oversubscribed, then the shareholder will receive a portion of the merger consideration in the form of First Citizens common shares. Similarly, if a Futura shareholder elects to receive all First Citizens common shares and the available First Citizens common shares are oversubscribed, then the shareholder will receive a portion of the merger consideration in cash.

First Citizens could experience difficulties in managing its growth and effectively integrating the operations of Futura and its subsidiaries.

The earnings, financial condition and prospects of First Citizens after the merger will depend in part on First Citizens’ ability to integrate successfully the operations of Futura and its subsidiaries and to continue to implement its own business plan. First Citizens may not be able to achieve fully the strategic objectives and operating efficiencies in the merger. The costs or difficulties relating to the integration of Futura and its subsidiaries with the First Citizens organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity. In addition, the markets and industries in which First Citizens and Futura and their respective subsidiaries operate are highly competitive. First Citizens may lose its customers or the customers of Futura and its subsidiaries as a result of the merger. First Citizens may also lose key personnel, either from itself or from Futura and its subsidiaries, as a result of the merger. These factors could contribute to First Citizens not fully achieving the expected benefits from the merger.

The merger agreement limits Futura’s ability to pursue alternatives to the merger with First Citizens, may discourage other acquirers from offering a higher valued transaction to Futura and may, therefore, result in less value for the Futura shareholders.

The merger agreement contains a provision that, subject to certain limited exceptions, prohibits Futura from discussing, negotiating or committing to a competing third-party proposal to acquire Futura or one of its subsidiaries. In addition, if Futura would enter into or complete a transaction with a third-party, Futura may be required to pay a $2.2 million termination fee to First Citizens. These merger agreement provisions could discourage a potential competing acquirer that might have an interest in acquiring Futura, even if it were prepared to pay a higher per share price than proposed in the merger.

The fairness opinions obtained by Futura and First Citizens from their respective financial advisors will not reflect changes in circumstances prior to the merger.

KBW, the financial advisor to Futura, delivered a fairness opinion to the Board of Directors of Futura on June 7, 2007. The KBW fairness opinion states that, as of the date of the opinion, the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the Futura shareholders. KeyBanc Capital Markets Inc., the financial advisor to First Citizens, delivered a fairness opinion to the Board of Directors of First Citizens on June 4, 2007. The KeyBanc fairness opinion states that, as of the date of the opinion, the consideration to be paid by First Citizens pursuant to the merger agreement was fair, from a financial point of view, to First Citizens. The respective fairness opinions do not reflect changes that may occur or may have occurred after the date on which they were delivered, including changes to the operations and prospects of First Citizens or Futura, changes in general market and economic conditions, or other factors. Any such changes, or other factors on which the fairness opinions are based, may alter the relative value of First Citizens and Futura.

The merger may not result in increased liquidity for Futura shareholders because a limited trading market exists for First Citizens’ common shares.

From          , 2007 to          , 2007, the average daily trading volume for First Citizens’ common shares has been           per day. While this volume is greater than the trading in Futura common shares during the same period, the merger may not result in an increase in the trading volume of First Citizens’ common shares. The limited trading market for First Citizens’ common shares may lead to price volatility in excess of that which would occur in a more active trading market. In addition, even if a more active trading market in First Citizens’ common shares develops, such a market may not continue.

Risks Related to First Citizens’ Business

Changing economic conditions and the geographic concentration of our markets may unfavorably impact First Citizens’ financial condition and results of operations.

The operations of First Citizens and Futura are concentrated in twelve (12) counties in the State of Ohio. As a result of this geographic concentration in contiguous markets, First Citizens’ and Futura’s results depend largely upon economic conditions in these market areas. A deterioration in economic conditions in one or more of these markets could result in one or more of the following:

•	an increase in loan delinquencies;

•	an increase in problem assets and foreclosures;

•	a decrease in the demand for our products and services; and

•	a decrease in the value of collateral for loans, especially real estate, in turn reducing customers’ borrowing power, the value of assets associated with problem loans and collateral coverage.

First Citizens may be unable to manage interest rate risks, which could reduce its net interest income.

First Citizens’ results of operations are affected principally by net interest income, which is the difference between interest earned on loans and investments and interest expense paid on deposits and other borrowings. First Citizens cannot predict or control changes in interest rates. Regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Board of Governors of the Federal Reserve System, affect interest income and interest expense. First Citizens has ongoing policies and procedures designed to manage the risks from changes in market interest rates. However, changes in interest rates can still have a material adverse effect on First Citizens’ profitability.

In addition, certain assets and liabilities may react in different degrees to changes in market interest rates. For example, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while interest rates on other types may lag behind. Some of First Citizens’ assets, such as adjustable rate mortgages, have features that restrict changes in their interest rates, including rate caps.

Interest rates are highly sensitive to many factors that are beyond First Citizens’ control. Some of these factors include:

•	inflation;

•	recession;

•	unemployment;

•	money supply;

•	international disorders; and

•	instability in domestic and foreign financial markets.

Changes in interest rates may affect the level of voluntary prepayments on First Citizens’ loans and may also affect the level of financing or refinancing by customers. Although First Citizens pursues an asset-liability management strategy designed to control its risk from changes in market interest rates, changes in interest rates can still have a material adverse effect on its profitability.

Strong competition within First Citizens’ market area may reduce its ability to attract and retain deposits and originate loans.

First Citizens faces competition both in originating loans and in attracting deposits. First Citizens competes for clients by offering excellent service and competitive rates on its loans and deposit products. The type of institutions First Citizens competes with include large regional financial institutions, community banks, thrifts and credit unions operating within First Citizens’ market area. A growing nontraditional source of competition for loan and deposit dollars comes from captive auto finance companies, mortgage banking companies, internet banks, brokerage companies, insurance companies and direct mutual funds. As a result of their size and ability to achieve economies of scale, certain of First Citizens’ competitors offer a broader range of products and services than First Citizens’ offers. In addition, to stay competitive in its markets, First Citizens may need to adjust the interest rates on its products to match the rates offered by its competitors, which could adversely affect its net interest margin. As a result, First Citizens’ profitability depends upon its continued ability to successfully compete in its market areas while achieving its investment objectives.

Forward-Looking Statements

This prospectus/proxy statement contains certain forward-looking statements with respect to the benefits of the merger between First Citizens and Futura and the financial condition, results of operations and business of First Citizens following the consummation of the merger. These forwarding-looking statements are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained or implied by such forward-looking statements for a variety of reasons, including:

•	the businesses of First Citizens and Futura may not be integrated successfully or such integration may take longer to accomplish than expected;

•	expected cost savings and revenue synergies from the merger may not be fully realized;

•	deposit attrition, customer loss or revenue loss following the merger may be greater than expected;

•	competitive pressures in the banking industry may increase significantly;

•	changes may occur in the interest rate environment which may reduce margins;

•	general economic conditions, either nationally or in the areas in which First Citizens and Futura will be doing business, may be less favorable than expected;

•	the nature, timing and extent of governmental regulation and reform; and

•	those factors specifically identified as “Risk Factors” in this prospectus/proxy statement and in the documents incorporated by reference into this prospectus/proxy statement.

Forward-looking statements speak only as of the date on which they are made, and neither First Citizens nor Futura undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to First Citizens or Futura or any person acting on behalf of either of them are qualified in their entirety by the cautionary statements set forth in this prospectus/proxy statement and in the documents incorporated by reference into this prospectus/proxy statement.

Selected Financial Data of First Citizens Banc Corp (Historical)

The following table sets forth selected consolidated historical data of First Citizens for the periods and at the dates indicated. This data has been derived in part from and should be read together with the audited consolidated financial statements and notes thereto incorporated by reference in First Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated herein by reference. Financial data at June 30, 2006 and 2007, and for the six months ended June 30, 2006 and 2007, is derived from unaudited financial data included in First Citizens’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, which is incorporated herein by reference. See “Incorporation by Reference” on page    and “Where You Can Find More Information” on page   . First Citizens believes that the interim financial data reflects all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation of results of operations for those periods and financial position at those dates. The results of operations for the six-month period ended June 30, 2007 are not necessarily indicative of the operating results to be anticipated for the fiscal year ending December 31, 2007.

						As of and for the
						Six Months
	As of and for the Year Ended December 31,					Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands, except per share and ratio data)

Statements of income:
Total interest and dividend income	$36,007	$33,267	$33,836	$42,438	$45,876	$22,488	$24,101
Total interest expense	11,724	8,417	8,163	11,591	15,615	7,068	9,587

Net interest income	24,283	24,850	25,673	30,847	30,261	15,420	14,514
Provision for loan losses	1,178	1,944	1,805	1,123	1,128	540	451

Net interest income after provision for loan losses	23,105	22,906	23,868	29,724	29,133	14,880	14,063
Security gains	8	301	107	(13)	—	—	—
Other noninterest income	6,823	7,423	6,094	7,851	6,670	3,448	3,630

Total noninterest income	6,831	7,724	6,201	7,838	6,670	3,448	3,630
Total noninterest expense	19,893	22,925	23,332	27,929	26,977	13,613	13,155

Income before federal income taxes	10,043	7,705	6,737	9,633	8,826	4,715	4,538
Federal income tax expense	2,916	2,138	1,924	2,974	2,666	1,452	1,309

Net income	$7,127	$5,567	$4,813	$6,659	$6,160	$3,263	$3,229

Per share of common stock:
Basic earnings	$1.48	$1.11	$0.92	$1.15	$1.12	$0.59	$0.59
Diluted earnings	1.48	1.10	0.92	1.15	1.12	0.59	0.59
Dividends	1.30	1.30	1.08	1.12	1.12	0.56	0.58
Book value	14.24	13.73	15.19	15.02	14.53	14.27	14.13
Average common shares outstanding:
Basic	4,811,591	5,033,203	5,211,904	5,804,361	5,520,692	5,572,682	5,442,908
Diluted(1)	4,812,664	5,041,877	5,216,557	5,805,681	5,520,692	5,573,209	5,442,908
Period-end balances:
Loans, net	$415,682	$462,878	$556,188	$514,770	$549,665	$537,496	$579,481
Securities	161,962	116,733	163,451	136,674	119,398	125,546	114,295
Total assets	651,634	636,423	817,510	750,936	748,986	748,149	774,740
Deposits	539,899	510,172	647,045	577,105	564,551	564,031	550,229
Borrowings	36,692	53,529	78,322	81,402	96,754	99,199	138,576
Shareholders’ equity	71,689	69,125	88,213	87,110	79,472	78,055	76,161
Average balances:
Loans, net	$424,947	$439,261	$499,284	$532,620	$530,409	$521,967	$559,286
Securities	138,062	140,418	120,088	150,184	126,645	131,862	116,354
Total assets	638,664	642,300	681,644	780,321	739,571	738,582	752,455
Deposits	533,869	530,801	539,635	609,564	566,584	568,571	554,571
Borrowings	30,983	36,766	68,110	80,056	87,825	84,621	111,198
Shareholders’ equity	69,767	71,192	71,422	86,586	80,182	81,545	77,753

						As of and for the
						Six Months
	As of and for the Year Ended December 31,					Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands, except per share and ratio data)

Selected financial ratios:
Net yield on average interest-earning assets	4.09%	4.21%	4.07%	4.31%	4.49%	4.62%	4.24%
Return on average total assets	1.12%	0.87%	0.71%	0.85%	0.83%	0.87%	0.83%
Return on average shareholders’ equity	10.22%	7.82%	6.74%	7.69%	7.68%	8.00%	8.31%
Average shareholders’ equity as a percent of average total assets	10.92%	11.08%	10.48%	11.10%	10.84%	11.04%	10.33%
Net loan charge-offs as a percent of average total loans	0.27%	0.44%	0.43%	0.66%	0.42%	0.45%	0.13%
Allowance for loan losses as a percent of loans at period-end	1.50%	1.34%	2.06%	1.76%	1.45%	1.57%	1.39%
Shareholders’ equity as a percent of total period-end assets	11.00%	10.86%	10.79%	11.60%	10.61%	10.43%	9.83%

(1)	Prior to 2002, there were no additional potential common shares issuable under stock options.

Selected Financial Data of Futura Banc Corp. (Historical)

The following table sets forth selected consolidated historical data of Futura for the periods and at the dates indicated. This data has been derived in part from and should be read together with Futura’s audited consolidated financial statements and notes thereto included in this prospectus/proxy statement. Financial data at June 30, 2006 and 2007, and for the six months ended June 30, 2006 and 2007, is derived from unaudited financial data. See “Index to Futura Financial Information” on page  . Futura believes that the interim financial data reflects all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation of results of operations for those periods and financial position at those dates. The results of operations for the six-month period ended June 30, 2007 are not necessarily indicative of the operating results to be anticipated for the fiscal year ending December 31, 2007.

						As of and for the
						Six Months
	As of and for the Year Ended December 31,					Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands, except per share and ratio data)

Statements of income:
Total interest income	$16,586	$15,747	$15,666	$16,094	$18,132	$8,813	$9,401
Total interest expense	5,147	4,398	3,801	4,859	6,820	3,023	4,100
Net interest income	11,439	11,349	11,865	11,235	11,312	5,790	5,301
Provision for loan losses	650	579	985	4,740	—	—	598
Net interest income after provision for loan losses	10,789	10,770	10,880	6,495	11,312	5,790	4,703
Total noninterest income	2,377	2,537	2,455	2,503	3,101	1,148	1,155
Total noninterest expense	7,853	8,515	12,974	9,313	10,253	5,030	4,895
Income/(loss) before federal income taxes	5,313	4,792	361	(315)	4,160	1,908	963
Federal income tax expense/(benefit)	1,669	1,466	(30)	(260)	1,260	571	138
Net income/(loss)	$3,644	$3,326	$391	$(55)	$2,900	$1,337	$825
Per share of common stock:
Net income/(loss) — basic	$1.34	$1.23	$0.15	$(0.02)	$1.09	$0.50	$0.31
Net income/(loss) — diluted	1.32	1.19	0.14	(0.02)	1.07	0.49	0.31
Dividends	0.35	0.40	0.40	0.42	0.50	0.22	0.30
Book value	9.23	9.93	9.45	8.87	9.36	9.09	9.34
Average common shares outstanding:
Basic	2,728	2,706	2,692	2,700	2,655	2,663	2,629
Diluted	2,766	2,788	2,763	2,700	2,704	2,716	2,671
Period-end balances:
Loans, net	$222,352	$210,361	$229,892	$203,964	$213,861	$205,629	$212,571
Securities	18,877	23,812	20,971	27,497	30,145	27,318	29,663
Total assets	270,323	270,441	285,699	265,965	269,668	262,840	276,482
Deposits	233,504	230,177	245,261	221,080	228,154	214,445	230,674
Borrowings	9,988	11,663	13,656	19,136	14,503	21,831	19,191
Shareholders’ equity	24,922	26,777	25,281	23,563	24,605	24,232	24,598

Selected Pro Forma Financial Information

The table below sets forth selected pro forma condensed consolidated financial information for First Citizens and Futura as of June 30, 2007, and for the six months ended June 30, 2007 and the year ended December 31, 2006. This information is derived from and should be read in conjunction with the historical financial statements of First Citizens and Futura that are incorporated by reference or appear elsewhere in this prospectus/proxy statement, and with the pro forma condensed consolidated financial statements of First Citizens, which give effect to the merger and which appear in this prospectus/proxy statement under the caption “Pro Forma Financial Information.” The pro forma condensed consolidated financial information has been prepared on the basis of the purchase method of accounting, assuming that 2,455,249 First Citizens common shares will be issued and cash consideration of $14.6 million will be paid in the merger and that no First Citizens or Futura shareholders will perfect dissenters’ rights. This information will vary if any First Citizens or Futura shareholders perfect dissenters’ rights with respect to the parent merger. For a discussion of the purchase method of accounting, see “The Proposed Merger — Accounting treatment” beginning on page    of this prospectus/proxy statement.

Pro Forma Condensed Consolidated Balance Sheet

At June 30,
2007
(In thousands)

Total assets	$1,074,005
Loans	788,564
Deposits	781,901
Borrowings	153,970
Total shareholders’ equity	124,284

Pro Forma Condensed Consolidated Statements of Income

	For the Six Months	For the Year
	Ended 6/30/2007	Ended 12/31/2006
	(In thousands, except	(In thousands, except
	per share data)	per share data)

Net interest income	$19,509	$40,961
Provision for loan losses	1,049	1,128
Non-interest income	4,785	9,771
Non-interest expense	18,500	38,130
Net Income	$3,563	$8,077
Earnings per share
Basic	$0.45	$1.01
Diluted	$0.45	$1.01

Comparative Per Share Data

The following table sets forth for First Citizens common shares and Futura common shares certain historical, pro forma and pro forma-equivalent per share financial information. The information is derived from and should be read together with the respective historical consolidated financial statements of First Citizens and Futura that are incorporated by reference or appear elsewhere in this prospectus/proxy statement. While helpful in illustrating the financial characteristics of the combined company under one set of assumptions, the pro forma data does not reflect certain anticipated costs and benefits of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the merger been consummated at the beginning of the periods presented. The pro forma data gives effect to the merger and is based on numerous assumptions and estimates. The pro forma combined per share data and Futura equivalent per share data are prepared assuming 2,455,249 First Citizens common shares will be issued based on the exchange ratio of 1.1726 and that cash consideration of $14.6 million will be paid. See “The Merger Agreement — Conversion of Futura common shares” on page   .

	At or for the Year	At or for the Six
	Ended December 31,	Months Ended June 30,
	2006	2007

Basic earnings per common share
First Citizens	$1.12	$0.59
Futura	$1.09	$0.31
Consolidated pro forma	$1.01	$0.45
Futura pro forma equivalent(1)	$1.18	$0.53
Diluted earnings per common share
First Citizens	$1.12	$0.59
Futura	$1.07	$0.31
Consolidated pro forma	$1.01	$0.45
Futura pro forma equivalent(1)	$1.18	$0.53
Cash dividends per common share
First Citizens	$1.12	$0.58
Futura	$0.50	$0.30
Consolidated pro forma(2)	$1.12	$0.58
Futura pro forma equivalent(1)	$1.31	$0.68
Book value per common share
First Citizens	$14.53	$14.13
Futura	$9.36	$9.34
Consolidated pro forma	$15.15	$15.84
Futura pro forma equivalent(1)	$17.76	$18.57

(1)	Futura pro forma equivalent amounts for basic earnings per common share, diluted earnings per common share, cash dividends per common share and book value per common share have been computed by multiplying the respective consolidated pro forma amounts by the exchange ratio of 1.1726.

(2)	Consolidated pro forma cash dividends per common share represent the historical cash dividends declared by First Citizens and assumes no changes will occur.

Comparative Share Prices

First Citizens common shares are listed on NASDAQ under the symbol “FCZA.” Futura common shares are traded in the over the counter market under the symbol “FUBK.”

The information presented in the following table reflects the closing sale prices for First Citizens common shares on June 6, 2007, the last trading day preceding our public announcement of the merger, and on          , 2007, the last practicable day for which information was available prior to the date of this prospectus/proxy statement. The table also presents the equivalent price per share of Futura, giving effect to the merger as of such dates. The “Futura Banc Corp. Equivalent Per Share Price” is determined by multiplying the exchange ratio of 1.1726 by the closing sale price of First Citizens common shares on the dates indicated. No assurance can be given as to what the market price of First Citizens common shares will be if and when the merger is consummated.

First Citizens Banc Corp and Futura Banc Corp.
Comparative Market Value

	First Citizens	Futura Banc Corp.
	Common	Equivalent
	Shares	per Share Price

June 6, 2007	$19.60	$22.98
, 2007	$ ____	$ ____

The last trade in Futura’s common shares reported on the OTC Bulletin Board before announcement of the proposed merger occurred on June 6, 2007. On that date and on          , 2007, the latest practicable trading day before the filing of this document, the high, low and closing sales prices for Futura common shares were as follows:

	Futura Common Shares
	Low	High	Closing

June 6, 2007	$15.46	$15.55	$15.46
, 2007

The Special Meeting of Shareholders of First Citizens

Purpose, time and place of the special meeting

This prospectus/proxy statement is being provided to First Citizens shareholders in connection with the solicitation of proxies by the First Citizens Board of Directors for use at the special meeting of shareholders to be held on          , 2007 at     .m., local time, at the Cedar Point Center Facility, BGSU Firelands College, Huron, Ohio 44839, including any adjournments of the special meeting. At the special meeting, the shareholders of First Citizens will be asked to consider and vote upon the following matters:

•	a proposal to adopt the merger agreement and to approve the transactions contemplated thereby, including the merger of Futura with and into First Citizens and the issuance of common shares of First Citizens to shareholders of Futura in the merger;

•	a proposal to adopt an amendment to the First Citizens Articles of Incorporation to increase the number of authorized common shares, without par value, of First Citizens from 10,000,000 to 20,000,000;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement and to approve the transactions contemplated thereby and/or to adopt the proposed amendment to the First Citizens Articles of Incorporation; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Board of Directors of First Citizens is unaware of any other business to be transacted at the special meeting.

The Board of Directors of First Citizens believes that the proposals described above are in the best interests of First Citizens and its shareholders and recommends that First Citizens shareholders vote (1) “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby, (2) “FOR” the adoption of the proposed amendment to the First Citizens Articles of Incorporation, and (3) “FOR” the proposal to adjourn the special meeting of First Citizens shareholders, if necessary, to solicit additional proxies.

Additional information regarding the proposal to adopt an amendment to the First Citizens Articles of Incorporation to increase the number of authorized common shares, without par value, of First Citizens from 10,000,000 to 20,000,000, is set forth under “Proposed Amendment to the First Citizens Articles of Incorporation” beginning on page    of this prospectus/proxy statement. The proposed merger of Futura with and into First Citizens is not contingent upon the adoption of this amendment by the First Citizens shareholders, and the approval or disapproval of this proposal by the First Citizens shareholders will have no effect on the consummation of the merger.

Record date; First Citizens common shares outstanding and entitled to vote

The Board of Directors of First Citizens has fixed the close of business on          , 2007, as the record date for determining the First Citizens shareholders who are entitled to notice of and to vote at the First Citizens special meeting of shareholders. Only holders of First Citizens common shares at the close of business on the record date will be entitled to notice of and to vote at the First Citizens special meeting.

As of the close of business on          , 2007, there were          First Citizens common shares outstanding and entitled to vote at the special meeting. The First Citizens common shares were held of record by approximately           shareholders. Each First Citizens common share entitles the holder to one vote on all matters properly presented at the special meeting.

Votes required; quorum

Under Ohio law and First Citizens’ Articles of Incorporation, the adoption of the merger agreement and the approval of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the First Citizens common shares outstanding and entitled to vote at the First Citizens special meeting. The adoption of the amendment to the First Citizens Articles of Incorporation to increase the number of authorized common shares, without par value, of First Citizens from 10,000,000 to 20,000,000, also requires the affirmative vote of the holders of a majority of the First Citizens common shares outstanding and entitled to vote at the First Citizens special meeting. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of the First Citizens common shares, represented, in person or by proxy, at the special meeting.

As of          , 2007, directors and executive officers of First Citizens and their respective affiliates beneficially owned an aggregate of           First Citizens common shares, excluding outstanding stock options, amounting to     % of the outstanding First Citizens common shares as of the record date. [As of the date of this prospectus/proxy statement, neither Futura nor any of its directors, executive officers or affiliates beneficially owned any First Citizens common shares.]

A quorum, consisting of the holders of a majority of the outstanding First Citizens common shares, must be present in person or by proxy at the First Citizens special meeting before any action, other than the adjournment of the special meeting, can be taken. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present. Brokers who hold First Citizens common shares in “street name” for the beneficial owners cannot vote these First Citizens common shares on the adoption of the merger agreement and the approval of the transactions contemplated thereby without specific instructions from the beneficial owners. An abstention or, if your First Citizens common shares are held in “street name,” your failure to instruct your broker how to vote, will have the same effect as a vote “AGAINST” the adoption of the merger agreement and the approval of the transactions contemplated thereby.

The First Citizens Board of Directors does not expect any matter other than the proposals described in this prospectus/proxy statement to be brought before the First Citizens special meeting. If any other matters are properly brought before the special meeting for consideration, First Citizens common shares represented by properly appointed proxies will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Solicitation and revocation of proxies

A proxy card accompanies each copy of this prospectus/proxy statement mailed to First Citizens shareholders. The proxy card includes instructions for submitting your proxy to vote by mail, through the Internet or by telephone. Your proxy is solicited by the Board of Directors of First Citizens. Whether or not you attend the special meeting, the First Citizens Board of Directors urges you to submit your proxy as soon as possible.

If you are a First Citizens shareholder and your First Citizens common shares are registered directly with First Citizens’ transfer agent, Illinois Stock Transfer Company, you may appoint proxies to vote electronically via the Internet or by using the toll-free telephone number given on the enclosed proxy card. The deadline for transmitting voting instructions electronically via the Internet or by telephone is 11:59 p.m., local time in Sandusky, Ohio, on          , 2007. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by those shareholders

If you return your properly executed proxy card or properly submit your proxy to vote through the Internet or by telephone prior to the special meeting and do not revoke your proxy prior to its use, the First Citizens common shares represented by that proxy will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. The First Citizens common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby, “FOR” the proposal to adopt an amendment to the First Citizens Articles of Incorporation to increase the number of authorized common shares, without par value, of First Citizens from 10,000,000 to 20,000,000, and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the Secretary of First Citizens, at 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870;

•	executing and returning a late-dated proxy card or submitting a later-dated vote through the Internet or by telephone; or

•	attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your First Citizens common shares in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your common shares. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.

First Citizens will bear its own cost of solicitation of proxies on behalf of the First Citizens Board of Directors, except that Futura and First Citizens have agreed to share equally the costs incurred in connection with printing and mailing this prospectus/proxy statement. Proxies will be solicited by mail and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of First Citizens, none of whom will receive additional compensation for their solicitation activities. First Citizens will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of First Citizens common shares not beneficially owned by them, for forwarding this prospectus/proxy statement and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of First Citizens common shares entitled to vote at the special meeting.

The Special Meeting of Shareholders of Futura

Purpose, time and place of the special meeting

This prospectus/proxy statement is being provided to Futura shareholders in connection with the solicitation of proxies by the Futura Board of Directors for use at the special meeting of shareholders to be held on          , 2007 at     .m., local time, at Urbana Country Club, 4761 East US Hwy 36, Urbana, Ohio 43078, including any adjournments of the special meeting. At the special meeting, the shareholders of Futura will be asked to consider and vote upon the following matters:

•	a proposal to adopt the merger agreement and to approve the transactions contemplated thereby, including the merger of Futura with and into First Citizens;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Board of Directors of Futura is unaware of any other business to be transacted at the special meeting.

The Board of Directors of Futura believes that the merger with First Citizens is in the best interests of Futura shareholders and recommends that Futura shareholders vote (1) “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger of Futura with and into First Citizens, and (2) “FOR” the proposal to adjourn the special meeting of Futura shareholders, if necessary, to solicit additional proxies.

Record date; Futura common shares outstanding and entitled to vote

The Board of Directors of Futura has fixed the close of business on          , 2007, as the record date for determining the Futura shareholders who are entitled to notice of and to vote at the Futura special meeting of shareholders. Only holders of Futura common shares at the close of business on the record date will be entitled to notice of and to vote at the Futura special meeting.

As of the close of business on          , 2007, there were 2,617,314 Futura common shares outstanding and entitled to vote at the special meeting. The Futura common shares were held of record by approximately           shareholders. Each Futura common share entitles the holder to one vote on all matters properly presented at the special meeting.

Votes required; quorum

Under Ohio law and Futura’s Amended and Restated Articles of Incorporation, the adoption of the merger agreement and the approval of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the Futura common shares outstanding and entitled to vote at the Futura special meeting. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of the Futura common shares represented, in person or by proxy, at the special meeting.

As of          , 2007, directors and executive officers of Futura and their respective affiliates beneficially owned an aggregate of 515,561 Futura common shares, excluding outstanding stock options, amounting to approximately 19.7% of the outstanding Futura common shares as of the record date. All of the directors and certain executive officers of Futura, who collectively had the power to vote approximately 20.1% of the outstanding Futura common shares as of          , 2007, entered into a voting agreement with First Citizens pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption of the merger agreement. As of the date of this prospectus/proxy statement, neither First Citizens nor any of its directors, executive officers or affiliates beneficially owned any Futura common shares.

A quorum, consisting of the holders of a majority of the outstanding Futura common shares, must be present in person or by proxy at the Futura special meeting before any action, other than the adjournment of the special meeting, can be taken. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present. Brokers who hold Futura common shares in “street name” for the beneficial owners cannot vote these Futura common shares on the adoption of the merger agreement and the approval of the transactions contemplated thereby without specific instructions from the beneficial owners. An abstention or, if your Futura common shares are held in “street name,” your failure to instruct your broker how to vote, will have the same effect as a vote “AGAINST” the adoption of the merger agreement and the approval of the transactions contemplated thereby.

The Futura Board of Directors does not expect any matter other than the adoption of the merger agreement and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the Futura special meeting. If any other matters are properly brought before the special meeting for consideration, Futura common shares represented by properly executed proxy cards will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Solicitation and revocation of proxies

A proxy card accompanies each copy of this prospectus/proxy statement mailed to Futura shareholders. Your proxy is being solicited by the Board of Directors of Futura. Whether or not you attend the special meeting, the Futura Board of Directors urges you to return your properly executed proxy card as soon as possible. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the Futura common shares represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. The Futura common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the Secretary of Futura, at 601 Scioto Street, Urbana, Ohio 43078;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your Futura common shares in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your common shares. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.

Futura will bear its own cost of solicitation of proxies on behalf of the Futura Board of Directors, except that Futura and First Citizens have agreed to share equally the costs incurred in connection with printing and mailing this prospectus/proxy statement. Proxies will be solicited by mail and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of Futura, none of whom will receive additional compensation for their solicitation activities. Futura will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Futura common shares not beneficially owned by them, for forwarding this prospectus/proxy statement and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of Futura common shares entitled to vote at the special meeting.

Dissenters’ Rights

Rights of dissenting First Citizens shareholders

First Citizens shareholders are entitled to certain dissenters’ rights pursuant to Sections 1701.78, 1701.84(B) and 1701.85 of the Ohio Revised Code. Section 1701.85 generally provides that shareholders of First Citizens will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85 and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any First Citizens shareholder who is a record holder of First Citizens common shares on the          , 2007, record date for the First Citizens special meeting and whose shares are not voted in favor of the adoption of the merger agreement may be entitled to be paid the “fair cash value” of such First Citizens common shares after the effective time of the merger. To be entitled to such payment, a shareholder must deliver a written demand for payment to First Citizens on or before the tenth day following the First Citizens special meeting and must otherwise comply with Section 1701.85. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him or her on the First Citizens record date, and the amount claimed as the “fair cash value” of such First Citizens common shares. See the text of Section 1701.85 of the Ohio Revised Code attached as Annex B to this prospectus/proxy statement for specific information on the procedures to be followed in exercising dissenters’ rights.

If First Citizens so requests, dissenting shareholders must submit their share certificates to First Citizens within fifteen days of such request, for endorsement on such certificates by First Citizens that demand for appraisal has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights. Such certificates will be promptly returned to the dissenting shareholders by First Citizens. If First Citizens and any dissenting shareholder cannot agree upon the “fair cash value” of the First Citizens common shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Erie County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s First Citizens common shares. The fair cash value of a First Citizens common share to which a dissenting shareholder is entitled under Section 1701.85 will be determined as of the day prior to the special meeting. The court may appoint one or more appraisers to determine the “fair cash value” and, if the court approves the appraisers’ report, judgment will be entered for the “fair cash value,” and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.

If a First Citizens shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s First Citizens common shares will be suspended until First Citizens purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights pursuant to Section 1701.85 of the Ohio Revised Code may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex B to this prospectus/proxy statement.

Rights of dissenting Futura shareholders

Shareholders of Futura are entitled to certain dissenters’ rights pursuant to Sections 1701.78, 1701.84(A) and 1701.85 of the Ohio Revised Code. Section 1701.85 generally provides that shareholders of Futura will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Futura shareholder who is a record holder of Futura common shares on the          , 2007, record date for the Futura special meeting and whose shares are not voted in favor of the adoption of the merger agreement may be entitled to be paid the “fair cash value” of such Futura common shares after the effective time of the merger. To be entitled to such payment, a shareholder must deliver a written demand for payment to Futura on or before the tenth day following the Futura special meeting and must otherwise comply with Section 1701.85. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him or her on the Futura record date, and the amount claimed as the “fair cash value” of such Futura common shares. See the text of Section 1701.85 of the Ohio Revised Code attached as Annex B to this prospectus/proxy statement for specific information on the procedures to be followed in exercising dissenters’ rights.

If Futura so requests, dissenting shareholders must submit their share certificates to Futura within fifteen days of such request, for endorsement on such certificates by Futura that demand for appraisal has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights. Such certificates will be promptly returned to the dissenting shareholders by Futura. If Futura and any dissenting shareholder cannot agree upon the “fair cash value” of the Futura common shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Champaign County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s Futura common shares. The fair cash value of a Futura common share to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the special meeting. The court may appoint one or more appraisers to determine the “fair cash value” and, if the court approves the appraisers’ report, judgment will be entered for the “fair cash value”, and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.

If a Futura shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s Futura common shares will be suspended until Futura purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights pursuant to Section 1701.85 of the Ohio Revised Code may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex B to this prospectus/proxy statement.

The Proposed Merger

The proposed merger

The merger agreement provides for the merger of Futura with and into First Citizens, with First Citizens surviving the merger. Immediately following that merger, and upon the receipt of the required regulatory approvals, Champaign Bank, a wholly-owned banking subsidiary of Futura, will be merged with and into Citizens Bank, a wholly-owned banking subsidiary of First Citizens, with Citizens Bank surviving the merger and continuing as an Ohio state-chartered bank.

The merger agreement is attached to this prospectus/proxy statement as Annex A and is incorporated in this prospectus/proxy statement by reference. You are encouraged to read the merger agreement carefully, as it is the legal document that governs the merger.

Futura’s background and reasons for the merger

Background of the Merger

One of the ongoing challenges for Futura during the past several years has been providing its shareholders with opportunities for liquidity, particularly given Futura’s size and the fact that its common shares are not publicly traded. Futura’s 150 year history of success means that many of its shareholders have held Futura shares for a generation or more. As the demographics of its shareholder base have shifted, Futura’s liquidity issues have been exacerbated by an aging shareholder base that increasingly wishes to liquidate large blocks of shares to transfer wealth to their descendants.

Futura works with its market makers to pursue investors for its shares. However, the trading volume of Futura’s shares has traditionally been very thin and from time to time Futura shareholders have approached the company to repurchase shares that become available for sale. As a result, Futura has repurchased and retired a significant number of shares over the past few years at a significant cost to Futura.

The Futura Board realized that the company needed to find other ways to address creating liquidity and a market for Futura shares. Given the shareholder base, the Futura Board concluded that there was a strong likelihood that large blocks of shares from estates would continue to become available and that those blocks would put pressure on the existing avenues for liquidity and put downward pressure on the share price. The Futura Board recommended that management closely monitor the situation and work with the market makers to identify investors to purchase Futura common shares as they became available on the market.

The Futura Board also began to consider an affiliation with a larger, publicly-traded company that would benefit Futura shareholders by giving them the opportunity for current liquidity or continued ownership benefits in a larger community-focused bank. In the fall of 2006, Mr. Lamping had several preliminary discussions with management of a multi-state bank about the potential of affiliating with their company. Mr. Lamping updated the Futura Board at the October 2006 meeting on the status of these informal discussions. The Futura Board decided to seek additional input and information regarding the value of Futura and the market conditions for a potential sale or merger.

At the regular quarterly Futura Board meeting on November 21, 2006, representatives of Keefe, Bruyette & Woods, Inc. (“KBW”) were invited to present (1) a financial services market overview, (2) an analysis of Futura’s current franchise value, (3) comparative group analysis with Futura’s peers, and (4) the status of the current merger market. The Futura Board performed a detailed analysis of this information and decided to schedule a meeting on December 18th to discuss the strategic direction of Futura based on KBW’s presentation and the previous Futura Board discussions.

On December 18, 2006, a special meeting of the Futura Board was held. The Futura Board discussed the issues of (1) the existing and continuing concerns about stock liquidity, (2) a decline in the market price, (3) the relatively high valuations paid for community banks in recent merger transactions, (4) the Ohio economy and demographic trends and Futura’s outlook in its various markets, and (5) the challenges that Futura would face in the future. Mr. Lamping updated the Futura Board on his most recent discussions with the multi-state bank. The Futura Board discussed how affiliating with a larger publicly-traded bank could benefit Futura’s shareholders. The Futura Board then discussed three options: staying independent, continuing discussions with the multi-state bank, or pursuing a controlled auction with multiple parties, including the multi-state bank. The Futura Board discussed the effect on Futura’s operations of conducting a controlled auction managed by an investment banking firm. The Futura Board determined that, in order to appropriately assess all of its strategic alternatives and maximize value to Futura’s shareholders, it should engage an investment banking firm to explore and evaluate the potential sale of Futura. The Futura Board also instructed Mr. Lamping to continue his informal discussions with the multi-state bank.

On January 16, 2007, Mr. Lamping updated the members of the Futura Board on his discussions with the multi-state bank and the anticipated timeline for that bank to provide an initial indication of interest. Mr. Lamping also explained the process that an investment bank would follow to market Futura and reported that he was negotiating an engagement letter with KBW.

On January 30, 2007, a special meeting of the Futura Board was held to review and discuss an oral indication of interest from the multi-state bank. The Futura Board discussed the proposed price range and business terms and determined that the offer from the multi-state bank was not attractive enough to preempt Futura’s plans to proceed with a controlled auction. The Futura Board decided to have KBW prepare a marketing package and target this package to selected financial institutions as well as the multi-state bank.

On February 2, 2007, Futura engaged KBW to act as its financial advisor.

On February 20, 2007, the regular Futura quarterly board meeting was held and representatives of KBW were invited guests. The Futura Board reviewed and approved a plan for marketing Futura and discussed due diligence and established key dates for timely completion of the sale process. The Futura Board then reviewed a list prepared by KBW of institutions that might have a strategic interest in a merger or other combination with Futura and identified a list of companies to be contacted by KBW.

On April 10, 2007, a special meeting of the Futura Board was held where representatives of KBW updated the Board on the status of the sale process and explained that 29 companies had been contacted for the purposes of affiliating with Futura. Eighteen of those institutions signed confidentiality agreements and were sent marketing materials. Three institutions submitted non-binding written, initial indications of interest.

KBW gave an overview of the three institutions that submitted non-binding initial indications of interest. The indication of interest submitted by First Citizens proposed a valuation ranging from $23.00 to $25.00 per share with 20% to 30% of that consideration paid in cash. The multi-state bank proposed a valuation of $22.00 to $23.00 per share with 70% paid in stock and 30% paid in cash. The third candidate proposed a price that was less than either of the other two offers. In each case, the indications of interest were subject to the results of due diligence. Following a detailed discussion, the Futura Board decided to invite the two candidates that proposed the highest prices to complete a due diligence analysis of the books and records of Futura. The third candidate was notified by KBW that their offer was not competitive and would not be considered further.

During late April 2007, both candidates performed an extensive due diligence analysis on the books and records of Futura, Champaign Bank and Champaign Investment Company.

The multi-state bank submitted its final indication of interest on May 6, 2007. First Citizens requested and received permission to deliver its final indication of interest to the Futura Board in person.

On May 9, 2007, the Futura Board met at a special meeting, which was attended by representatives of KBW, representatives from First Citizens and its financial advisor. Management of First Citizens presented an overview of their company and gave a brief history of First Citizens’ previous experience with mergers and acquisitions. The financial advisor discussed the methodology First Citizens used to determine its offering price for the Futura common shares. The representatives from First Citizens then communicated the details of First Citizens’ final indication of interest, including a purchase price of $23.00 per share. First Citizens provided its final indication of interest in writing after the meeting. After First Citizens’ representatives and advisors were excused, KBW informed the Futura Board that it had received one other final indication of interest (from the multi-state bank that had previously had discussions with Mr. Lamping) on May 6, 2007. The Futura Board determined that it needed time to review the two offers before making any decision and scheduled a board meeting on May 11, 2007 to conduct a detailed analysis of the offers and determine the appropriate course of action.

On May 11, 2007, a special meeting of the Futura Board was held. Those in attendance included all Futura Board members, representatives from KBW and a representative of Squire, Sanders & Dempsey, Futura’s outside legal counsel. KBW gave an overview of the sale process. KBW then reviewed a summary of the financial terms of each indication of interest. First Citizens proposed a price per share of $23.00 at a fixed exchange rate with up to 20% of the consideration paid in cash. The second candidate proposed a per share price less than $23.00 with a fixed exchange rate with up to 30% of the consideration paid in cash.

KBW then presented a current market overview including current earnings outlooks, monetary policy, funding pressures, and the general merger and acquisition market. Materials prepared by KBW summarized the 2006 and 2007 deals concluded in the Midwest, and compared the pricing of the closed deals to the pricing of the two offers being analyzed.

The Futura Board carefully reviewed each proposal with KBW, specifically focusing on the risks of a fixed exchange rate offer. The Board carefully examined the historic market fluctuations in the stock of each company and the historic financial performance and future prospects of each company. The board also reviewed the current dividend levels of both companies, considering the impact on Futura shareholders that would receive stock. Upon the completion of this review, the Futura Board concluded that each company had a solid performance record and that the market price for the shares of each company had generally tracked the general bank pricing indices.

The KBW representatives were then excused from the meeting.

The representative of Squire, Sanders & Dempsey discussed with the Futura Board of Directors the legal standards applicable to its consideration of the proposed transactions.

Following this discussion, the Futura Board of Directors discussed the following options in detail: (1) continue to operate Futura as a stand-alone entity; (2) merge with First Citizens; or (3) merge with candidate number two. After a detailed discussion of all of the information presented by KBW, the Futura Board unanimously decided to move forward to structure a transaction to sell or merge Futura. After reviewing the two proposals in detail, the Futura Board ultimately decided to proceed with negotiations with First Citizens primarily because the financial terms of its offer were superior to those presented by candidate number two. The Futura Board then authorized management, with the assistance of KBW and Squire, Sanders & Dempsey, to commence negotiations with First Citizens.

The Futura Board of Directors met on May 15, 2007 for a special meeting. As part of this meeting, Mr. Lamping updated the Futura Board on the status of the discussions with First Citizens and reviewed the changes to the business and financial terms that had been agreed to by First Citizens since the May 11, 2007 Futura Board meeting. Mr. Lamping reported that management and Futura’s outside legal counsel would keep the Futura Board fully informed while continuing to move forward as quickly as possible to determine if an acceptable deal could be reached with First Citizens.

During the next few weeks, Futura and First Citizens and their respective representatives negotiated the terms of the merger agreement and related documents. On May 22, 2007, a team representing Futura, including Mr. Lamping, other members of management and outside financial and legal advisors, visited First Citizens’ corporate headquarters in Sandusky to meet with First Citizens’ management and perform due diligence on the books and records of First Citizens. Futura’s due diligence continued up until the date the merger agreement was signed.

The Futura Board of Directors met on June 7, 2007, in a special meeting attended by representatives of KBW and Squire, Sanders & Dempsey to review the terms and conditions of the definitive merger agreement. A copy of the proposed merger agreement and a summary of terms had been provided to the Futura Board members on June 6, 2007 for their review. Representatives of Squire, Sanders & Dempsey reviewed with the Futura Board:

•	the legal standards applicable to its consideration of the proposed transaction,

•	the terms of the proposed merger agreement as well as related matters, including the potential payments that would be made to certain members of Futura management as a result of the transaction, and

•	the shareholder and regulatory approvals that would be required to complete the merger and the likely process and timetable for completing the merger.

KBW then reviewed the financial terms of the proposed merger and presented its financial analysis of the proposed transaction. In connection with the deliberations of the Futura Board of Directors, KBW rendered to Futura’s Board its oral opinion (subsequently confirmed in writing) as described under “The Proposed Merger — Opinion of Futura’s financial advisor” that as of the date of its opinion, the consideration payable to Futura in the merger was fair, from a financial point of view, to the shareholders of Futura.

Following these discussions and the review and discussion among members of the Futura Board of Directors, including in executive session, as well as the factors described under “Futura’s Reasons for the Merger” below, the Futura Board of Directors unanimously determined that the transactions contemplated by the merger agreement are advisable and in the best interests of Futura and its shareholders, and the directors voted unanimously to approve the merger with First Citizens and to approve and adopt the merger agreement and transactions contemplated by the merger agreement.

Futura’s Reasons for the Merger

In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Futura Board of Directors consulted with management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

•	the merger will provide all Futura shareholders with an opportunity for liquidity for all or a portion of their equity investment in Futura;

•	following the merger, Futura shareholders that elect to take First Citizens’ shares as merger consideration should have greater liquidity by holding shares in a larger, publicly-traded company;

•	the historical dividend payments made by First Citizens exceed the dividend payments historically made by Futura to its shareholders;

•	First Citizens and Futura have complementary community banking businesses so that the impact on customers and communities served would be minimized;

•	three current Futura directors will join the Board of Directors of First Citizens upon completion of the transaction;

•	the structure of the merger and the terms of the merger agreement, including the fact that Futura shareholders will receive a significant equity ownership in the combined company;

•	the Board believes that combining the two companies will create a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its position in existing markets;

•	the financial analyses presented by KBW to the Futura Board of Directors, and the opinion dated as of June 7, 2007 delivered to Futura by KBW to the effect that, as of that date, and subject to and based on the qualifications and assumptions set forth in the opinion, the consideration to be received by the holders of common shares of Futura in the merger was fair, from a financial point of view, to such shareholders; and

•	the financial terms of the merger.

The foregoing discussion of the factors considered by the Futura Board of Directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Futura Board of Directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Futura Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors.

Recommendation of the Futura Board of Directors

For the reasons set forth above, the Futura Board of Directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Futura and its shareholders, and unanimously approved and adopted the merger agreement. The Futura Board of Directors unanimously recommends that the Futura shareholders vote “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger of Futura with and into First Citizens.

First Citizen’s background and reasons for the merger

Background of the Merger

On or about March 20, 2007, KBW, financial advisor to Futura, asked whether First Citizens would have an interest in pursuing the possibility of a merger with an institution located west of Columbus, Ohio. Senior management responded in the affirmative, signed a confidentiality agreement on March 21, 2007, and thereafter received a Confidential Offering Memorandum containing substantial information on Futura. The information included historic financial performance; loan and deposit data for each branch; loan delinquency information; allowance for loan loss provisions and charges; statistics for the markets of each branch; and information related to other aspects of Futura’s business. The Confidential Offering Memorandum also set forth a schedule for submitting a written, non-binding indication of interest to KBW to pursue a transaction with Futura. The schedule required the submission of an indication of interest by April 3, 2007.

To analyze the financial impact on First Citizens of a possible Futura merger, First Citizens retained KeyBanc as its financial advisor on March 30, 2007. Based upon a review of the Confidential Offering Memorandum, senior management and KeyBanc concluded that the possible merger with Futura was attractive for a number of reasons, including the potential economies of scale created by the $1 billion asset size of First Citizens following the merger and the attractive locations of Champaign Bank’s branches and office locations. A number of possible merger scenarios were then developed on the basis of whether each scenario would result in an accretion or dilution to the future earnings per share of First Citizens, how each would impact the capital of First Citizens after the merger and the ways in which each would otherwise impact First Citizens’ shareholders.

On April 3, 2007, First Citizens presented to KBW a non-binding indication of interest in which the financial structure and other aspects of a possible business combination with Futura were outlined. The indication provided for a transaction in which Futura would be merged with and into First Citizens and each share of Futura would be converted into the right to receive between $23 and $25 in value, the exact amount of which would be determined after a due diligence review of the books and records of Futura. Such value could consist of a mix of First Citizens common shares and cash.

At a regular meeting of the First Citizens Board on April 17, 2007, the directors reviewed the non-binding indication of interest and discussed the transaction with management at length and in detail. Approving the parameters of the indication, the Board instructed management to continue to pursue the possibility of the Futura transaction and to continue to involve KeyBanc in the process.

After the Futura Board reviewed First Citizens’ indication of interest, KBW invited First Citizens to conduct a due diligence investigation of the books, records, loans, deposits and other aspects of Futura’s business. A team of First Citizens officers subsequently conducted the investigation in late April. Senior management updated the First Citizens Board of Directors regarding its due diligence investigation at a special meeting on May 8, 2007, and submitted a proposed transaction in which each Futura share would be converted into the right to receive $23 in value, payable, at the election of each Futura shareholder, in cash, First Citizens shares or a combination of cash and First Citizens’ shares. KeyBanc then presented a financial analysis of the transaction to the Board and indicated preliminarily that the proposal would be fair to First Citizens’ shareholders from a financial point of view. The directors then authorized management to present the proposed transaction to Futura.

On May 9, 2007, senior management of First Citizens met with the Futura Board to present the proposal, after which First Citizens delivered a non-binding letter of intent dated May 10, 2007, in which the proposal was summarized. On May 11, 2007, Futura indicated that the May 10, 2007, letter of intent provided a sufficient basis for the commencement of the negotiation of a merger agreement. During the next several weeks, First Citizens and Futura and their respective representatives negotiated the terms of such merger agreement and related documents. On June 4, 2007, the First Citizens Board approved the merger agreement and the transactions contemplated thereby after receiving the advice of counsel and the oral opinion of KeyBanc that the merger would be fair to First Citizens’ shareholders from a financial point of view. On June 7, 2007, First Citizens executed the merger agreement and signed a voting agreement with each of the directors of Futura.

First Citizens’ Reasons for the Merger

The First Citizens Board has concluded that the merger is in the best interests of First Citizens’ shareholders. In reaching this determination, the First Citizens Board consulted with management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

(i) The merger will facilitate the natural and logical expansion of First Citizens’ business into the counties of Champaign, Logan, Summit, Franklin and Madison Counties.

(ii) The merger will create a bank holding company with more than $1 billion in assets, a size at which the economies of scale will permit, First Citizens hopes, more profitable competition in an extremely competitive environment.

(iii) Futura’s management philosophies and its long-standing reputation of excellent customer service and community involvement are consistent with First Citizens’ philosophies toward community banking, emphasis on customer service and strong ongoing commitment to each community served.

(iv) Futura’s current products and services are similar to and, in many respects, complement products and services offered by First Citizens and its banking subsidiaries.

(v) The merger will potentially improve the trading market for and increase the liquidity of First Citizens’ common shares due to the additional issuance of First Citizens common shares.

(vi) First Citizens believes that the transaction will increase the earnings per share of First Citizens.

The First Citizens Board considered many different factors in its evaluation and did not believe it was practical to, and did not quantify or otherwise assign relative weights to, the individual factors considered in reaching its determination.

Recommendation of the First Citizens Board of Directors

In view of all the considerations described above, the Board of Directors of First Citizens unanimously concluded that the merger is fair to and in the best interests of the First Citizens shareholders and recommends that First Citizens shareholders vote “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger of Futura with and into First Citizens and issuance of common shares of First Citizens to shareholders of Futura in the merger.

Opinion of First Citizens’ financial advisor

KeyBanc was asked by the board of directors of First Citizens (the “Board”) to render an opinion to the Board as to whether the consideration to be paid by First Citizens pursuant to the merger agreement is fair, from a financial point of view, to First Citizens. On June 4, 2007, KeyBanc delivered to the Board its oral opinion, subsequently confirmed in writing on that date, that, as of the date of its opinion, based upon and subject to the assumptions, limitations and qualifications contained in its opinion, and other matters KeyBanc considers relevant, the consideration to be paid by First Citizens pursuant to the merger agreement is fair, from a financial point of view, to First Citizens.

The full text of the written opinion of KeyBanc is attached to this prospectus/proxy statement as Annex D and incorporated into this prospectus/proxy statement by reference. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at that opinion.

KeyBanc was retained to serve as an advisor to the Board and not as an advisor to or agent of any shareholder of First Citizens. KeyBanc’s opinion was prepared for confidential use by the Board and is directed only to the fairness, from a financial point of view, as of the date of the opinion, of the consideration to be paid by First Citizens pursuant to the merger agreement and does not address First Citizens’ underlying business decision to enter into the merger agreement or any other terms of the merger or the merger agreement. KeyBanc’s opinion does not constitute a recommendation to any First Citizens shareholder as to how such shareholder should vote at any shareholders’ meeting held in connection with the merger.

No restrictions or limitations were imposed by the Board on KeyBanc with respect to the investigations made or the procedures followed by KeyBanc in rendering its opinion.

In rendering its opinion, KeyBanc reviewed, among other things:

•	a draft of the merger agreement, dated as of June 1, 2007;

•	certain publicly available information concerning Futura;

•	certain other internal information, primarily financial in nature, including projections concerning the business and operations of Futura furnished to KeyBanc by Futura’s management;

•	certain publicly available information concerning the trading of, and the trading market for, Futura’s shares;

•	certain publicly available information concerning First Citizens and its financing sources;

•	certain publicly available information with respect to other publicly traded companies that KeyBanc believed to be comparable to Futura and the trading markets for certain of such other companies’ securities; and

•	certain publicly available information concerning the nature and terms of certain other transactions that KeyBanc considered relevant to its inquiry.

KeyBanc also met with certain officers and employees of First Citizens and Futura to discuss the respective business and prospects of First Citizens and Futura, as well as other matters KeyBanc believed were relevant, and considered such other data and information that KeyBanc judged necessary to render its opinion.

You should note that, in rendering its opinion, KeyBanc assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise reviewed by or discussed with KeyBanc or publicly available. KeyBanc also assumed the accuracy of and relied upon the representations and warranties of First Citizens and Futura contained in the merger agreement. KeyBanc was not engaged to, and did not independently attempt to, verify any of such information. KeyBanc also relied upon the management of First Citizens and Futura as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases for those projections) provided to it, and assumed, with the consent of the Board, that those projections, including, among other things, projected cost savings and operating synergies from the merger, were reasonably prepared and reflected the best currently available estimates and judgments of the managements of First Citizens and Futura as to the future financial performance of their respective companies. KeyBanc was not engaged to assess the reasonableness or achievability of those projections or the assumptions on which they were based and expressed no view on those matters. KeyBanc did not conduct a physical inspection or appraisal of any of the assets, properties or facilities of Futura, or of Futura’s liabilities (contingent or otherwise).

KeyBanc understood that the consummation of the merger is subject to, among other things, governmental, regulatory or other consents and approvals, and assumed that all those consents and approvals would be obtained without a material adverse effect on Futura, First Citizens or the merger. KeyBanc expressed no view as to the sufficiency of its opinion for purposes of obtaining those approvals or for any other regulatory or statutory purpose. KeyBanc expressed no opinion as to the decision of the Board to proceed with the merger or as to any other potential transaction in which First Citizens might engage in lieu of, or in addition to, the merger.

KeyBanc was not asked to, nor did it, render any opinion as to the material terms of the merger agreement or the form of the merger transaction. KeyBanc, with the consent of the Board, assumed that the final executed form of the merger agreement would not differ in any material respect from the draft that KeyBanc examined in rendering its opinion, and that the conditions to the merger as set forth in the merger agreement would be satisfied and that the merger would be completed on a timely basis in the manner contemplated by the merger agreement. KeyBanc expressed no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger, as set forth in the merger agreement, to be consummated.

KeyBanc’s opinion is based on economic and market conditions and other circumstances existing on, and information made available, as of the date of its opinion and does not address any matters after such date. Although subsequent developments may affect its opinion, KeyBanc does not have the obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the analyses performed by KeyBanc in connection with its opinion. This summary is not intended to be an exhaustive description of the analyses performed by KeyBanc but includes all material factors considered by KeyBanc in rendering its opinion. KeyBanc drew no specific conclusions from any individual analysis, but subjectively factored its observations from all of these analyses into its qualitative assessment of the merger consideration.

Each analysis performed by KeyBanc is a common methodology utilized in determining valuations. Although other valuation techniques may exist, KeyBanc believes that the analyses described below, when taken as a whole, provided the most appropriate analyses for KeyBanc to arrive at its opinion.

Precedent Transaction Analyses

KeyBanc reviewed approximately 900 transactions involving acquisitions of banks and thrifts announced between January 1, 1991 and May 30, 2007 for which transaction data was publicly available. Within this group, KeyBanc focused on approximately 580 transactions involving acquisitions of banks announced between January 1, 2004 and December 31, 2006, and on the approximately 200 transactions announced in 2006. As additional reference points in its valuation analyses, KeyBanc separately analyzed certain subsets of the above transactions, such as those in Ohio, those in the Midwest region (defined as Ohio, Indiana and Michigan) and those with transaction values less than $100 million.

KeyBanc performed three primary analyses of the selected comparable transactions based on publicly available information, including information obtained from online databases offered by SNL Financial LC. These analyses determined the following financial multiples and premiums, to the extent available, for each of the selected comparable transactions:

•	the transaction price as a multiple of tangible book value of the target bank or thrift;

•	the premium of the transaction price over tangible book value in relation to the core deposits (total deposits minus all certificates of deposit in excess of $100,000) of the target bank or thrift; and

•	the transaction price as a multiple of earnings of the target company during the latest twelve months, or LTM, immediately preceding announcement of the transaction.

KeyBanc next calculated the medians of these multiples and premiums for the selected comparable transactions involving banks announced in 2006, as well as for the Midwest subset of those transactions. KeyBanc then estimated ranges of comparable Futura multiples and premiums based on those medians and other quantitative and qualitative considerations, and, using those ranges, calculated ranges of implied equity values per Futura common share in the merger. The following table summarizes the results of these selected comparable transactions analyses:

	2006		2006			Implied Equity
	National Median		Midwest Median		Estimated Range	Value per Share

Price/Tangible Book Value	2.33	x	2.42	x	2.3x - 2.7x(1)	$21.75 -$25.50
Core Deposit Premium	19.1%		21.3%		17.0% - 23.0%(2)	$21.00 - $25.00
Price/LTM Earnings(3)	23.6	x	23.6	x	21.0x - 25.0x(4)	$22.25 - $26.50

(1)	Multiple of Futura tangible book value per share of $9.44 as of March 31, 2006.

(2)	Premium to Futura core deposits as of March 31, 2007.

(3)	Excludes acquisitions with transaction values of $100 million and above.

(4)	Multiple of Futura 2006 earnings per share of $1.06.

KeyBanc noted that the merger consideration of $23.00 per Futura share falls within the per-share price ranges calculated based on the comparable transactions.

No transaction utilized in the precedent transaction analyses is identical to the merger. In evaluating the transactions, KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either First Citizens or Futura.

Conclusion

The summary set forth above describes the principal analyses performed by KeyBanc in connection with its opinion delivered to the Board on June 4, 2007. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the analyses underlying the opinion are not readily susceptible to summary description. Each of the analyses conducted by KeyBanc was carried out in order to provide a different perspective on the merger and add to the total mix of information available. KeyBanc did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, KeyBanc considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. Except as indicated above, KeyBanc did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, KeyBanc believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, KeyBanc made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by KeyBanc are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

Miscellaneous

KeyBanc has also acted as financial advisor to the Board in connection with the merger and, pursuant to the terms of an engagement letter dated March 30, 2007, the Board agreed to cause First Citizens to pay KeyBanc a fee for such services, a significant portion of which is contingent upon the consummation of the merger, and a fee for rendering its opinion to the Board that is customary in transactions of this nature, which fee will be credited against any fee earned by KeyBanc for its role as financial advisor to First Citizens in connection with the merger. The Board also agreed to cause First Citizens to reimburse KeyBanc for its reasonable out-of-pocket expenses under certain circumstances, and to indemnify KeyBanc and related persons against liabilities in connection with its engagements. The terms of the fee arrangement with KeyBanc were negotiated at arm’s-length between the Board and KeyBanc.

In the ordinary course of business, KeyBanc may actively trade the securities of First Citizens for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

Opinion of Futura’s financial advisor

On February 2, 2007, KBW was retained by Futura to evaluate Futura’s strategic alternatives and to evaluate any specific proposals that might be received regarding an acquisition of Futura. KBW, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. The Futura Board of Directors selected KBW on the basis of the firm’s reputation and its experience and expertise in transactions similar to the merger.

Pursuant to its engagement, KBW was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to shareholders of Futura. KBW delivered its opinion to the Futura Board that, as of June 7, 2007, the merger consideration is fair, from a financial point of view, to the shareholders of Futura. No limitations were imposed by the Futura Board upon KBW with respect to the investigations made or procedures followed by it in rendering its opinion. KBW has consented to the inclusion herein of the summary of its opinion to the Futura Board and to the reference to the entire opinion attached hereto as Annex C.

The full text of the opinion of KBW, which is attached as Annex C to this prospectus/proxy statement, sets forth certain assumptions made, matters considered and limitations on the review undertaken by KBW, and should be read in its entirety. The summary of the opinion of KBW set forth in this prospectus/proxy statement is qualified in its entirety by reference to the opinion.

In connection with this opinion KBW reviewed certain financial and other business data supplied to it by Futura, including (i) the Agreement and Plan of Merger, (ii) Proxy Statement dated March 16, 2007, (iii) Annual Reports for the years ended December 31, 2006, 2005 and 2004, and (iv) other information it deemed relevant. KBW also discussed with senior management and directors of Futura, the current position and prospective outlook for Futura. KBW reviewed financial and stock market data of other banks and the financial and structural terms of several other recent transactions involving mergers and acquisitions of banks or proposed changes of control of comparably situated companies.

Analysis of Recent Comparable Acquisition Transactions

In rendering its opinion, KBW analyzed certain comparable merger and acquisition transactions of both pending and completed bank deals, comparing the acquisition price relative to tangible book value, last twelve months earnings, and premium to core deposits. All comparative metrics were as of each respective deal’s announcement date. The analysis included a comparison of the minimum, median and maximum of the above ratios for pending and completed acquisitions where the seller was a bank and pricing metrics were available, based on the following three criteria:

(i) Deal was announced on or after January 1, 2006,

(ii) Deal value was between $20 Million and $80 Million, and

(iii) Target was headquartered in Ohio, Kentucky, Indiana or Michigan.

The selected comparable transactions that the three criteria produced include the following:

Acquiror	Target

Southern Michigan Bancorp Inc.	FNB Financial Corporation
Citizens National Corp.	Kentucky NB of Pikeville
Firstbank Corp.	ICNB Financial Corp.
Bank of Kentucky Finl Corp.	F.N.B. Bancorporation Inc.
LNB Bancorp Inc.	Morgan Bancorp Inc.
Old National Bancorp	St. Joseph Capital Corp.
Dearborn Bancorp Inc.	Fidelity Fncl. Corp. of MI
Citizens First Corp.	Kentucky Banking Centers
Farmers Capital Bank Corp.	Citizens National Bcshrs Inc.
Community Bank Shares of IN	Bancshares Inc.

KBW derived the minimum, median and maximum pricing metrics of the three aforementioned criteria as stated below:

	Price to			Core
	Tangible	LTM		Deposit
	Book	Earnings		Premium

Minimum	166.2%	16.8	x	9.8%
Median	225.9%	21.1	x	17.5%
Maximum	276.8%	28.6	x	29.9%
Consideration: $23.00 per share	247.9%	20.2	x	20.7%

KBW viewed the three aforementioned criteria as the most appropriate in deriving a comparable transaction value based on the transaction’s size and market area. KBW viewed the fact that the combined criteria produced a comparable group with ten transactions, as being significant for the purposes of comparison. KBW viewed the three resulting metrics (price to tangible book value, price to last twelve months earnings and core deposit premium) from the comparable group on a minimum, median and maximum basis, as the three key metrics used to evaluate the fairness, from a financial point of view, of the transaction.

Given that the value of the consideration to be paid in the merger, as of the date of the opinion, exceeds the median for two of the metrics, and is reasonably close to the median on the remaining metric, KBW believes that this analysis supports the fairness, from a financial point of view, to Futura and its shareholders of the consideration to be paid in the merger.

Discounted Cash Flow Analysis

KBW performed a discounted cash flow analysis to estimate a range of intrinsic values per Futura common share. This range was determined by adding (1) the present value, which is a representation of the current value of a sum that is to be received some time in the future, of the estimated future cash flows that Futura could generate over the next five years and (2) the present value of a terminal value, which is a representation of the current value of an entity at a specified time in the future. The terminal value was determined by applying a range of price to earnings multiples based on similar publicly traded institutions.

The discounted cash flow analysis based on a trading multiple applied a range of year five terminal value multiples of 14.0x to 17.0x based on a midpoint price to last twelve months earnings multiple of 15.2x. The midpoint terminal multiple was based on the median price to last twelve months earnings multiple for Midwest banks with assets between $250 million and $300 million. The discount rate applied to the projected cash flows and calculated terminal value ranged from 10.0% to 14.0%. Based on the foregoing criteria and assumptions, KBW determined that the stand-alone present value of the Futura common shares ranged from $15.38 to $20.81 per share, with a midpoint price of $17.50.

Given that the value of the consideration on a per share basis to be paid in the merger, as of the date of the opinion, exceeds the intrinsic value range derived from the discounted cash flow analysis, KBW believes that this analysis supports the fairness, from a financial point of view, to Futura and its shareholders of the consideration to be paid in the merger.

The intrinsic values of Futura derived using discounted cash flow analysis do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings estimates, terminal values, and discount rates.

Based on the above analyses KBW concluded that the consideration paid in the merger, was fair, from a financial point of view, to shareholders of Futura. This summary does not purport to be a complete description of the analysis performed by KBW and should not be construed independently of the other information considered by KBW in rendering its opinion. Selecting portions of KBW’s analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors, could create an incomplete or potentially misleading view of the evaluation process.

In rendering its opinion, KBW assumed and relied upon the accuracy and completeness of the financial information provided to it by Futura and First Citizens. In its review, with the consent of the Futura Board of Directors, KBW did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of Futura or First Citizens.

The fairness opinion of KBW is limited to the fairness as of its date, from a financial point of view, of the consideration to be paid in the merger and does not address the underlying business decision to effect the merger (or alternatives thereto) nor does it constitute a recommendation to any shareholder of Futura as to how such shareholder should vote with respect to the proposal to adopt the merger agreement.

Furthermore, KBW expresses no opinion as to the price or trading range at which shares of the pro forma entity will trade following the consummation of the merger.

KBW is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

In preparing its analysis, KBW made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of KBW and Futura. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

KBW will receive a fee of 0.95% of the closing deal value, as set forth in the Engagement Letter dated February 2, 2007, for services rendered in connection with advising and issuing a fairness opinion regarding the merger. As of the date of the prospectus/proxy statement, KBW has received $75,000 of such fee, the remainder of the fee is due upon the close of the transaction.

Regulatory approvals required

First Citizens and Futura have submitted applications to the Board of Governors of the Federal Reserve System and the Ohio Division of Financial Institutions to obtain their approval of the transactions contemplated by the merger agreement, including the proposed merger of Futura and First Citizens and the subsequent merger of Champaign Bank and Citizens Bank. These regulatory applications are currently pending.

We anticipate that the necessary regulatory approvals will be obtained. However, there can be no assurance that any one or more of the required regulatory approvals will be obtained, that the approvals will be received on a timely basis or that the approvals will not impose conditions or requirements that would so materially reduce the economic or business benefits of the merger that, had such conditions or requirements been known, either First Citizens or Futura would not have entered into the merger agreement. The merger may not be consummated for up to 30 days after approval by the Board of Governors of the Federal Reserve Board, during which time the United States Department of Justice may bring an action challenging the merger on antitrust grounds.

Interests of Futura directors and executive officers in the merger

Some of the directors and executive officers of Futura have interests in the merger as described below that are different from, or in addition to, the interests of Futura shareholders generally. The Futura Board of Directors was aware of these interests and considered them in approving the merger agreement and the merger.

Cash-out of options and stock appreciation rights

Under the terms of the merger agreement, each outstanding option to purchase Futura common shares and each outstanding stock appreciation right granted under one of Futura’s equity-based compensation plans, whether or not then vested and exercisable, will be terminated and converted into the right to receive an amount of cash equal to the product of (1) the difference between $23.00, less the exercise price of each such option or stock appreciation right, multiplied by (2) the number of Futura common shares subject to each such option or stock appreciation right. The 10 directors and executive officers of Futura, as a group, hold outstanding options to purchase 192,455 Futura common shares with a weighted average exercise price of $14.35 per share, and stock appreciation rights with respect to 30,999 common shares with a weighted average exercise price of $15.23 per share. A total of 6,600 of these options and 5,400 of these stock appreciation rights are not presently vested or exercisable.

Change in control and separation agreements

Futura’s chief executive officer and chief financial officer have change in control agreements with Futura. Certain payments will be required under these agreements if the CEO or CFO voluntarily terminates his employment or is terminated by First Citizens within twelve months of completion of the merger. As of the date of this prospectus/proxy statement, neither the CEO nor the CFO of Futura have been offered continued employment arrangements with First Citizens, and it is anticipated that their employment will terminate shortly after the merger is completed. If the CEO is terminated, he will receive a lump sum payment of thirty (30) months of his base salary as in effect at the time of termination as well as COBRA health insurance payments for a certain period of time. If the CFO is terminated, he will receive a lump sum payment of twenty four (24) months of his base salary as in effect at the time of termination as well as COBRA health insurance payments for a certain period of time.

Two other officers, the chief lending officer and the vice president, business banker, may receive payments in accordance with their separation agreements if they resign their employment or if they are terminated within six months following the merger. If such officers leave the employment of First Citizens during that time period, First Citizens will pay the officer a severance pay in the amount of twelve (12) months of the base salary in effect at the time of termination of employment.

First Citizens Board membership

In accordance with the terms of the merger agreement, First Citizens has selected current Futura directors Barry W. Boerger, Allen R. Maurice and Richard A. Weidrick to serve on the First Citizens Board of Directors upon completion of the merger. First Citizens has further agreed to nominate and recommend those directors for election to the First Citizens Board of Directors at the three annual meetings of shareholders following the merger (subject to certain conditions and limitations). Upon completion of the merger, First Citizens will also establish and maintain for up to three years a bank community board to be comprised of all current outside directors on the Futura Board who wish to participate and who have not been appointed to serve on the First Citizens Board. See “The Merger Agreement — First Citizens Board of Directors structure following the merger” beginning on page    of this prospectus/proxy statement.

Indemnification and directors’ and officers’ liability insurance

For a period of six years following the merger and subject to compliance with applicable state and federal laws, First Citizens will indemnify each person who served as a director or officer of Futura before the completion of the merger to the fullest extent permitted under Futura’s governing documents and Ohio law from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person served as an officer or director of Futura. First Citizens will also purchase a directors’ and officers’ liability insurance policy to be effective for four years following the merger, on terms no less advantageous than those contained in Futura’s existing policy, subject to certain limitations.

Material federal income tax consequences

General

The obligation of First Citizens and Futura to consummate the merger is conditioned on the receipt by First Citizens of an opinion of First Citizens’ counsel, Vorys, Sater, Seymour and Pease LLP, and the receipt by Futura of an opinion of Futura’s counsel, Squire, Sanders & Dempsey L.L.P., each dated as of the effective date of the merger and substantially to the effect that the federal income tax consequences of the merger will be as described below. The opinions are based on the Internal Revenue Code, the applicable Treasury Department regulations (the “Treasury Regulations”), judicial authorities, and current administrative rulings and practices as in effect on the date of the opinions, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Opinions of counsel are not binding upon the Internal Revenue Service (“IRS”) or the courts, either of which could take a contrary position. No rulings have been, or will be, sought from the IRS in connection with the merger. The opinions of counsel to First Citizens and Futura will rely on certain assumptions that customarily are made with respect to transactions of this kind, and on certain representations and covenants, including those contained in officers’ certificates of First Citizens and Futura, which representations and covenants counsel to First Citizens and Futura will assume to be true, correct, and complete. If any such assumption, representation or covenant is inaccurate, the opinions could be adversely affected. In addition, the opinions will assume that any Futura shareholder that has asserted, as of the effective time of the merger, dissenters’ rights will receive, pursuant to statutory procedures, an amount per share of dissenting Futura common shares that does not exceed $23.00 (which is the cash consideration per share payable pursuant to the merger). The opinion of Vorys, Sater, Seymour and Pease LLP set forth as an exhibit to the registration statement of which this prospectus/proxy statement is a part, as well as the assumptions, representations, and covenants described above, support the following discussion of the anticipated material federal income tax consequences of the merger to First Citizens, Futura and the Futura shareholders.

This description of anticipated material federal income tax consequences of the merger assumes that the merger will be consummated in accordance with the terms and provisions of the merger agreement. This description does not address, among other matters, the tax consequences to a Futura shareholder who holds Futura common shares other than as a capital asset for federal income tax purposes. The description also does not address all of the tax consequences that may be relevant to Futura shareholders in light of their particular tax circumstances, including, without limitation, shareholders that are: (i) persons who hold Futura common shares as part of a straddle, hedge, conversion, or other risk-reduction transaction; (ii) broker-dealers; (iii) persons who have a functional currency other than the U.S. dollar; (iv) tax-exempt entities; (v) foreign persons; (vi) insurance companies; (vii) financial institutions; (viii) persons that acquired Futura common shares pursuant to the exercise of employee stock options or otherwise as compensation; (ix) persons who receive First Citizens common shares other than in exchange for Futura common shares; (x) retirement plans; or (xi) pass-through entities and investors in those entities. In addition, this description does not address the tax consequences to the holders of options to acquire Futura common shares. Furthermore, the discussion does not address any alternative minimum tax or any foreign, state, or local tax consequences of the merger. Futura shareholders with special particular tax circumstances or who are subject to special tax treatment are strongly urged to consult with their tax advisors regarding their individual tax consequences.

Reorganization treatment

The merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and First Citizens and Futura each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.

Tax consequences to First Citizens and Futura

No Gain or Loss.  No gain or loss will be recognized by First Citizens or Futura as a result of the merger.

Tax Basis.  The tax basis of the assets of Futura in the hands of First Citizens will be the same as the tax basis of such assets in the hands of Futura immediately prior to the merger.

Holding Period.  The holding period of the assets of Futura to be received by First Citizens will include the period during which such assets were held by Futura.

Tax consequences to Futura shareholders who receive only cash

A Futura shareholder who receives only cash in exchange for such shareholder’s Futura common shares (as a result of such shareholder’s dissent to the merger or election to receive the cash consideration for all of such shareholder’s Futura common shares) will recognize gain or loss as if such shareholder had received such cash as a distribution in redemption of such shareholder’s Futura common shares, subject to the provisions and limitations of Section 302 of the Internal Revenue Code. The gain or loss will be long-term capital gain or loss if the Futura common shares surrendered in the merger were held as capital assets for a period exceeding one year as of the time of the exchange.

Tax consequences to Futura shareholders who receive only First Citizens common shares, except for cash in lieu of fractional shares

A Futura shareholder who receives only First Citizens common shares in exchange for such shareholder’s Futura common shares (not including any cash received in lieu of fractional First Citizens common shares) will not recognize any gain or loss on the receipt of such First Citizens common shares.

Tax consequences to Futura shareholders who receive a combination of cash (other than cash in lieu of fractional shares) and First Citizens common shares

A Futura shareholder who receives a combination of cash (other than cash in lieu of fractional shares) and First Citizens common shares in exchange for Futura common shares will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional First Citizens common shares). For this purpose, a Futura shareholder generally must calculate gain or loss separately for each identifiable block of Futura common shares exchanged by the shareholder in the merger, and a loss realized on one block of Futura common shares may not be used by the shareholder to offset a gain realized on another block of its Futura common shares. Shareholders should consult their tax advisors regarding the manner in which cash and First Citizens common shares should be allocated among their Futura common shares and the specific federal income tax consequences thereof.

For purposes of determining the character of the gain recognized on account of the cash received by a Futura shareholder, such Futura shareholder will be treated as having received only First Citizens common shares in exchange for such shareholder’s Futura common shares, and as having immediately redeemed a portion of such First Citizens common shares for the cash received (excluding cash received in lieu of fractional First Citizens common shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Internal Revenue Code (to the extent of such shareholder’s ratable share of the undistributed earnings and profits of Futura), the gain will be capital gain if the Futura common shares are held by such shareholder as a capital asset at the time of the merger.

Cash in lieu of fractional shares

A Futura shareholder who receives cash in lieu of a fractional First Citizens common share will recognize gain or loss as if such fractional First Citizens common share were distributed as part of the merger and then redeemed by First Citizens, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

Tax basis

The aggregate tax basis of the First Citizens common shares received by a Futura shareholder in the merger (including fractional shares, if any, deemed to be issued and redeemed by First Citizens) generally will be equal to the aggregate tax basis of the Futura common shares surrendered in the merger, reduced by the amount of cash received by the shareholder in the merger (other than cash in lieu of fractional shares), and increased by the amount of gain recognized by the shareholder in the merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional shares).

Holding period

The holding period of the First Citizens common shares received by a Futura shareholder will include the holding period of the Futura common shares surrendered in exchange for the First Citizens common shares in the merger, provided that the Futura common shares were held as a capital asset at the time of the merger.

Reporting requirements

A Futura shareholder owning at least one percent (by vote or value) of the total outstanding Futura common shares, immediately before the merger, is required to file a statement with the shareholder’s U.S. federal income tax return setting forth the tax basis in the Futura common shares exchanged in the merger, the fair market value of the First Citizens common shares and the amount of any cash received in the merger. In addition, all Futura shareholders will be required to retain permanent records relating to the amount, basis, and fair market value of all property transferred in the merger, and relevant facts regarding any liabilities assumed or extinguished as part of the merger.

Backup withholding

Under certain circumstances, cash payments made to a Futura shareholder pursuant to the merger may be subject to backup withholding at a rate of 28%. There is no withholding for a shareholder who provides the exchange agent with such shareholder’s correct U.S. federal taxpayer identification number and who certifies that no loss of exemption from backup withholding has occurred on IRS Form W-9 or its substitute. Certain categories of Futura shareholders, such as corporations and some foreign individuals, are not subject to backup withholding. In order for a foreign individual to qualify as an exempt recipient, such individual generally must provide the exchange agent with a completed IRS Form W-8BEN or its substitute. Any amounts withheld from a Futura shareholder under the backup withholding rules are not an additional tax. Rather, any such amounts will be allowed as a credit or refund against such shareholder’s U.S. federal income tax liability provided that the shareholder furnishes to the IRS all required information.

The discussion of material federal income tax consequences of the merger is included in this prospectus/proxy statement for general information only. Each Futura shareholder should consult his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the merger, including the application and effect of state, local, and foreign income and other tax laws.

Accounting treatment

The merger will be accounted for as a purchase in accordance with accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the tangible and identifiable intangible assets and liabilities of Futura will be recorded at estimated fair values at the time the merger is consummated, and the excess of the estimated fair value of First Citizens common shares issued and the cash proceeds plus the direct costs of the acquisition over the net tangible and identifiable intangible assets will be recorded as goodwill. The adjustments necessary to record tangible and identifiable intangible assets and liabilities at fair value will be amortized to income and expensed over the estimated remaining lives of the related assets and liabilities. Remaining goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged to expense at the time of impairment.

The pro forma results of applying the purchase method of accounting are shown in the unaudited pro forma financial information appearing elsewhere in this prospectus/proxy statement. See “Pro Forma Financial Information” beginning on page    of this prospectus/proxy statement.

Stock exchange listing

First Citizens common shares to be issued to Futura shareholders in the merger will be authorized for listing on NASDAQ under the symbol “FCZA.”

Resale of First Citizens common shares

No restrictions on the sale or other transfer of the First Citizens common shares issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of First Citizens common shares issued to any Futura shareholder who may be deemed to be an “affiliate” of Futura for purposes of Rule 145 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding Futura common shares.

Futura affiliates may resell the First Citizens common shares they receive in the merger only (i) in compliance with Rule 145 or another applicable exemption from the registration requirements under the Securities Act or (ii) pursuant to an effective registration statement under the Securities Act covering their First Citizens common shares. Rule 145, as currently in effect, restricts the manner in which affiliates may resell shares and also restricts the number of shares that affiliates, and others with whom they might act in concert, may sell within any three-month period. The merger agreement required Futura to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of Futura to execute and deliver, on or before the date of mailing of this prospectus/proxy statement, an agreement stating that the affiliate will not sell, transfer, or otherwise dispose of any First Citizens common shares acquired in the merger except in compliance with the Securities Act and the rules and regulations under the Securities Act.

Dividends

The merger agreement generally restricts the payment of dividends to Futura shareholders to the extent the timing of the closing of the merger would result in First Citizens shareholders receiving a Futura dividend and a First Citizens dividend for the same period. Pursuant to the terms of the merger agreement, Futura is not permitted, without the prior written consent of First Citizens, to make, declare, pay or set aside for payment any dividend to Futura shareholders except for (a) the payment of the previously declared cash dividend on Futura common shares in an amount equal to $.15 per share for the quarter ended June 30, 2007, (b) the declaration and payment of a cash dividend on Futura common shares in an amount equal to $.15 per share with a record date and a payment date in the quarter ended September 30, 2007, and (c) the declaration and payment of a cash dividend on Futura common shares in an amount not to exceed $.17 per share with a record date and a payment date in November or December 2007. If the closing occurs before any of these declaration and payment dates for Futura dividends, then Futura shareholders will not be entitled to a Futura dividend for the relevant period but may be entitled to receive a First Citizens dividend for such period on the First Citizens common shares received in the merger.

Employee matters

The merger agreement provides that employees of Futura who become employees of First Citizens or one of its subsidiaries as a result of the merger will, as determined by First Citizens, participate in either Futura’s employee benefit plans (for so long as First Citizens determines necessary or appropriate) or in the employee benefit plans sponsored by First Citizens for First Citizens’ employees. Employees of Futura will receive credit for their years of service with Futura for participation and vesting purposes under the applicable First Citizens employee benefit plans, including credit for years of service and for seniority under vacation and sick pay plans and programs. In addition, to the extent employees of Futura participate in the First Citizens group health plan, First Citizens will waive all restrictions and limitations for pre-existing conditions under the First Citizens group health plan.

If, within 120 days after the effective date of the merger, an employee of Futura (other than an employee who has a written agreement with Futura or any of its subsidiaries which provides for severance benefits) is either terminated by First Citizens other than for “cause,” or voluntarily terminates because of a material diminution in the employee’s base compensation or because the geographic location at which the employee must perform his or her services is changed by more than 25 miles from the primary location at which the employee performs services at the effective time of the merger, then the terminated employee will be entitled to receive from First Citizens (a) up to a maximum of 26 weeks of severance pay based upon a formula of two weeks’ pay for each year of service and (b) payment of COBRA premiums for the period that the terminated employee receives his or her severance benefits.

Proposed Amendment to the First Citizens Articles of Incorporation to Increase
the Number of Authorized First Citizens Common Shares

Article FOURTH of the First Citizens Articles of Incorporation of the Company currently authorizes 10,000,000 common shares, without par value. As of the date of this prospectus/proxy statement,           First Citizens common shares were issued and outstanding,           First Citizens common shares were held as treasury shares, and           First Citizens common shares were subject to outstanding options. An additional           First Citizens common shares are expected to be issued to shareholders of Futura in connection with the merger.

The First Citizens Board of Directors has unanimously adopted a resolution authorizing and approving an amendment to Article FOURTH of the First Citizens Articles of Incorporation to increase the number of authorized shares of First Citizens to 20,000,000 common shares, without par value. The First Citizens Board believes that the increase in the number of authorized common shares from 10,000,000 to 20,000,000 will provide First Citizens with additional flexibility to issue additional common shares to meet future business and financial needs and is, therefore, in the best interests of shareholders. The additional common shares may be used for various purposes, including the following:

•	share distributions and dividends;

•	acquisitions and mergers;

•	public offerings and other capital raising transactions;

•	stock-based employee benefit plans; and

•	other proper business purposes.

The proposed increase in the number of authorized First Citizens common shares would enable First Citizens to issue additional authorized common shares as such needs arise without further shareholder approval, except to the extent otherwise required by the Ohio General Corporation Law, state and federal securities laws, or the rules of any securities exchange on which the Company’s common shares are then listed. There are no present plans to issue any of the additional common shares to be authorized by the proposed amendment to Article FOURTH, nor are there any pending negotiations, agreements or understandings with any third party which would involve the issuance of any of the additional common shares. The First Citizens Board does not intend to issue any of the additional common shares except on terms which the First Citizens Board deems to be in the best interests of First Citizens and its shareholders.

The additional common shares to be authorized by the proposed amendment to Article FOURTH of the First Citizens Articles of Incorporation will have rights identical to the current issued and outstanding First Citizens common shares. Adoption of the proposed amendment and issuance of the additional First Citizens common shares will not affect the rights of the holders of issued and outstanding First Citizens common shares, except for effects incidental to increasing the number of common shares outstanding.

The proposed increase in the number of authorized First Citizens common shares could be deemed to have an anti-takeover effect by discouraging an attempt by a third party to acquire control of First Citizens because First Citizens could issue the additional authorized common shares in an effort to dilute the common share ownership of the person seeking to obtain control or increase the voting power of persons who would support the First Citizens in opposing the takeover attempt. The proposal to increase the number of authorized First Citizens common shares is not in response to any effort of which the First Citizens Board is aware to obtain control of First Citizens.

The First Citizens Board recommends that the shareholders of First Citizens vote for the adoption of the proposed amendment to Article FOURTH of the First Citizens Articles of Incorporation to increase the number of authorized common shares from 10,000,000 to 20,000,000. Accordingly, the shareholders of First Citizens will be asked to adopt the following resolution at the First Citizens special meeting:

RESOLVED, that Article FOURTH of the Articles of Incorporation of First Citizens Banc Corp be, and it hereby is, amended to read as follows:

FOURTH, the number of authorized shares of the corporation shall be 20,000,000, all of which shall be common shares, without par value.

If the proposed amendment to Article FOURTH is adopted by the shareholders of First Citizens at the First Citizens special meeting, the amendment will become effective upon the filing of a Certificate of Amendment to the Articles of Incorporation of First Citizens with the Ohio Secretary of State. Such filing is expected to be accomplished as promptly as practicable following the First Citizens special meeting.

The proposed merger of Futura with and into First Citizens is not contingent upon the adoption of this amendment by the First Citizens shareholders, and the approval or disapproval of this proposal by the First Citizens shareholders will have no effect on the consummation of the merger.

Adoption of the proposed amendment to Article FOURTH of the First Citizens Articles of Incorporation requires the affirmative vote of the holders of a majority of the outstanding First Citizens common shares entitled to vote at the First Citizens special meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” adoption of the proposed amendment. Unless otherwise indicated, the persons named in the enclosed proxy card will vote the First Citizens common shares represented by all proxies received prior to the special meeting and not properly revoked, excluding broker non-votes, “FOR” the adoption of the proposed amendment.

Adjournment of the Special Meeting

Adjournment of the First Citizens Special Meeting

In the event there are not sufficient votes to adopt the merger agreement and to approve the transactions contemplated thereby at the time of the First Citizens special meeting, the First Citizens shareholders cannot adopt the merger agreement and approve the transactions contemplated thereby unless the First Citizens special meeting is adjourned to a later date or dates in order to permit the solicitation of additional proxies. Similarly, in the event there are not sufficient votes to adopt the proposed amendment to the Articles of Incorporation of First Citizens to increase the number of authorized common shares, without par value, of First Citizens from 10,000,000 to 20,000,000, the First Citizens shareholders cannot adopt the proposed amendment to the Articles of Incorporation unless the First Citizens special meeting is adjourned to a later date or dates in order to permit the solicitation of additional proxies. Pursuant to Ohio law, no notice of an adjourned meeting need be given if the time and place to which the meeting is adjourned are fixed and announced at the meeting.

In order to permit proxies that have been received by First Citizens at the time of the First Citizens special meeting to be voted for an adjournment, if necessary, First Citizens has submitted the proposal to adjourn the special meeting to the First Citizens shareholders as a separate matter for their consideration. The proposal to adjourn the special meeting must be approved by the holders of a majority of the First Citizens common shares present, in person or by proxy, at the special meeting.

The Board of Directors of First Citizens recommends that you vote “FOR” the proposal to adjourn the special meeting.

Adjournment of the Futura Special Meeting

In the event there are not sufficient votes to adopt the merger agreement and to approve the transactions contemplated thereby at the time of the Futura special meeting, the Futura shareholders cannot adopt the merger agreement and approve the transactions contemplated thereby unless the special meeting is adjourned to a later date or dates in order to permit the solicitation of additional proxies. Pursuant to the provisions of Futura’s Code of Regulations and Ohio law, no notice of an adjourned meeting need be given if the time and place to which the meeting is adjourned are fixed and announced at the meeting.

In order to permit proxies that have been received by Futura at the time of the Futura special meeting to be voted for an adjournment, if necessary, Futura has submitted the proposal to adjourn the special meeting to the Futura shareholders as a separate matter for their consideration. The proposal to adjourn the special meeting must be approved by the holders of a majority of the Futura common shares present, in person or by proxy, at the special meeting.

The Board of Directors of Futura recommends that you vote “FOR” the proposal to adjourn the special meeting.

The Merger Agreement

The following is a description of the material terms of the merger agreement. A complete copy of the merger agreement is attached as Annex A to this prospectus/proxy statement and is incorporated into this prospectus/proxy statement by reference. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

The merger agreement contains representations and warranties of Futura and First Citizens. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the merger agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by the company to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The merger

Pursuant to the terms and subject to the conditions of the merger agreement, Futura will merge with and into First Citizens, with First Citizens surviving the merger and continuing as an Ohio corporation and a registered financial holding company. Immediately following that merger, Champaign Bank, a wholly-owned banking subsidiary of Futura, will be merged with and into Citizens Bank, a wholly-owned banking subsidiary of First Citizens, with Citizens Bank surviving the merger and continuing as an Ohio state-chartered bank.

First Citizens has agreed to use its reasonable best efforts to continue to use the name “Champaign Bank” at the Champaign Bank branches and in the markets serviced by those branches through the end of 2008.

Effective time

We will cause the effective date of the merger of Futura with and into First Citizens to occur as soon as practicable after the last of the conditions set forth in the merger agreement has been satisfied or waived. Unless we otherwise agree in writing, the effective date of the merger will not be after December 31, 2007, or after the date on which any regulatory approval (or any extension thereof) expires. The merger will become effective upon the filing of a Certificate of Merger with the Ohio Secretary of State, or at a later time that we agree to in writing and specify in the Certificate of Merger.

We currently anticipate closing the transactions contemplated by the merger agreement and filing the Certificate of Merger with the Ohio Secretary of State on or before          , 2007.

Conversion of Futura common shares

At the effective time of the merger, each issued and outstanding Futura common share, excluding any Futura common shares, if any, held by First Citizens or by Futura as treasury shares and any Futura common shares, if any, as to which the holders have properly exercised dissenters’ rights, will be converted into the right to receive either (a) 1.1726 common shares of First Citizens, (b) cash in the amount of $23.00, or (c) a combination of common shares of First Citizens and cash, all subject to the election and allocation procedures set forth in the merger agreement.

First Citizens will not issue fractional First Citizens common shares, or certificates or scrip representing First Citizens common shares in the merger. Instead, First Citizens will pay to each holder of Futura common shares who would otherwise be entitled to a fractional First Citizens common share (after taking into account all Futura share certificates surrendered by such holder) an amount in cash, without interest, determined by multiplying the fractional First Citizens common share to which the holder would be entitled by $23.00.

At the effective time of the merger, the Futura common shares will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of Futura common shares will cease to be, and will have no rights as, shareholders of Futura, other than to receive the merger consideration pursuant to the terms and conditions of the merger agreement (and dissenters’ rights under Section 1701.85 of the Ohio Revised Code in the case of Futura common shares as to which a holder has properly exercised dissenters’ rights).

Election procedures

Election.  Each Futura shareholder will have the right to elect to receive for the Futura common shares (excluding any Futura 401(k) shares) held, either (a) all cash, (b) all First Citizens common shares, or (c) a combination of cash and First Citizens common shares.

•	All Cash Election. A Futura shareholder who elects to receive all cash will receive an amount equal to $23.00 for each Futura common share owned, subject to the allocation procedures described in the following section.

•	All Stock Election. A Futura shareholder who elects to receive all First Citizens common shares will receive 1.1726 First Citizens common shares for each Futura common share owned, subject to the payment of cash in lieu of the issuance of fractional First Citizens common shares, subject to the allocation procedures described in the following section.

•	Mixed Election. A Futura shareholder who elects to receive a combination of cash and First Citizens common shares will receive (a) cash, in an amount equal to $23.00 per share, for 20% of the Futura common shares owned and (b) First Citizens common shares, at the exchange ratio of 1.1726 First Citizens common shares for each Futura common share owned, for 80% of the Futura common shares owned, subject to the payment of cash in lieu of the issuance of fractional First Citizens common shares.

•	No Election. Futura shareholders who do not make a valid election as to the form of consideration they wish to receive in the merger will receive, in exchange for their Futura common shares, either all cash, all First Citizens common shares, or any combination of cash and First Citizens common shares, as determined by First Citizens or the exchange agent, subject to the payment of cash in lieu of the issuance of fractional First Citizens common shares. First Citizens or the exchange agent will allocate the merger consideration (i.e., cash and First Citizens common shares) among all non-electing Futura shareholders in a manner that will (a) achieve the overall ratio of 80% of Futura common shares converted into First Citizens common shares and 20% of Futura common shares converted into cash and (b) satisfy the elections made be the Futura shareholders to the greatest extent possible subject to such overall ratio.

Election Form.  Prior to the special meeting of Futura shareholders, an Election Form and other appropriate transmittal materials will be mailed to each Futura shareholder. The Election Form will allow each Futura shareholder to elect to receive all cash, all First Citizens common shares, a combination of cash and First Citizens common shares, or to indicate that the shareholder makes no election. Futura shareholders who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions included with the Election Form and transmittal materials.

The deadline for submitting an Election Form will be the fifth day prior to the effective time of the merger. An election will be considered to have been validly made by a Futura shareholder only if the exchange agent receives, prior to the election deadline, an Election Form properly completed and executed by the shareholder, accompanied by a certificate or certificates representing the Futura common shares as to which the election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Futura, or containing an appropriate guaranty of delivery from a member of a national securities exchange, a member of the NASD, or a commercial bank or trust company in the United States.

Any Futura shareholder may, at any time prior to the election deadline, revoke his or her election and either (a) submit a new Election Form in accordance with the procedures described above or (b) withdraw the Election Form and Futura share certificates deposited with the exchange agent by providing written notice that is received by the exchange agent by 5:00 p.m., Eastern Standard Time, on the business day prior to the election deadline. All elections will be deemed to be revoked if the merger agreement is terminated in accordance with its terms.

Futura shareholders should not surrender their Futura share certificates until they receive the Election Form and transmittal materials from the exchange agent.

Futura 401(k) Shares.  All Futura common shares held in Futura’s 401(k) plan will be converted into and exchanged for cash in the amount of $23.00 per share, and none of the Futura 401(k) shares will be converted into First Citizens common shares. In the event that the cash election is undersubscribed, the Futura 401(k) shares will be counted toward the 20% cash allocation.

Because the federal income tax consequences of receiving all First Citizens common shares, all cash, or a mixture of First Citizens common shares and cash will differ, Futura shareholders are urged to read carefully the information set forth under the heading “The Merger — Material federal income tax consequences” and to consult their own tax advisors for a full understanding of the merger’s tax consequences to them.

Allocation

Subject to adjustment for cash paid in lieu of fractional First Citizens common shares, the merger agreement requires that the aggregate consideration for the merger be a mixture of First Citizens common shares and cash, with (a) 80% of the Futura common shares outstanding at the effective time of the merger (excluding Futura 401(k) shares) being exchanged for First Citizens common shares and 20% of the Futura common shares outstanding at the effective time of the merger (excluding Futura 401(k) shares) being exchanged for cash, and (b) 100% of the Futura 401(k) shares outstanding at the effective time of the merger being exchanged for cash. For purposes of these allocations, all cash amounts paid in connection with the termination of outstanding Futura stock options and stock appreciation rights are excluded, and Futura shareholders who exercise dissenters’ rights will be treated as having elected to receive all cash for their Futura common shares.

If the elections by Futura shareholders do not result in the required ratio of cash and stock consideration, the allocation procedures described below will be used to allocate the available cash and First Citizens common shares among the Futura shareholders to preserve the required ratio of cash and stock consideration.

Reduction of Futura Common Shares Deposited for Cash.  If, at the election deadline and after allocation of the “No Election” shares as described above, more than 20% of the total number of outstanding Futura common shares (excluding Futura 401(k) shares) have been deposited for cash pursuant to the All Cash Election or the Mixed Election or have perfected dissenters’ rights, then the exchange agent will reallocate on a pro rata basis a certain number of Futura common shares deposited for cash pursuant to the All Cash Election so that only 20% of the total number of outstanding Futura common shares (excluding Futura 401(k) shares) will be exchanged for cash. Futura shareholders who have made the Mixed Election will not be subject to any required reallocation. All common shares that are eliminated from the shares deposited for cash pursuant to the All Cash Election will be converted into First Citizens common shares.

Increase of Futura Common Shares Deposited for Cash.  If, at the election deadline and after allocation of the “No Election” shares as described above, less than 20% of the total number of outstanding Futura common shares (excluding Futura 401(k) shares) have been deposited for cash pursuant to the All Cash Election or the Mixed Election or have perfected dissenters’ rights, then the exchange agent will add to the shares deposited for cash such number of Futura 401(k) shares required to reach the 20% cash requirement. If the Futura 401(k) shares are not sufficient to reach the 20% cash requirement, then the exchange agent will reallocate on a pro rata basis a certain number of Futura common shares deposited for First Citizens common shares pursuant to the All Stock Election so that 20% of the total number of outstanding Futura common shares (excluding 401(k) shares) will be exchanged for cash. Futura shareholders who have made the Mixed Election will not be subject to any required reallocation. All common shares that are eliminated from the shares deposited for First Citizens common shares pursuant to the All Stock Election will be converted into cash.

Surrender of certificates

As promptly as practicable after the effective time of the merger and upon the surrender of a Futura share certificate to the exchange agent for cancellation, First Citizens will cause new certificates representing the First Citizens common shares into which a shareholder’s Futura common shares were converted in the merger, and/or any check in respect of cash to be paid as part of the merger consideration and in respect of any fractional share interests or dividends or distributions which such shareholder is entitled to receive, to be delivered to the shareholder. No interest will be paid on any cash to be paid in exchange for Futura common shares or in respect of dividends or distributions which any shareholder is entitled to receive under the terms of the merger agreement.

Until surrendered, each Futura share certificate will be deemed after the effective time of the merger to represent only the right to receive, upon surrender of such certificate, a First Citizens share certificate and/or a check in an amount equal to the sum of the cash to be paid to the holder as part of the merger consideration, any cash to be paid in lieu of any fractional First Citizens common shares to which the holder is entitled under the terms of the merger agreement and any cash to be paid in respect of any dividends or distributions to which the holder may be entitled with respect to his or her First Citizens common shares (in each case, without interest).

A Futura shareholder will not be entitled to receive payment of any dividends or distributions with respect to First Citizens common shares with a record date occurring on or after the effective time of the merger until the shareholder has followed the procedures described above for surrendering his or her Futura share certificates. After a Futura shareholder has properly surrendered his or her Futura share certificates in exchange for First Citizens common shares, the shareholder will be entitled to receive any dividends or distributions on the First Citizens common shares with a record date occurring on or after the effective time of the merger. No interest will be paid on such dividends or distributions.

If any Futura share certificate has been lost, wrongfully taken, or destroyed, the transmittal materials received from the exchange agent will explain the steps that the Futura shareholder must take. Those steps may include providing the exchange agent or First Citizens with:

•	evidence to the reasonable satisfaction of First Citizens that the Futura share certificate has been lost, wrongfully taken, or destroyed;

•	a bond in an amount reasonably requested by First Citizens or the exchange agent as indemnity against any claim that may be made against First Citizens and/or the exchange agent with respect to the Futura share certificate; and

•	evidence to the reasonable satisfaction of First Citizens that the person was the owner of the Futura common shares represented by the Futura share certificate claimed to be lost, wrongfully taken or destroyed and that such person is the person who would be entitled to present such certificate for exchange pursuant to the merger agreement.

Futura stock options and stock appreciation rights

Under the terms of the merger agreement, each outstanding option to purchase Futura common shares (that is not exercised prior to the election deadline specified in the merger agreement) granted under one of Futura’s equity-based compensation plans, whether or not then vested and exercisable, will be terminated and converted into the right to receive an amount of cash equal to the product of (1) the difference between $23.00 less the exercise price of each such option multiplied by (2) the number of Futura common shares subject to each such option.

Under the terms of the merger agreement, immediately prior to the effective time of the merger, each outstanding and unexercised stock appreciation right granted pursuant to one of Futura’s equity-based compensation plans, whether or not then vested or exercisable, will be terminated and converted into the right to receive an amount of cash equal to the product of (1) the difference between $23.00, less the exercise price of such stock appreciation right, multiplied by (2) the number of Futura common shares subject to such stock appreciation right.

First Citizens Board of Directors structure following the merger

Pursuant to the terms of the merger agreement, the Board of Directors of First Citizens, or an appropriate committee of the Board, will select three members of Futura’s current Board of Directors to become members of the First Citizens Board of Directors. Upon completion of the merger, the First Citizens Board will take the necessary actions to appoint those three former Futura directors to serve on the Board of First Citizens until First Citizens’ next annual shareholder meeting. For the three annual shareholder meetings following the merger, First Citizens will, subject to compliance with applicable fiduciary duties and law and First Citizens’ governance documents (and in the absence of unethical behavior or other cause for removal on the part of the director), nominate and recommend the three former Futura directors for reelection. However, if the number of directors serving on the First Citizens Board is reduced during that time period, the number of former Futura directors appointed in accordance with the merger agreement may be reduced but must continue to represent at least 20% of the total members of the First Citizens Board.

Upon completion of the merger, First Citizens will also establish a bank community board to be comprised of all current outside directors on the Futura Board who wish to participate and who have not been appointed to serve on the First Citizens Board. This bank community board may remain in place for up to three years. First Citizens has also agreed to use its reasonable best efforts to continue to use the “Champaign Bank” name at all Champaign Bank branches and in the markets serviced by those branches through the end of 2008.

Indemnification and directors’ and officers’ liability insurance

For a period of six years following the merger and subject to compliance with applicable state and federal laws, First Citizens will indemnify each person who served as a director or officer of Futura before the merger to the fullest extent permitted under Futura’s governing documents and Ohio law from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person served as an officer or director of Futura. First Citizens will also purchase a directors’ and officers’ liability insurance policy to be effective for four years following the merger, on terms no less advantageous than those contained in Futura’s existing policy, subject to certain limitations.

Conditions to consummation of the merger

Conditions of First Citizens and Futura.  The respective obligations of First Citizens and Futura to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must be duly adopted by the requisite vote of the shareholders of Futura and the shareholders of First Citizens;

•	we must have received all required regulatory approvals and all applicable statutory waiting periods must have expired or been terminated, and no regulatory approval or statute, rule or order may contain any conditions, restrictions or requirements (i) that the First Citizens Board of Directors reasonably determines would, either before or after the effective time of the merger, have a material adverse effect on First Citizens and its subsidiaries taken as a whole after giving effect to the consummation of the merger or (ii) that are not customary or usual for approvals of such type and that the First Citizens Board of Directors reasonably determines would be, either before or after the effective time of the merger, unduly burdensome;

•	there must not be any temporary, preliminary or permanent injunction or other order, statute, rule, regulation, judgment, decree, or other legal restraint issued by or imposed by any court or any other governmental authority, prohibiting consummation of the merger transactions;

•	the registration statement filed with the Securities and Exchange Commission in connection with the issuance of the First Citizens common shares in the merger must be effective with no stop order or similar restraining order suspending such effectiveness initiated or threatened by the Securities and Exchange Commission;

•	all permits and other authorizations under state securities laws necessary to consummate the merger and to issue the First Citizens common shares in the merger must be in full force and effect; and

•	the First Citizens common shares to be issued in the merger must have been approved for listing on NASDAQ, subject to official notice of issuance.

Conditions of Futura.  Futura will not be required to complete the merger unless the following conditions are satisfied or waived:

•	the representations and warranties of First Citizens contained in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger (or if any representation or warranty speaks as of a specific date, as of that date), and Futura must have received a certificate, dated as of the effective date, signed on behalf of First Citizens by its chief executive officer and chief financial officer to such effect;

•	First Citizens must have performed in all material respects all of its obligations under the merger agreement which are required to be performed prior to the effective time of the merger, and Futura must have received a certificate, dated as of the effective date, signed on behalf of First Citizens by its chief executive officer and chief financial officer to such effect;

•	Futura’s legal counsel must have delivered a written opinion to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and no gain or loss will be recognized by Futura shareholders who receive First Citizens common shares in the merger;

•	First Citizens must purchase a policy of directors’ and officers’ liability insurance to be effective for a period of four years from the effective time of the merger, on terms no less advantageous than those contained in Futura’s existing officers’ and directors’ liability insurance policy (subject to certain limitations), which policy will reimburse present and former officers and directors of Futura with respect to claims arising from facts or events which occurred before the merger;

•	First Citizens must deliver the aggregate merger consideration to the exchange agent on or before the effective time of the merger, and the exchange agent must provide Futura with a certificate evidencing such delivery; and

•	there shall not have occurred any material adverse effect with respect to First Citizens, or any change, condition, event or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a material adverse effect on First Citizens, between the date of the merger agreement and the effective time of the merger.

Conditions of First Citizens.  First Citizens will not be required to consummate the merger unless the following conditions are also satisfied or waived:

•	the representations and warranties of Futura contained in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger (or if any representation or warranty speaks as of a specific date, as of that date), and First Citizens must have received a certificate, dated as of the effective date, signed on behalf of Futura by its chief executive officer and chief financial officer to such effect;

•	Futura must have performed in all material respects all of its obligations under the merger agreement which are required to be performed prior to the effective time of the merger, and First Citizens must have received a certificate, dated as of the closing date, signed on behalf of Futura by its chief executive officer and chief financial officer to such effect;

•	First Citizens must receive from (i) each holder of an outstanding option to purchase Futura common shares and (ii) each holder of an outstanding stock appreciation right granted pursuant to Futura’s equity-based plans an executed and legally binding agreement pursuant to which each such option or stock appreciate right is cancelled and terminated;

•	Futura must use its reasonably best efforts to cause each person who may be deemed to be an “affiliate” of Futura (as defined in Rule 145 under the Securities Act) to execute and deliver to Futura, on or before the date of mailing of this prospectus/proxy statement, an affiliate agreement, and Futura must deliver such agreements to First Citizens;

•	Futura must have obtained all material third-party consents required in connection with the merger;

•	the holders of not more than 10% of the outstanding Futura common shares have perfected dissenters’ rights under Section 1701.85 of the Ohio Revised Code in connection with the merger transactions;

•	First Citizens must receive a statement executed on behalf of Futura, dated as of the effective date, certifying that the Futura common shares do not represent United States real property interests within the meaning of the Internal Revenue Code and the Treasury Department regulations promulgated thereunder;

•	First Citizens’ legal counsel must have delivered a written opinion to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and no gain or loss will be recognized by Futura shareholders who receive First Citizens common shares in the merger; and

•	there shall not have occurred any material adverse effect with respect to Futura, or any change, condition, event or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a material adverse effect on Futura, between the date of the merger agreement and the effective time of the merger.

First Citizens or Futura could waive some of the conditions listed above, unless the waiver is prohibited by law.

Representations and warranties

First Citizens and Futura have each made representations and warranties in the merger agreement relating to:

•	corporate organization, qualification and good standing;

•	capitalization;

•	subsidiaries;

•	corporate power and authority to execute, deliver and perform the merger agreement;

•	enforceability of the merger agreement;

•	regulatory filings;

•	accuracy of financial statements and reports filed with the Securities and Exchange Commission;

•	legal proceedings;

•	regulatory matters;

•	compliance with laws;

•	broker’s and finder’s fees;

•	taxes;

•	books and records;

•	accuracy and completeness of representations and warranties; and

•	absence of certain material adverse changes or events.

In addition, Futura has made representations and warranties in the merger agreement relating to:

•	material contracts;

•	employee benefit plans;

•	labor matters;

•	takeover laws;

•	environmental matters;

•	risk management instruments;

•	insurance;

•	absence of undisclosed liabilities;

•	property and title;

•	loans;

•	allowance for loan losses;

•	repurchase agreements;

•	deposit insurance;

•	compliance with the Bank Secrecy Act, anti-money laundering laws and customer privacy laws; and

•	Community Reinvestment Act compliance.

In addition, First Citizens has made representations and warranties in the merger agreement relating to:

•	ownership of Futura common shares; and

•	validity of the First Citizens common shares to be issued in the merger.

The representations and warranties in the merger agreement terminate upon completion of the merger.

Futura’s conduct of business pending the merger

From June 7, 2007, until the effective time of the merger, except as expressly contemplated by the merger agreement or with the prior written consent of First Citizens, Futura and its subsidiaries must conduct their respective businesses in the ordinary and usual course, use reasonable efforts to preserve intact their business organizations and assets, use reasonable efforts to preserve their respective rights, franchises and existing relations with customers, suppliers, employees and business associates, and not voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Futura’s ability to perform any of its material obligations under the merger agreement. During the same period, Futura has agreed not to, and to cause its subsidiaries not to, take any of the following actions without the prior written consent of First Citizen, except as otherwise expressly contemplated by the merger agreement:

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Futura common shares other than pursuant to rights outstanding as of the date of the merger agreement;

•	permit any additional Futura common shares to become subject to new grants of stock options or similar stock-based rights;

•	make, declare, pay or set aside for payment any dividend or distribution other than (i) the payment of the previously declared cash dividend on Futura common shares in the amount equal to $.15 per share for the quarter ended June 30, 2007, (ii) the declaration and payment of a cash dividend on Futura common shares in an amount not to exceed $.15 per share with a record date and a payment date in the quarter ended September 30, 2007, (iii) the declaration and payment of a cash dividend on Futura common shares in an amount not to exceed $.17 per share with a record date and a payment date in November or December 2007 and (iv) dividends from wholly-owned Futura subsidiaries to Futura, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

•	enter into, amend, modify, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with directors, officers or employees;

•	enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement, with respect to any director, officer or employee of Futura, except as may be required by law, to satisfy contractual obligations or as contemplated in the merger agreement;

•	sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber or dispose of any of its assets, deposits, business or properties other than in the ordinary and usual course of business for full and fair consideration actually received;

•	acquire (other than by way of foreclosure or acquisition of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

•	amend the organizational documents of Futura or any of its subsidiaries;

•	implement or adopt any change in its accounting principles, practices or methods other than as required by generally accepted accounting principles;

•	enter into or terminate any material contract, or amend or modify any material contract in any material respect, except in the ordinary and usual course of business consistent with past practice or in connection with the merger agreement or the transactions contemplated by the merger agreement;

•	settle any material claim, action or proceeding, except in the ordinary and usual course of business consistent with past practice or in connection with the merger agreement or the transactions contemplated by the merger agreement;

•	knowingly take any action that would disqualify the merger as a “reorganization” within the meaning of Section 368(a) of the Code;

•	knowingly take any action that is intended or is reasonably likely to result in any representations or warranties in the merger agreement being or becoming untrue in any material respect, any conditions in the merger agreement not being satisfied or a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law, rule or regulation;

•	except pursuant to applicable law or regulation, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate and other risk, fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or fail to follow its existing policies or practices with respect to managing its fiduciary risks;

•	incur any indebtedness for borrowed money other than in the ordinary course of business;

•	make or purchase any indirect or brokered loans, not including participation in loans with other banks;

•	make any capital expenditure or capital additions or improvements which individually exceed $50,000 or in the aggregate exceed $100,000, except as previously disclosed to First Citizens;

•	originate or issue a commitment to originate any loan in a principal amount in excess of $2,500,000;

•	fail to prepare and file in a timely manner all tax returns that are required to be filed, fail to pay any tax shown, or required to be shown, on any such tax return, make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to taxes or offer or agree to do any of the foregoing or surrender its rights to any of the foregoing or to claim any tax refund or file any amended tax return; or

•	agree or commit to do any of the foregoing.

First Citizens’ conduct of business pending the merger

From June 7, 2007, until the effective time of the merger, except as expressly contemplated by the merger agreement or with the prior written consent of Futura, First Citizens and its subsidiaries must conduct their respective businesses in the ordinary and usual course, use reasonable efforts to preserve intact their business organizations and assets, use reasonable efforts to preserve their respective rights, franchises and existing relations with customers, suppliers, employees and business associates, and not voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon First Citizens’ ability to perform any of its material obligations under the merger agreement. During the same period, First Citizens has agreed not to, and to cause its subsidiaries not to, take any of the following actions without the prior written consent of Futura, except as otherwise expressly contemplated by the merger agreement:

•	declare, set aside, make or pay any dividend other than (i) cash dividends on First Citizens common shares in an amount not to exceed, on an annualized basis, the aggregate per share amount of $1.16, with record and payment dates consistent with past practices, and (ii) dividends from any wholly-owned subsidiary to First Citizens;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

•	knowingly take any action that would disqualify the merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	knowingly take any action that is intended or is reasonably likely to result in any representations or warranties in the merger agreement being or becoming untrue in any material respect, any conditions in the merger agreement not being satisfied or a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law, rule or regulation;

•	except pursuant to applicable law or regulation, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate and other risk, fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or fail to follow its existing policies or practices with respect to managing its fiduciary risks;

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional First Citizens common shares or any stock-based rights or enter into any agreement with respect to the foregoing;

•	acquire (other than (i) by way of foreclosure or acquisition of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary and usual course of business consistent with past practice or (ii) the acquisition of deposits or individual branches) all or any portion of the assets, business, deposits or properties of any other entity; or

•	agree or commit to do any of the foregoing.

Expenses of the merger

First Citizens and Futura are each required to bear their own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, except that printing and mailing expenses will be shared equally between First Citizens and Futura. All fees to be paid to regulatory authorities and the Securities and Exchange Commission in connection with the transactions contemplated by the merger agreement will be borne by First Citizens.

Termination of the merger agreement

Termination by mutual agreement.  Pursuant to the merger agreement, First Citizens and Futura may mutually agree to terminate the merger agreement and abandon the merger at any time before the merger is effective, whether before or after shareholder approval, if the Board of Directors of each company approves the termination by vote of a majority of the members of its entire Board.

Termination by either First Citizens or Futura.  Either First Citizens or Futura acting alone may terminate the merger agreement and abandon the merger at any time before the merger is effective, whether before or after shareholder approval, if the Board of Directors or either company approves the termination by vote of a majority of the members of its Board in the following circumstances:

•	if any of the regulatory approvals required for consummation of the merger transactions are denied by final nonappealable action;

•	if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement that cannot be or has not been cured by the breaching party within 30 days of after the giving of written notice to the breaching party of such breach;

•	if the merger has not been consummated by December 31, 2007, unless the failure to complete the merger by that date is due to the knowing action or inaction of the party seeking to terminate the merger agreement; or

•	if the Futura shareholders or the First Citizens shareholders fail to adopt the merger agreement at the respective special meetings.

Termination following decline in First Citizens’ share price.  Pursuant to the merger agreement, Futura may, but is not obligated to, terminate the merger agreement and abandon the merger if the average of the closing sale price of the First Citizens common shares on NASDAQ during the 20 trading-day period ending on the fifth trading day prior to the effective date of the merger (the “average First Citizens share price”) is less than $16.67 (as adjusted pursuant to the terms of the merger agreement for any stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction). However, the merger agreement may not be terminated by Futura following such a decline if First Citizens, within five business days following receipt of Futura’s notice of its intent to terminate, offers to distribute to Futura shareholders an additional number of First Citizens common shares necessary in order to increase the share exchange ratio to equal 85% of the quotient of $23.00 divided by the average First Citizens share price. If the average First Citizens share price is less than $16.67 and if First Citizens elects not to distribute such additional First Citizens common shares, the Futura Board of Directors will determine, in the exercise of its fiduciary duties, whether to terminate the merger agreement or to waive its right to terminate and proceed with the merger. There can be no assurance that the Futura Board of Directors would elect to terminate or not terminate the merger agreement under such circumstances and, if the merger agreement is not terminated, then the market value of each First Citizens common share received by Futura shareholders may be less than $16.67 per share.

Automatic termination.  The merger agreement will automatically terminate, without further act or action by either Futura or First Citizens, in either of the following circumstances:

•	if First Citizens does not elect to increase the share exchange ratio if necessary to preserve the status of the merger as a tax-free reorganization; or

•	if Futura or Champaign Bank executes an agreement in respect of, or closes, any acquisition or purchase of all or substantially all of the assets of Futura or Champaign Bank or any merger, consolidation or business combination business with any party other than First Citizens.

In the event that the merger agreement is terminated and the merger abandoned, neither Futura nor First Citizens will have any liability or further obligation to the other party, except (i) for continued compliance with certain surviving covenants and agreements identified in the merger agreement and (ii) that termination will not relieve a breaching party from liability for any willful breach of the merger agreement giving rise to such termination.

Acquisition proposals and termination fee

Pursuant to the merger agreement, Futura may not, and must cause its subsidiaries and its and its subsidiaries’ officers, directors, employees and other agents not to, solicit or initiate inquiries or proposals with respect to, or enter into negotiations concerning, or provide any confidential information to, any party other than First Citizens relating to any sale of all or substantially all of the assets of Futura or Champaign Bank or any merger, consolidation or business combination with Futura or Champaign Bank, unless Futura’s Board determines in good faith that it must enter into negotiations or discussions with another party that has made any unsolicited acquisition proposal in order to fulfill its fiduciary duties to Futura shareholders under applicable law.

In the event that Futura or Champaign Bank executes a definitive agreement in respect of, or closes, any acquisition or purchase of all or substantially all of the assets of Futura or Champaign Bank or any merger, consolidation or business combination business with any party other than First Citizens, Futura must pay to First Citizens in immediately available funds the sum of $2,200,000 within ten days after the earlier of such execution or closing.

Amendment

The merger agreement may be amended or modified at any time prior to the effective time of the merger by an agreement in writing signed by First Citizens and Futura, provided that the merger agreement may not be amended after the Futura special meeting or the First Citizens special meeting if such amendment would violate Ohio law or the federal securities laws.

Description of First Citizens Common Shares

General

As of the          , 2007, First Citizens had authorized 10,000,000 common shares, without par value,           shares of which were issued and outstanding,           shares of which were held as treasury shares, and           shares of which were subject to outstanding options granted under First Citizens’ Stock Option and Stock Appreciation Rights Plan. Each outstanding First Citizens common share is duly authorized, validly issued, fully paid and nonassessable. The holders of First Citizens common shares have one vote per share on each matter on which shareholders are entitled to vote and, in accordance with Ohio law, cumulative voting rights if properly requested in connection with the election of directors. Directors are elected each year at the annual meeting of shareholders to a one-year term. Upon liquidation or dissolution of First Citizens, the holders of First Citizens common shares are entitled to share ratably in such assets as remain after creditors have been paid.

Holders of First Citizens common shares have the pre-emptive rights described in Section 1701.15 of the Ohio Revised Code. Pursuant to Section 1701.15 of the Ohio Revised Code, no pre-emptive rights are available in connection with shares issued or agreed to be issued for considerations other than money, as is the case in the merger of Futura with and into First Citizens.

First Citizens’ Board of Directors determines whether to declare dividends and the amount of any dividends declared. Such determinations by the Board of Directors take into account First Citizens’ financial condition, results of operations and other relevant factors. While management expects to maintain its policy of paying regular cash dividends, no assurances can be given that any dividends will be declared, or, if declared, what the amount of such dividends will be. See “Comparative Per Share Data” on page    of this prospectus/proxy statement for information regarding dividends declared by the First Citizens Board of Directors during the most recent fiscal year and interim period(s).

The Illinois Stock Transfer Company is the exchange agent for First Citizens common shares.

Provisions relating to business combinations

Business combinations.  Article SIXTH (“Article SIXTH”) of First Citizens’ Articles of Incorporation sets forth certain requirements in connection with the approval or authorization of any of the following types of business combinations:

•	any merger or consolidation involving First Citizens or any subsidiary of First Citizens;

•	any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of First Citizens or any subsidiary of First Citizens;

•	any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of any entity to First Citizens or any subsidiary of First Citizens;

•	any issuance, sale, exchange, transfer or other disposition by First Citizens or any subsidiary of First Citizens of any corporation;

•	any recapitalization or reclassification of First Citizens’ securities or other transaction that would have the effect of increasing the voting power of a “related person” (as defined below);

•	any liquidation, spin-off, split-up or dissolution of First Citizens; and

•	any agreement, contract or other arrangement providing for any of the foregoing transactions.

For purposes of Article SIXTH, “related person” generally means any person, entity or group, including any affiliate or associate thereof, (other than First Citizens, any wholly-owned subsidiary of First Citizens and any employee benefit plan sponsored by First Citizens or any such subsidiary of First Citizens) that, at the time any business combination is agreed to, authorized or approved, is the beneficial owner of not less than 10% of the First Citizens common shares entitled to vote on such business combination.

Board considerations.  Article SIXTH provides that, when evaluating a business combination or any tender or exchange offer, the Board of Directors of First Citizens shall consider, without limitation: (i) the social and economic effects of the transaction on First Citizens and its subsidiaries, employees, customers, creditors and community; (ii) the business and financial conditions and earning prospects of the acquiring person or persons; and (iii) the competence, experience and integrity of the acquiring person or persons and its or their management.

Shareholder considerations.  Article SIXTH further provides that the affirmative vote of the holders of not less than 80% of each class of First Citizens common shares entitled to vote on the transaction shall be required for the approval of any business combination in which a related person has an interest (except proportionately as a shareholder); provided, however, that the 80% voting requirement shall not be applicable if (i) the continuing directors, who at the time constitute at least a majority of the Board of Directors of First Citizens, have approved the business combination by at least two-thirds vote or (ii) certain conditions relating to the fairness of the transaction have been satisfied. Pursuant to Article FIFTH of First Citizens’ Articles of Incorporation, if the 80% voting requirement is inapplicable, the transaction under consideration may be authorized by the affirmative vote of the holders of First Citizens common shares entitling them to exercise a majority of the voting power of First Citizens. The 80% voting requirement is inapplicable to the proposed merger of Futura with and into First Citizens because the merger agreement and the transactions contemplated thereby, including the merger of Futura with and into First Citizens, have been unanimously approved by the Board of Directors of First Citizens.

Article SEVENTH of First Citizens’ Articles of Incorporation provides that no amendment of the Articles of Incorporation shall be effective to amend, alter or repeal any of the provisions of Article SIXTH unless such amendment shall receive the affirmative vote of the holders of not less than 80% of the First Citizens common shares entitled to vote thereon; provided, however, that the 80% voting requirement shall not be applicable if such amendment shall have been proposed and authorized by the Board of Directors of First Citizens by the affirmative vote of at least two-thirds of the continuing directors.

Comparison of Certain Rights of First Citizens and Futura Shareholders

Shareholders of Futura who receive First Citizens common shares in the merger will become shareholders of First Citizens and their rights as shareholders of First Citizens will be governed by the Ohio Revised Code and by First Citizens’ Articles of Incorporation and Amended and Restated Code of Regulations. In many instances, the rights of Futura shareholders, which are currently governed by the Ohio Revised Code and the Amended and Restated Articles of Incorporation and Code of Regulations of Futura, are substantially the same as the rights of First Citizens shareholders. For example, the rights of Futura shareholders and First Citizens shareholders are substantially the same with respect to cumulative voting rights, quorum requirements, waiver of notice of meetings, and the capacity to take action without a meeting.

The following summary compares certain rights of the holders of Futura common shares to the rights of holders of First Citizens common shares in areas where those rights are materially different. This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the Ohio Revised Code and the respective corporate governance instruments of Futura and First Citizens.

Authorized and outstanding shares

As of the date of this prospectus/proxy statement, First Citizens had authorized 10,000,000 common shares, without par value,           shares of which were issued and outstanding,           shares of which were held as treasury shares, and           shares of which were subject to outstanding options. At the First Citizens special meeting to be held on          , 2007, the First Citizens shareholders will vote upon a

proposal to adopt an amendment to the First Citizens Articles of Incorporation to increase the number of authorized common shares, without par value, of First Citizens from 10,000,000 to 20,000,000.

As of the date of this prospectus/proxy statement, Futura had authorized 3,000,000 common shares, without par value, of which 2,617,314 shares were issued and outstanding, 15,946 shares were held as treasury shares, and 276,640 shares were subject to outstanding options to purchase Futura common shares.

Notice of shareholder meetings

Notice of a meeting of the First Citizens shareholders must be given to each shareholder of record in accordance with applicable law at least seven (7) and not more than sixty (60) days prior to the date of the meeting.

Written notice of a meeting of the Futura shareholders must be given to each shareholder entitled to notice as provided by law not less than seven (7) nor more than ninety (90) days before the date of such meeting.

Calling of special meetings of shareholders

Special meetings of the shareholders of First Citizens may be called at any time by the Chairman of the Board of Directors, the President, a majority of the Board of Directors acting with or without a meeting or shareholders owning, in the aggregate, not less than twenty-five percent (25%) of the outstanding shares of First Citizens.

Special meetings of the shareholders of Futura may be called at any time by the President, a Vice President or by the directors by action at meeting or a majority of the directors acting without a meeting, or by shareholders holding fifty percent (50%) or more of the outstanding shares entitled to vote at such meetings.

Notice of shareholder proposals

Notice of any proposal to be presented by any shareholder at an annual meeting of First Citizens shareholders must be given in writing and received by First Citizens not less than sixty (60) nor more than ninety (90) days prior to the meeting. However, in the event that less than 75 days’ notice to the shareholders is given, written notice of the shareholder’s intent to make a proposal must be received by First Citizens not later than the fifteenth day following the day on which such notice of the date of the meeting was given. Any shareholder giving notice of a proposal shall deliver with such proposal (i) the text of the proposal, (ii) a brief written statement of the reasons why such shareholder favors the proposal, (iii) such shareholder’s name and record address and the number and class of all shares of securities of First Citizens beneficially owned by such shareholder and (iv) any material interest of such shareholder in the proposal. No proposals by shareholders will be considered at any special meeting of the First Citizens shareholders unless the special meeting was called for the purpose of considering such proposal.

For business to be properly brought before a meeting of shareholders of Futura by a shareholder, the shareholder must deliver notice to Futura not less than sixty (60) days nor more than ninety (90) days prior to the meeting. However, in the event that less than seventy-five (75) days’ notice of the date of the meeting is given to the shareholders, notice by the shareholder must be received by Futura not later than the close of business on the fifteenth day following the day on which such notice of the date of the meeting was mailed. A shareholder’s notice must set forth (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business, (ii) the name and record address of such shareholder, (iii) the class and number of shares of Futura which are beneficially owned by such shareholder and (iv) any material interest of such shareholder in such business.

Voting

Under Ohio law, shareholders have the right to make a request, in accordance with applicable procedures, to cumulate their votes in the election of directors unless a corporation’s articles of incorporation eliminate that right. Neither First Citizens’ Articles of Incorporation nor Futura’s Amended and Restated Articles of Incorporation have been amended to eliminate cumulative voting in the election of directors. Accordingly, if, in accordance with Ohio law, any First Citizens or Futura shareholder makes a proper request for cumulative voting and announcement of such request is made at a meeting to elect directors, each shareholder will have votes equal to the number of directors to be elected, multiplied by the number of First Citizens common shares or Futura common shares, as appropriate, owned by such shareholder, and will be entitled to distribute such votes among the candidates in any manner the shareholder wishes. Except with respect to an election of directors for which cumulative voting has been properly requested, each First Citizen common share or Futura common share, as appropriate, entitles its holder to one vote on each matter submitted to the respective shareholders of First Citizens or Futura for consideration.

In most instances, matters submitted to the First Citizens shareholders are decided by a majority of votes cast with respect to such matters. Under the default provisions of the Ohio Revised Code, certain extraordinary corporate actions, including mergers and other business combinations, must be approved by the affirmative vote of the holders of common shares entitling them to exercise at least two-thirds of the voting power of the corporation. In addition, Article SIXTH of First Citizens’ Articles of Incorporation requires an 80% affirmative vote of the shareholders to approve any business combination in which a related person has an interest. This 80% voting requirement, however, is not applicable if (i) the continuing directors have approved the business combination by at least a two-thirds vote or (ii) certain conditions relating to the fairness of the transaction have been satisfied. See “Description of First Citizens common shares — Provisions relating to business combinations” beginning on page    of this prospectus/proxy statement. First Citizens’ Articles of Incorporation may be amended by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of First Citizens; provided, however, that an 80% affirmative vote is required for shareholder amendments to Article SIXTH unless such amendment has been proposed and authorized by at least a two-thirds vote of the continuing directors.

In most instances, matters submitted to the Futura shareholders are decided by a majority of votes cast with respect to such matters. Unlike First Citizens, pursuant to Article NINTH of Futura’s Amended and Restated Articles of Incorporation, Futura modified the Ohio Revised Code’s shareholder approval requirement in connection with certain extraordinary corporate actions, including the proposed merger, so that those transactions may be authorized by the affirmative vote of the holders of common shares entitling them to exercise at least a majority voting power of Futura. Although Futura’s Amended and Restated Articles of Incorporation Article SIXTH includes a control share acquisition provision which requires the affirmative vote of the holders of Futura common shares entitling them to exercise at least 66% of the voting power of Futura, such provision is not applicable to the proposed merger. The affirmative vote of at least seventy-five percent (75%) of the shares entitled to vote is required to alter, amend, repeal, or adopt any provisions which are inconsistent with the provisions contained in Article NINTH. Futura shareholders generally can amend, alter or change Futura’s Amended and Restated Articles of Incorporation or Code of Regulations by the affirmative vote of a majority of the shareholders entitled to vote, provided, however, that the Code of Regulations requires that at least 75% of the outstanding shares must approve an amendment of the provisions dealing with (1) the number of directors, (2) classification, election and term of office of directors and (3) removal of directors.

Number and class of directors

The First Citizens Board of Directors, which must consist of no fewer than five (5) nor more than twenty-five (25) directors, currently consists of twelve (12) directors. Following the merger, three current members of the Futura Board will be appointed by First Citizens to serve on the First Citizens Board, which will result in an increase in the number of directors of First Citizens to fifteen (15). Members of the Board of Directors shall be elected each year at the annual meeting of shareholders to a one-year term. No member of the First Citizens Board of Directors shall have attained the age of seventy-five (75) on the date of his or her election or appointment to the Board, excluding directors who were serving on the First Citizens Board as of April 14, 1997.

In connection with the merger, the First Citizens Board of Directors will select three members of the Futura Board of Directors and take all necessary action to appoint those directors to fill vacancies existing on the First Citizens Board of Directors at the effective time of the merger and to nominate and recommend those directors for election to the First Citizens Board of Directors at the three annual meetings of shareholders following the merger (subject to certain conditions and limitations).

The Futura Board of Directors, which must consist of no fewer than six (6) nor more than twelve (12) directors, currently consists of nine (9) directors. The directors of Futura are divided into two classes of approximately equal number, with each class being elected for staggered two-year terms.

Nomination of directors

Under First Citizens’ Amended and Restated Code of Regulations, either the First Citizens Board of Directors or any shareholder entitled to vote in the election of directors may nominate a candidate for election to the First Citizens Board of Directors. To be timely, a shareholder’s notice must be delivered to First Citizens not less than 14 days nor more than 50 days prior to the meeting; provided, however, that in the event that less than 21 days’ notice of the date of the meeting is given to shareholders, notice by the shareholder must be delivered to First Citizens no later than the close of business on the seventh day prior to the shareholder meeting. A shareholder’s notice must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class and number of shares of First Citizens beneficially owned by the proposed nominee;

•	the name and record address of the notifying shareholder; and

•	the class and number of shares of First Citizens beneficially owned by the shareholder.

Under Futura’s Code of Regulations, nominations of persons for election as directors of Futura may be made at a meeting of shareholders by or at the direction of the directors, any nominating committee or person appointed by the directors or any shareholder entitled to vote for the election of directors at the meeting. To be timely, a shareholder’s notice must be delivered to Futura not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice of the date of the meeting is given to shareholders, notice by the shareholder must be delivered to Futura no later than the close of business on the fifteenth day prior to the shareholder meeting. A shareholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director of Futura, if elected, and must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the number of shares of Futura beneficially owned by the proposed nominee;

•	any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

•	the name and record address of the notifying shareholder; and

•	the number of shares of Futura beneficially owned by the shareholder.

Removal of directors

Directors of First Citizens generally may be removed by a majority of the votes cast by First Citizens shareholders qualified to vote in the election of directors, subject to two qualifications. First, in the event of a proposed business combination, the removal of a First Citizens director by the First Citizens shareholders requires the affirmative vote of not less than 80% of the First Citizens common shares entitled to vote with respect to such removal. Second, an individual First Citizens director may only be removed by the First

Citizens shareholders if the votes cast against his or her removal would not be enough to elect one director under the cumulative voting scheme.

Directors of Futura generally may be removed by the affirmative vote of at least seventy-five percent (75%) of the votes cast by Futura shareholders, present in person or represented by proxy, entitled to vote in the election of directors.

Indemnification and liability of directors and officers

Pursuant to Article EIGHTH of First Citizens’ Articles of Incorporation, First Citizens has the power to indemnify its present and past directors, officers, employees and agents to the fullest extent permitted under the Ohio Revised Code. Article VIII of First Citizens’ Amended and Restated Code of Regulations provides that First Citizens will indemnify, to the fullest extent permitted or authorized by applicable law, any person made or threatened to be made a party to any suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of First Citizens, or is or was serving at the request of First Citizens as a director, trustee, officer, or employee of a bank, or other corporation, partnership, joint venture, trust or other enterprise. In order to receive indemnification, the person must have acted in good faith and in a manner that he or she reasonably believed to be in and not opposed to the best interest of First Citizens. With regard to any criminal action or proceeding, First Citizens will indemnify the person if he or she had no reasonable cause to believe his or her conduct was unlawful. First Citizens will not indemnify a person with respect to such person’s willful misconduct.

As a condition precedent to First Citizens providing such indemnification, the person to be indemnified must (i) promptly notify First Citizens of any actual or potential action, suit or proceeding, (ii) except with respect to a criminal proceeding, authorize and permit First Citizens, in its sole discretion, to choose any legal counsel to defend and otherwise handle the action, suit or proceeding and related matters, (iii) except with respect to a criminal proceeding, permit First Citizens to assume total, complete and exclusive control of the action, suit or proceedings and all related proceedings and matters, and (iv) in all respects, cooperate with First Citizens and its counsel in the defense and/or settlement of the action, suit or proceeding and in the prosecution and/or settlement of any counterclaims, cross-claims and defenses. The indemnification provided by First Citizens’ Amended and Restated Code of Regulations is not exclusive of any other rights to which any person seeking indemnification may be entitled, both as to action in his or her official capacity and as to action in another capacity while holding such office. In addition, such indemnification will continue as to a person who has ceased to be a director, trustee, officer or employee and will inure to the benefit of such person’s heirs, executors and administrators.

Additionally, First Citizens’ Articles of Incorporation provide that First Citizens, upon the vote of a majority of its Board of Directors, may purchase and maintain insurance for the purpose of indemnifying its directors, officers, employees and agents to the extent that such indemnification is allowed under the Articles of Incorporation. First Citizens has purchased and maintains insurance policies that insure its directors and officers against certain liabilities that might be incurred by them in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of First Citizens, pursuant to the foregoing provisions, or otherwise, First Citizens has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director, officer or controlling person of First Citizens in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, First Citizens will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Futura has the power to indemnify any current or past Futura directors, officers, and trustees against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her by reason of the fact that he or she is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law. The indemnification permitted by Futura’s Code of Regulations does not restrict the power of the Futura to also (i) indemnify its employees, agents and others to the extent not prohibited by law, (ii) purchase and maintain insurance or furnish similar protection on behalf of or for such person who is or was serving at the request of Futura against any and all liabilities asserted against or incurred by them in such capacities, and (iii) enter into indemnification agreements with such persons indemnifying them against any and all liabilities asserted against or incurred by them in such capacities.

Under Ohio law, a director of an Ohio corporation will not be found to have violated his or her fiduciary duties to the corporation or its shareholders unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner he or she reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, under Ohio law, a director is liable in damages for any action or failure to act as a director only if it is proved by clear and convincing evidence that such act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation, unless the corporation’s articles of incorporation or regulations make this provision inapplicable by specific reference. Neither the Articles of Incorporation or Amended and Restated of Code of Regulations of First Citizens nor the Amended and Restated Articles of Incorporation or Code of Regulations of Futura make this provision inapplicable.

Pre-emptive rights

At the time First Citizens’ Articles of Incorporation were adopted, Ohio law stated that shareholders had pre-emptive rights unless the corporation’s articles of incorporation provided otherwise. Because First Citizens’ Articles of Incorporation do not address this issue, First Citizens shareholders are afforded certain pre-emptive rights to purchase or subscribe for any securities of any class of First Citizens in proportion to their respective holdings of securities of such class under the circumstances authorized by Section 1701.15 of the Ohio Revised Code.

Futura’s Amended and Restated Articles of Incorporation provide that no holder of any class of shares of Futura shall have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of securities of Futura, or to purchase any obligations convertible into shares of any class of securities of Futura.

Anti-Takeover Statutes Applicable to First Citizens and Futura

Certain state laws make a change in control of an Ohio corporation more difficult, even if desired by the holders of a majority of the corporation’s shares. Provided below is a summary of the Ohio anti-takeover statutes.

Ohio Control Share Acquisition Statute.  Section 1701.831 of the Ohio Revised Code, known as the “Ohio Control Share Acquisition Statute,” provides that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition.” A control share acquisition is defined as any acquisition of shares of an “issuing public corporation” that would entitle the acquirer, directly or indirectly, alone or with others, to exercise or direct the voting power of the issuing public corporation in the election of directors within any of the following ranges:

•	one-fifth or more, but less than one-third, of the voting power;

•	one-third or more, but less than a majority, of the voting power; or

•	a majority or more of the voting power.

An “issuing public corporation” is an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Assuming compliance with the notice and informational filing requirements prescribed by the Ohio Control Share Acquisition Statute, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both:

•	a majority of the voting power of the corporation represented in person or by proxy at the meeting; and

•	a majority of the voting power at the meeting exercised by shareholders, excluding:

•	the acquiring shareholder,

•	officers of the corporation elected or appointed by the directors of the corporation,

•	employees of the corporation who are also directors of the corporation, and

•	persons who acquire specified amounts of shares after the first public disclosure of the proposed control share acquisition.

The provisions of the Ohio Control Share Acquisition Statute are applicable to First Citizens. By contrast, Futura has elected to opt out of the provisions of the Ohio Control Share Acquisition Statute by virtue of Article SEVENTH of its Amended and Restated Articles of Incorporation. However, Article SIXTH of Futura’s Amended and Restated Articles of Incorporation contains a provision that is substantially similar to the Ohio Control Share Acquisition Statute as currently in effect.

Ohio Merger Moratorium Statute.  Chapter 1704 of the Ohio Revised Code, known as the “Ohio Merger Moratorium Statute,” prohibits specified business combinations and transactions between an issuing public corporation and a beneficial owner of shares representing 10% or more of the voting power of the corporation in the election of directors (an “interested shareholder”) for at least three years after the interested shareholder became such, unless the board of directors of the issuing public corporation approves either (1) the transaction or (2) the acquisition of the corporation’s shares that resulted in the person becoming an interested shareholder, in each case before the interested shareholder became such.

For three years after a person becomes an interested shareholder, the following transactions between the corporation and the interested shareholder (or persons related to the interested shareholder) are prohibited:

•	the sale or acquisition of an interest in assets meeting thresholds specified in the statute;

•	mergers and similar transactions;

•	a voluntary dissolution;

•	the issuance or transfer of shares or any rights to acquire shares having a fair market value at least equal to 5% of the aggregate fair market value of the corporation’s outstanding shares;

•	a transaction that increases the interested shareholder’s proportionate ownership of the corporation; and

•	any other benefit that is not shared proportionately by all shareholders.

After the three-year period, transactions between the corporation and the interested shareholder are permitted if:

•	the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation in the election of directors (or a different proportion specified in the corporation’s articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

•	the business combination results in shareholders, other than the interested shareholder, receiving a “fair market value” for their shares determined by the method described in the statute.

A corporation may elect not to be covered by the provisions of the Ohio Merger Moratorium Statute by the adoption of an appropriate amendment to its articles of incorporation. Neither First Citizens nor Futura has elected not to be covered by the provisions of the Ohio Merger Moratorium Statute.

Change in Control of Ohio Banks and Bank Holding Companies.  Section 1115.06 of the Ohio Revised Code and the regulations promulgated thereunder contain change-of-control provisions which prohibit any person, acting directly or indirectly or in concert with one or more persons, from acquiring control of any Ohio bank or any bank holding company that has control of any Ohio bank unless the person has given the Ohio Superintendent of Financial Institutions 60 days prior written notice and the Superintendent has not disapproved the acquisition. Control, as defined in Section 1115.06, means the power, directly or indirectly, to direct the management or policies of a state bank or bank holding company or to vote 25% or more of any class of voting securities of a state bank or bank holding company. Pursuant to the regulations promulgated under Section 1115.06, it is presumed, subject to rebuttal, that a person controls an Ohio bank or bank holding company if the person owns or has the power to vote 10% or more of any class of voting securities and either the bank or bank holding company has a class of securities registered under Section 12 of the Securities Exchange Act of 1934 or no other person owns or has the power to vote a greater percentage of that class of voting securities.

Pro Forma Financial Information

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2007, and the unaudited pro forma condensed consolidated statement of income for the six months ended June 30, 2007, and for the year ended December 31, 2006, have been prepared to reflect the merger of Futura with and into First Citizens as if the merger had occurred on June 30, 2007, with respect to the balance sheet, and as of January 1, 2006 and January 1, 2007, with respect to each of the statements of income, in each case giving effect to the pro forma adjustments described in the accompanying notes. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma financial statements. The actual adjustments to the accounts of First Citizens will be made based on the underlying historical financial data at the time the transaction is consummated. First Citizens’ management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.

The unaudited pro forma condensed consolidated financial information has been prepared based on the purchase method of accounting assuming 2,455,249 First Citizens common shares will be issued, and consideration of $14.6 million will be paid, in the merger and that no First Citizens or Futura shareholders will perfect dissenters’ rights with respect to the merger. This information will vary if any First Citizens or Futura shareholders perfect dissenters’ rights. For a discussion of the purchase method of accounting, see “The Proposed Merger — Accounting treatment” beginning on page    of this prospectus/proxy statement.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 is not necessarily indicative of the combined financial position had the merger been effective at that date. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of the results of operations that would have occurred had the merger been effective at the beginning of the periods indicated, or of the future results of operations of First Citizens. These pro forma financial statements should be read in conjunction with the historical financial statements and the related notes incorporated elsewhere in this prospectus/proxy statement.

These pro forma financial statements do not include the effects of any potential cost savings which management believes will result from operating the Futura banking business as branches and combining certain operating procedures.

First Citizens Banc Corp
Futura Banc Corp.

Pro Forma Condensed Combined Consolidated Balance Sheet
At June 30, 2007

			Pro Forma
	Historical	Historical	Adjustments	Footnote		Pro Forma
	FCBC	FBC	Debit/(Credit)	Reference		Combined
	(Unaudited)
	(In thousands except per share data)

ASSETS
Cash and due from banks	$17,565	$5,997	$(5,997)	(8)		$17,565
Federal funds sold	—	12,346	(12,346)	(1)		—
Securities available for sale	103,146	29,663	—			132,809
Securities held to maturity	2	—	—			2
Bank stocks	11,147	3,412	—			14,559
Loans, net	579,481	212,572	(3,489)	(2	)(3)	788,564
Premises and equipment	11,596	9,376	92	(4)		21,064
Goodwill	26,093	165	37,658	(5)		63,916
Other identified intangible assets	2,970	—	6,865	(6)		9,835
Bank owned life insurance	10,620	—	—			10,620
Accrued interest and other assets	12,120	2,951	—			15,071

Total Assets	$774,740	$276,482	$22,783			$1,074,005

LIABILITIES
Deposits	$550,229	$230,674	$998	(7)		$781,901
Securities sold under repurchase agreements			18,998	—		18,998
FHLB borrowings	86,777	14,543	(12,346)	(1)		88,974
Other borrowings	32,801	4,648	8,549	(8	)(9)	45,998
Accrued expenses and other liabilities	9,774	2,019	2,057	(10)		13,850

Total Liabilities	698,579	251,884	(742)			949,721
Shareholders’ Equity
Common stock	68,430	20,044	28,079	(11)		116,553
Retained earnings	27,246	4,901	(4,901)	(11)		27,246
Treasury stock	(16,842)	(271)	271	(11)		(16,842)
Accumulated other comprehensive income	(2,673)	(76)	76	(11)		(2,673)

Total Shareholders’ Equity	76,161	24,598	23,525			124,284

Total Liabilities and Shareholders’ Equity	$774,740	$276,482	$22,783			$1,074,005

First Citizens Banc Corp
Futura Banc Corp.

Pro Forma Condensed Combined Consolidated Statement of Income
For the Six Months Ended June 30, 2007

			Pro Forma
	Historical	Historical	Adjustments	Footnote		Pro Forma
	FCBC	FBC	Debit/(Credit)	Reference		Combined
	(Unaudited)
	(In thousands except per share data)

Interest income	$24,101	$9,401	$79	(2	)(12)	$33,581
Interest expense	9,587	4,100	385	(7	)(8)	14,072
Net interest income	14,514	5,301	(306)			19,509
Provision for loan losses	451	598				1,049

Net interest income after provision	14,063	4,703	(306)			18,460
Non-interest income	3,630	1,155	—			4,785
Non-interest expense	13,155	4,895	450	(4	)(6)(9)	18,500
Income (loss) before income taxes	4,538	963	(756)			4,745
Provision for income taxes (benefit)	1,309	138	(265)	(13)		1,182

Net Income (loss)	$3,229	$825	$(491)			$3,563
Earnings per share:
Basic	$0.59	$0.31
Diluted	$0.59	$0.31
Pro forma earnings per share
Basic				(14)		$0.45
Diluted				(14)		$0.45

First Citizens Banc Corp
Futura Banc Corp.

Pro Forma Condensed Combined Consolidated Statement of Income
For the Twelve Months Ended December 31, 2006

			Pro Forma
	Historical	Historical	Adjustments	Footnote		Pro Forma
	FCBC	FBC	Debit/(Credit)	Reference		Combined
	(Unaudited)
	(In thousands except per share data)

Interest income	$45,876	$18,132	$158	(2	)(12)	$64,164
Interest expense	15,615	6,820	770	(7	)(8)	23,205
Net interest income	30,261	11,312	(612)			40,961
Provision for loan losses	1,128	—				1,128

Net interest income after provision	29,133	11,312	(612)			39,833
Non-interest income	6,670	3,101	—			9,771
Non-interest expense	26,977	10,253	900	(4	)(6)(9)	38,130
Income (loss) before income taxes	8,826	4,160	(1,512)			11,474
Provision for income taxes (benefit)	2,666	1,260	(529)	(13)		3,397

Net Income (loss)	$6,160	$2,900	$(983)			$8,077
Earnings per share:
Basic	$1.12	$1.09
Diluted	$1.12	$1.07
Pro forma earnings per share
Basic				(15)		$1.01
Diluted				(15)		$1.01

Notes:

(1)	To reflect the planned use of Futura’s overnight funds sold to reduce First Citizens’ overnight funds purchased.

(2)	Represents the estimated fair market value adjustment related to the average yield on the loan portfolio of $1,216 and is assumed to amortize into interest income on a level yield basis over the estimated period to maturity or repricing of the portfolio, which averages 7 1/2 years.

(3)	Represents the estimated fair value adjustments of $2,273 related to loans for which First Citizens’ plans for resolution and disposition of collateral differ from Futura’s current work-out plans.

(4)	Represents the estimated fair market value adjustment related to the office properties and is assumed to amortize on a straight line basis over the estimated life of 39 years.

(5)	Represents the estimate of the excess of the purchase price plus direct acquisition costs over the estimated fair value of the net assets acquired.

(6)	Represents the establishment of the estimated core deposit intangible and deposit customer relationship intangible of $6,054 and loan customer relationship intangible of $811. The deposit and loan intangibles are assumed to amortize into non-interest expense over 10 years and 7 1/2 years, respectively, using accelerated methods.

(7)	Represents the estimated fair market value adjustment related to deposits and is assumed to amortize into interest expense on a level yield basis over the estimated remaining maturity of the deposits which averages 11 months for certificates of deposits and 13 months for IRAs.

(8)	Represents the estimated amount of cash consideration to be paid totalling $14,632, of which $5,997 is expected to be provided through existing cash and cash equivalents and $8,635 will be borrowed. The borrowing is expected to be variable at 3 month LIBOR plus 1.25%.

(9)	Represents the estimated fair market value adjustment related to subordinated debentures of $86 and is assumed to amortize over the remaining life to the call date (3 years).

(10)	Represents accrual of certain estimated acquisition costs of $1,162 and deferred taxes related to estimated purchase accounting adjustments of $895.

(11)	Represents the elimination of Futura equity on a historical basis and the issuance of an estimated 2,455,549 common shares of First Citizens based on the exchange ratio of 1.1726.

(12)	Represents amortization of fair value adjustment related to investment securities on a level yield basis over their estimated remaining lives, which average 36 months.

(13)	Represents the income tax effect of the estimated purchase accounting adjustments using an effective tax rate of 35%.

(14)	Basic and diluted pro forma earnings per share for the six months ended June 30, 2007 have been computed based on 7,898,157 weighted average shares outstanding.

(15)	Basic and diluted pro forma earnings per share for the year ended December 31, 2006 have been computed based on 7,975,941 weighted average shares outstanding.

Information With Respect to Futura

Description of Futura’s business

Futura Banc Corp., an Ohio corporation, is a bank holding company which provides a full complement of community-based financial services through its subsidiaries, Champaign National Bank (“Champaign Bank”) and Champaign Investment Company. Substantially all of Futura’s assets, revenue and income come in the form of dividends from Champaign Bank. Futura’s principal office is located in Urbana, Ohio, and Champaign Bank offers financial services primarily in five Ohio counties, including Champaign, Logan, Franklin, Madison and Summit counties.

Champaign Bank was founded in 1851 and became the first national bank in Champaign County. The bank has always served the farm and agribusiness industry. During the past 15 years, the bank has expanded its operations and established offices in suburban markets of Columbus, Ohio. In 1999, the bank opened an office in the Fairlawn/Akron area of Summit County. These expansions have allowed the bank to capitalize on economic growth opportunities and to diversify its agricultural loan concentration. Champaign Bank currently has eight branch offices that offer financial services including business lending and cash management, personal banking, mortgage and consumer loans and trust services.

Champaign Investment Company, an Ohio corporation, is a registered broker dealer and registered investment advisory firm under the Investment Advisors Act of 1940, as amended. Champaign Investment Company provides investment management, investment advisory and brokerage services, financial planning, retirement planning and selective insurance products to its clients.

Market price of and dividends on Futura common shares

Public markets

Futura common shares trade over the counter and trading is limited. Quotations for Futura’s common shares appear on the OTC Bulletin Board under the symbol “FUBK.” As of           , 2007, there were 2,617,314 Futura common shares outstanding, which were held by approximately 435 holders of record. The number of shareholders does not reflect the number of individuals holding common shares in nominee name through banks, brokerage firms and others. Upon completion of the merger, Futura’s common shares will be delisted from the OTC Bulletin Board. The newly issued First Citizens common shares issuable pursuant to the merger agreement will be listed on the Nasdaq Capital Market.

Market price and dividend information

The following table shows, for the indicated periods, the high and low sales prices for Futura’s common share as reported on the OTC Bulletin Board and the cash dividends declared per Futura common share.

	Futura Common Shares
	High	Low	Cash Dividend
	Price	Price	Declared per Share

2005
First Quarter	$21.00	$20.00	$.10
Second Quarter	20.50	16.00	.10
Third Quarter	18.25	17.00	.11
Fourth Quarter	18.50	17.35	.11
2006
First Quarter	$19.50	$17.45	$.11
Second Quarter	18.73	17.00	.11
Third Quarter	17.75	16.65	.13
Fourth Quarter	17.35	16.50	.15
2007
First Quarter	$16.70	$15.95	$.15
Second Quarter	20.90	15.40	.15
Third Quarter (Through )

The last trade in Futura’s common shares reported on the OTC Bulletin Board before announcement of the proposed merger occurred on June 6, 2007. On that date and on          , 2007, the latest practicable trading day before the filing of this document, the high, low and closing sales prices for Futura common shares were as follows:

	Futura Common Shares
	Low	High	Closing

June 6, 2007	$15.46	$15.55	$15.46
, 2007

Futura management’s discussion and analysis of financial condition and results of operations as of June 30, 2007

(Dollars in thousands, except per share data)

Introduction

The following paragraphs discuss the significant highlights, changes and trends as they relate to Futura’s financial condition at June 30, 2007, compared to December 31, 2006, and the results of operations for the three-month and six-month periods ended June 30, 2007, compared to the same periods in 2006. This discussion also includes information regarding our financial condition, results of operations, liquidity and capital resources for the three years ended December 31, 2006. This discussion should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements, which are included elsewhere in this proxy statement/prospectus.

Forward-Looking Statements

This discussion includes forward-looking statements relating to such matters as anticipated operating results, business line results, credit quality expectations, prospects for new lines of business, economic trends (including interest rates) and similar matters. These statements are based on the current beliefs and expectations of our management and are subject to risks and uncertainties. While we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate, and accordingly, actual results and experience could differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Factors that could cause actual results or experience to differ from results discussed in the forward-looking statements include, but are not limited to, our merger with First Citizens; regional and national economic conditions; volatility and direction of market interest rates; credit risks of lending activities; governmental legislation and regulation, including changes in accounting regulation or standards; material unforeseen changes in the financial condition or results of operations of our clients; and other risks identified from time to time.

We do not undertake, and specifically disclaim, any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements, and the purpose of this section is to secure the use of the safe harbor provisions.

Overview

We are a bank holding company incorporated under the laws of the State of Ohio and own all of the issued and outstanding common shares of Champaign Bank, a bank chartered under the laws of the United States of America. Our activities have been limited primarily to holding the common shares of Champaign Bank and the shares of Champaign Investment Company. Champaign Bank’s business involves attracting deposits from businesses and individual customers and using those deposits to originate commercial, mortgage and consumer loans in its market area, consisting primarily of Champaign, Logan, Franklin, Summit, Madison, Union and contiguous counties in Ohio. Champaign Bank’s primary deposit products are checking, savings and term certificate of deposit accounts, and its primary lending products are commercial and agricultural loans and residential mortgage loans. Champaign Investment Company provides financial planning and investment advisory services.

During the first half of 2007, our management’s efforts were focused on executing our 2007 strategies to grow core deposits and business loans, as well as increase noninterest income, especially in the areas of investment and trust management fees, and gains on the sale of government guaranteed business loans. In addition, a significant amount of time and resources were spent evaluating our strategic options and finally negotiating and signing a definitive merger agreement with First Citizens.

In the first half of 2007, we began to feel the impact of certain decisions we made during 2006. The 2006 year-end consolidations of our Lakeview office into our Russells Point office and our operation center into our main office and Dublin facilities had a positive impact on our operating expenses during the first six months of 2007. We believe these savings will continue beyond 2007. Net income declined in the first half of 2007, mainly due to a larger provision for loan losses and accrued interest reversal recorded in connection with loans to a farm customer.

Critical Accounting Policies

We follow financial accounting and reporting policies that are in accordance with U.S. generally accepted accounting principles and conform to general practices within the banking industry. These policies are presented in Note 1 to our audited consolidated financial statements. Some of these accounting policies are considered to be critical accounting policies, which are those policies that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Application of assumptions different from those used by management could result in material changes in our financial position or results of operations. We believe that the judgments, estimates and assumptions used in the preparation of the consolidated financial statements are appropriate given the factual circumstances at the time.

We have identified accounting policies that are critical, and an understanding of these critical accounting policies is necessary to understand our financial statements. One critical accounting policy relates to determining the adequacy of the allowance for loan losses. Futura’s Allowance for Loan Losses Policy is based on a process that incorporates management’s current judgments about the credit quality of the loan portfolio into the determination of the allowance for loan losses in accordance with generally accepted accounting principles and supervisory guidance. Management estimates the appropriate allowance balance by evaluating past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations, estimated value of collateral, economic conditions, and other factors. We believe that an adequate allowance for loan losses has been established. Additional information regarding this Policy is included in Notes 1 and 3 to our audited consolidated financial statements.

Financial Condition

Consolidated assets totaled $276,482 at June 30, 2007, as compared to $269,668 at year-end 2006. This 2.5% growth in assets was funded by increases in interest-bearing deposits and Federal Home Loan Bank advances. Loans declined slightly as new loan growth was offset by approximately $5,000 of unscheduled loan payoffs and by successfully moving several “watch list” credits out of Champaign Bank. As a result, excess cash from the above-noted funding sources was invested primarily in federal funds sold. We believe federal funds remain an attractive investment in the current interest rate environment, because the yield curve does not provide a sufficient incentive to extend interest rate risk. In addition, our management anticipates the need to utilize a portion of these short-term investments in order to fund loan growth in the second half of 2007.

Our allowance for loan losses increased $772 during the first half of 2007 as compared to the year ended December 31, 2006. This increase occurred as a result of actions we took to place $3,300 of loans made to a farm customer on non-accrual status and to record an additional $525 provision for loan losses associated primarily with these loans during the second quarter. Management is working with this customer to liquidate our loan collateral and to pay off these loans. In addition, approximately $127 of accrued interest from 2007 was reversed out of interest income, as its collectability is uncertain. The remaining portion of the increase is a result of net loan loss recoveries of approximately $175 and our normal provision for loan losses.

Growth in interest-bearing deposits occurred both in our business and consumer interest-bearing products and in our money market products. Interest-bearing business accounts increased $1,697, or 27%; consumer accounts increased $587, or 2%; and Money Market deposit accounts increased $3,080, or 9%, compared to the year ended December 31, 2006.

Shareholders’ equity declined .03% from $24,605 at year end 2006 to $24,598 at June 30, 2007. The change is primarily attributable to six months earnings of $825, net of the $.30 per share cash dividends paid during the first half of 2007. Approximately $80 of stock was purchased and retired during the first quarter and $106 of stock was issued to the participants in our 401(k) plan.

Results of Operations

Three Months Ended June 30, 2007 and 2006

Net income for the second quarter of 2007 totaled $85, or $.03 per share. This was substantially below net income of $823, or $.30 per share, for the three months ended June 30, 2006. The reduction is primarily attributed to an increase in the provision for loan losses in 2007 of $617, and the $127 reversal of accrued interest on the loans to the farm customer noted above and a decrease of $475 in net interest income. Non-interest income and non-interest expenses both declined by comparable amounts.

Six Months Ended June 30, 2007 and 2006

Net income of $825, or $.31 diluted earnings per share, for the first six months of 2007 was 38% lower than for the first half of 2006. This decline in earnings was caused primarily by the larger provision for loan losses and accrued interest reversal recorded on the loans to the farm customer noted above and a decrease of $489 in net interest income. Other items impacting earnings were a $73 decrease in service charges, a $101 increase in investment and trust management fees, a net reduction of $135 in noninterest expense and a reduction in income tax expense associated with a $108 tax benefit recorded in the first quarter resulting from our charitable donation of our former operating center to a local university.

Years Ended December 31, 2006, 2005 and 2004

We experienced significant improvement in our operating results in 2006. Net income in 2006 totaled $2,900, compared to a net loss of $55 in 2005. During 2006, the rising interest rate environment and inverted yield curve had a significant impact on net interest income. The net growth in earning assets during 2006 was sufficient to offset the rising cost of funds. Noninterest income increased by $598 in 2006, compared to 2005. This increase resulted from a $126 increase in investment and trust management fees and the recognition of a $626 deferred gain on the 2005 sale of our former Dublin, Ohio office.

These items of noninterest income were partially offset by increases in noninterest expense attributable to incentive compensation payments to employees in recognition of our 2006 earnings performance and $300 of nonrecurring occupancy and furniture, equipment and data processing expenses. This nonrecurring expense resulted from:

•	the closing and donation of our downtown operations center to Urbana University;

•	consolidation of our leased Lakeview facility into our Russells Point office; and

•	the transition of our check processing system to remote image capture technology, allowing the elimination of certain equipment and the implementation of full image capture at the branch level and remote deposits by customers using scanning technology.

While these actions increased our noninterest expenses in 2006, we expect that they will result in cost savings for us in 2007 and beyond.

In addition to the improvements noted above, our asset quality improved during 2006, compared to 2005, allowing a reduction in the provision for loan losses from $4,740 in 2005 to $0 in 2006.

Our operating results in 2005 were impacted negatively by a $4,379 loan loss that we incurred in the first quarter of 2005 when a borrower in Akron defaulted on its loans without notice and ceased operations. During the remainder of 2005, we successfully brought in a new management team in Akron, issued $4,648 of subordinated debentures as part of a pool of trust preferred securities to supplement our regulatory capital and consolidated our two existing Dublin area offices into a new facility.

We started 2004 with great optimism. Loan growth exceeded 9% for the year and core earnings remained strong. We completed our main office expansion project in Urbana, opened our new office in Hilliard and moved to our new business and retail banking facility in Akron. In November of 2004, Champaign Bank resolved litigation in which we had vigorously defended ourselves for three and one-half years. The settlement resulted in a $4,381 expense to Champaign Bank and reduced 2004 net income by approximately $2,891. Our Board of Directors believed that eliminating the distraction of this litigation through settlement was in the best interests of our shareholders as the settlement avoided any further diversion of our resources and potentially substantial defense costs. As a result of the expense related to settling the lawsuit, net income was $391 for 2004.

Financial Condition

Total assets grew 1.4% in 2006 to $269,668 at year end. The most significant balance sheet change from 2005 to 2006 was a $9,339 increase in total loans. This growth occurred in both our residential and commercial real estate portfolios. Residential real estate loans grew by $4,207, or 8%, while commercial real estate loans grew by $6,395, almost a 7% increase. This loan growth and a reduction in Federal Home Loan Bank advances were funded from interest-bearing deposits and cash and cash equivalents. The interest-bearing deposit growth occurred in three categories: interest bearing demand accounts, which grew by $4,608 to $45,972; money market accounts in denominations greater than $100, which grew by $3,408, a 28% increase; and time deposit accounts of $100 or more, which grew to $50,079, an increase of $9,671. The increase in interest-bearing deposits in 2006 was partially offset by a $2,805 decrease in noninterest-bearing deposits.

As previously discussed, 2005 was a staff rebuilding year. As such, total assets shrank by $19,734 to $265,965, and aggregate loans shrank by $26,356 to $206,202. Commercial loans declined by $11,539, commercial real estate loans declined by $6,572, and construction loans declined by $4,982. Investments, interest bearing time deposits and federal funds grew by $5,429. Interest-bearing deposit balances decreased by $23,821 to $182,779. We also issued $4,648 in subordinated debentures in 2005.

Shareholders’ equity increased 4.4% to $24,605 in 2006 after a $1,718 decline during 2005. The decline in 2005 occurred as a result of the net loss of $55, a reduction in accumulated comprehensive income of $206, the distribution of cash dividends totaling $1,121 and the repurchase and retirement of $385 of our common shares. The increase in shareholders’ equity during 2006 occurred as a result of earnings of $2,900 net of cash dividends totaling $1,325, and the repurchase and retirement of our shares aggregating $768. This increase was partially offset by the issuance of $233 of common shares from the exercise of stock options.

Cash dividends declared totaled $.40, $.42 and $.50 in 2004, 2005 and 2006, respectively. Shareholders’ equity was 8.85%, 8.86% and 9.12% of total assets as of year end 2004, 2005 and 2006. During 2006, Champaign Bank exceeded all capital requirements to be “well capitalized” under the prompt corrective action regulations.

Banking regulations set certain limitations on Champaign Bank’s ability to make capital distributions. Generally, capital distributions are limited to the undistributed net income for the current and immediately preceding two years. For 2007, Champaign Bank must obtain regulatory approval to pay dividends to Futura until 2007 net income exceeds $1,677. This limitation is not expected to have a negative impact on our ability to pay normal cash dividends or operate in the ordinary course of business, as Futura had $3,208 of cash and cash equivalents at December 31, 2006.

Results of Operations

Net income totaled $2,900, or $1.07 diluted earnings per share, for 2006. This represented a return on average equity of 11.96% and a return on average assets of 1.09%. Our 2006 net income compares favorably to the net loss of $55 in 2005 and the net income of $391 in 2004, each of which occurred primarily as the result of the two separate and nonrecurring events discussed above. As disclosed in the Five Year Summary of Selected Data, Futura earned $3,326 in 2003 and $3,644 in 2002.

Our principal source of income is net interest income, and the major determining factors of income in any given year are our net interest income and the quality of our loan portfolio. Net interest income was $11,312 in 2006, $11,235 in 2005 and $11,865 in 2004. In 2006 interest income increased 12.66% and interest expense jumped 40.35% as a result of the inverted yield curve and the relatively short duration of our highest-cost funding sources. Our net interest margin increased from 4.40% in 2005 to 4.69% in 2006 which caused the slight increase in net interest income despite a decrease in average earning assets. The decline in 2005 net interest income as compared to 2004 was primarily the result of the level of nonperforming loans, a decline in loan balances caused from the movement of problem loans out of Champaign Bank and normal loan repayment activity that was not replaced with new business as a result of the management time and effort spent addressing the large loan loss in Akron.

The provision for loan losses was $0 in 2006, $4,740 in 2005 and $985 in 2004. The allowance for loan losses balance is analyzed on a quarterly basis and an appropriate provision is recorded to provide an adequate allowance based on the known and inherent risks in the loan portfolio as well as other factors such as delinquency trends and local economic conditions. The allowance was $2,238 and $1,680 at year end 2005 and 2006, respectively. Net charge-offs were $737 in 2004, $5,168 in 2005 and $558 in 2006. Nonperforming loans as a percentage of total loans were 1.85%, 0.94% and .18% at year end 2004, 2005 and 2006, respectively.

Noninterest income was $3,101 in 2006, $2,503 in 2005 and $2,456 in 2004. Service charges on deposit accounts have trended downward over the past three years as customers have opted for accounts that do not charge service fees. In response, we have modified our new checking accounts to be free of service charges, although interest is not paid on low balances and interest rates are tiered. Accordingly, some of the service charge income that has been lost is recovered as interest expense savings. We have made solid progress in growing investment and trust management fees over that past three years. This annual growth of $126 in 2006 and $36 in 2005 is substantially all attributable to trust division revenue growth. Net gains on loan sales were consistent in all three years, ranging from a high of $208 to a low of $186. Based on residential mortgage market conditions and competitive factors, Champaign Bank plans to focus more emphasis on the origination and sale of government guaranteed business loans in 2007. Champaign Bank has not originated loans that are considered “sub-prime.” Accordingly, recent regulatory guidance and government initiatives involving this type of lending will not have an impact on our current business.

As discussed above, the most significant change in noninterest income in the three-year period and the cause of the large jump in noninterest income in 2006 compared to 2005 was the gain on the sale of our former Dublin office. This building was sold in 2005 in conjunction with consolidation of two Champaign Bank offices into a new 12,000 square foot regional financial center. We deferred the gain from the sale in 2005 based on accounting guidance involving the amount of the purchase price financed by Champaign Bank. The accounting income recognition requirements were satisfied in 2006 and we recorded a gain of $626.

Growth in noninterest income will continue to play an important part in our profitability and net income growth. Growth in trust and wealth management fee income, loan fee and business loan sale gains and realization of deposit service fee income to the extent market factors will allow those fees to be charged will remain a focus. As demonstrated by our consolidation of offices, elimination of an outdated operations center and the updates we have made to our technology, we believe we have reduced those related expenses on a going forward basis. In addition, we believe that profitable branches in the future will need to serve a larger number of loan and deposit customers than have been historically served. Therefore, we are utilizing technology to improve service delivery channels and focusing on growing our current offices rather than opening new offices. We believe our growth will continue to be dependent on our community banking principles, the levels of economic growth within our markets and the expertise we have in serving the business banking needs of key segments such as agribusiness and commercial real estate.

The audited financial statements and accompanying footnotes as well as the supplementary financial schedules, included elsewhere in this prospectus/proxy statement, provide additional information about Futura and its consolidated financial condition and operating results.

Liquidity

We actively manage our cash position on a daily basis to ensure adequate liquidity and the investment of all available funds. Cash needs are closely monitored utilizing information on scheduled loan repayments and the maturities of both loans and time deposits. Pipeline reports are utilized to monitor cash needs for new loans approved, committed and scheduled to close. In addition, senior management is actively involved in the annual budgeting process as well as the quarterly forecasting and asset/liability modeling activities. These activities are carried out under the quarterly oversight of the ALCO committee of our Board of Directors.

Quantitative and qualitative disclosures about market risk

Futura considers its primary market exposure to be interest rate risk. Liquidity risk is considered to a lesser extent due to Futura’s access to funds, relatively stable core deposit base and liquid investments. All of Futura’s transactions are denominated in U.S. dollars so Futura has no foreign exchange exposure.

Interest rate risk is monitored closely by senior management, with quarterly oversight by the Asset/Liability Committee (“ALCO”) of the Futura Board of Directors. Important considerations in asset/liability management are liquidity, the balance between interest rate sensitive assets and liabilities and adequate levels of capital. Liquidity management involves meeting the cash flow needs of the company primarily as a result of customer loan and deposit transactions. The management of interest rate sensitivity focuses on the structure, maturity and repricing characteristics of earning assets and interest bearing liabilities. The goal of balancing interest rate sensitive assets and liabilities is to maintain stability in the net interest margin through periods of changing interest rates.

Simulation analysis is used to monitor Futura’s exposure to changes in interest rates and the impact of changing interest rates on net interest income. The following table shows the effect on net interest income and the net present value of equity in the event of a sudden and sustained 200 basis point increase or decrease in market interest rates. This simulation assumes that both short- and long-term interest rates change in the same direction and by the same magnitude.

Changes in Interest Rate	1st Quarter	2006	2005	ALCO
(Basis Points)	2007 Results	Result	Result	Guidelines

Net Interest Income Change
+200	(2.72)%	(2.97)%	1.78%	(10.00)%
-200	(0.03)%	(0.45)%	(4.63)%	(10.00)%
Net Present Value of Equity Change
+200	(10.94)%	(12.05)%	(1.92)%	(20.00)%
-200	1.01%	1.02%	(2.92)%	(20.00)%

At the end of the first quarter of 2007 and at year-end 2006, Futura’s net interest income was projected to remain stable in a 200 basis point declining rate environment and decline approximately 3% in a 200 basis point rising rate environment. Short-term interest rates increased in 2006 and long-term rates did not. Generally, this caused interest expense on Futura’s funding sources to increase faster than the rates earned on loans and investments. This trend continued in the first quarter of 2007.

The results of this analysis comply with the guidelines established by the ALCO committee of the Futura Board of Directors, which are monitored quarterly.

The largest amount of interest sensitive assets and liabilities mature or reprice within twelve months. Prepayments on loans, loan delinquencies, early withdrawal of time deposits or reduction in demand deposit balances as a result of cash needs of business customers can impact net interest income as changes in rate sensitive assets and liabilities may not be equal.

Interest rate sensitivity management provides some degree of protection against volatility in net interest income. It is not possible or necessarily desirable to eliminate risk completely by matching interest sensitive assets and liabilities. Other factors, such as loan demand, interest rate outlook, economic conditions, regulatory considerations and strategic planning have an effect on balance sheet structure.

Futura has no market risk sensitive instruments held for trading purposes, nor does it hold derivative financial instruments. It has no intention of purchasing such instruments.

Security ownership of certain beneficial owners and management of Futura

The following table sets forth, as of          , 2007, (i) the total number and percentage of Futura common shares beneficially owned by each Futura director, each Futura executive officer and each beneficial owner of more than 5% of Futura’s voting securities and all directors and officers of Futura as a group, and (ii) after consummation of the merger, the total number and percentage of First Citizens’ common shares beneficially owned by those same persons. Each beneficial owner, except as noted, has sole voting and investment power with respect to the common shares of Futura listed as owned by such person. As of          , 2007, there were 2,617,314 Futura common shares outstanding.

	Amount and		Post-Merger
	Nature of		Amount and Nature	Post-Merger
Name and Address of	Beneficial	Percentage of	of Beneficial	Percentage of
Beneficial Owner(1)	Ownership	Ownership(2)	Ownership(3)	Ownership(4)

Gregg N. Bedell(5)	15,816	*	14,321
Barry W. Boerger(6)	8,794	*	7,733
Robert J. Gantzer(7)	79,701	3.0%	37,473
Jerry L. Gecowets(8)	114,936	4.4%	107,303
Steven A. Glock(9)	22,021	*	2,078
Lilli A. Johnson(10)	113,055	4.3%	101,982
Michael J. Lamping(11)	197,141	7.2%	82,236
Allen R. Maurice(12)	99,087	3.8%	83,827
David A. Shiffer(13)	45,768	1.7%	42,418
Richard A. Weidrick(14)	5,097	*	4,266
All directors and officers as a group (31 persons) (15)	836,974	29.3%	556,697

*	Denotes less than 1% of ownership.

(1)	The address for each of the individual directors and executives of Futura is c/o Futura Banc Corp., 601 Scioto Street, Urbana, Ohio 43078.

(2)	Calculated based on the number of common shares of Futura outstanding on , 2007 plus the number of options that are or could be exercisable within 60 days of , 2007 for that person.

(3)	Calculated based on assumption that each director or officer elects to receive the merger consideration in 20% cash and 80% stock and receives cash for any exercisable option.

(4)	Calculated based on the number of common shares of First Citizens outstanding on , 2007.

(5)	Includes options to purchase 550 shares.

(6)	Includes options to purchase 550 shares.

(7)	Includes options to purchase 39,755 shares and 23, 642 shares held in Futura’s 401(k) Plan.

(8)	Includes options to purchase 550 shares and 20,763 shares held by Gosiger, Inc., over which Mr. Gecowets has control.

(9)	Includes options to purchase 19,806 shares.

(10)	Includes options to purchase 4,341 shares and 54,164 shares held in trust.

(11)	Includes options to purchase 109,476 shares and 4,524 shares held indirectly through Mr. Lamping’s children.

(12)	Includes options to purchase 9,727 shares and 1,344 shares held indirectly through Mr. Maurice’s children.

(13)	Includes options to purchase 550 shares.

(14)	Includes options to purchase 550 shares.

(15)	Includes options to purchase a total of 243,532 shares.

5% or Greater Shareholder

Post-Merger
Amount and
			Nature of	Post-Merger
Name and Address of	Amount and Nature of	Percentage of	Beneficial	Percentage of
Beneficial Owner	Beneficial Ownership	Ownership(1)	Ownership(2)	Ownership(3)

Joseph Cimino 5869 Heritage Lakes Dr.
Hilliard, Ohio 43026-7617	138,760 (4)	5.3%	130,168

(1)	Calculated based on the number of common shares of Futura outstanding on , 2007 (in total, 2,617,314).

(2)	Calculated based on assumption that shareholder elects to receive the merger consideration in 20% cash and 80% stock.

(3)	Calculated based on the number of common shares of First Citizens outstanding on , 2007.

(4)	Amount owned as of June 19, 2007, according to Futura records.

Directors of Futura

First Citizens has selected the following current directors of Futura to serve on the First Citizens Board of Directors following the completion of the merger. These directors will be appointed to the Board of Directors in accordance with the terms of the merger agreement and will serve until the next annual shareholders meeting of First Citizens, at which time they will be nominated for election as directors, subject to certain conditions.

Barry W. Boerger, age 57, has served as a director of both Futura and Champaign Bank since 2003. Mr. Boerger is a self-employed farmer operating a grain farming business in Milford Center, Ohio.

Allen R. Maurice, age 63, has served as a director of Futura since 1994 and as a director of Champaign Bank since 1977. Mr. Maurice is a partner in the law firm of Wagner, Maurice, Davidson & Gilbert Co., L.P.A. and served as general counsel to Champaign Bank.

Richard A. Weidrick, age 43, has served as a director of both Futura and Champaign Bank since 2003. Mr. Weidrick is a certified public accountant and an owner of Weidrick, Livesay, Mitchell & Burge, LLC (“WLMB”) in Akron, Ohio. WLMB is a full service accounting firm founded in 1997 and specializing in family owned businesses and health care practices.

Information With Respect to First Citizens

Description of First Citizens’ business

First Citizens is a financial holding company organized and existing under the laws of the State of Ohio and is a registered financial holding company under the Gramm-Leach-Bliley Act of 1999, as amended. Through its wholly-owned banking subsidiary, Citizens Bank, First Citizens is primarily engaged in the business of community banking, which accounts for substantially all of its revenue, operating income and assets. At June 30, 2007, First Citizens had total consolidated assets of approximately $774.7 million and total shareholders’ equity of approximately $76.2 million.

Citizens Bank, a commercial bank organized and existing under the laws of the State of Ohio, maintains its main office at 100 East Water Street, Sandusky, Ohio 44870. Citizens Bank conducts a general banking business that involves collecting customer deposits, making loans, purchasing securities and offering trust services. Citizens Bank operates two branch banking offices in Perkins Township (Sandusky, Ohio), two branch banking offices in Norwalk, Ohio, one branch banking office in Berlin Heights, Ohio, one branch banking office in Huron, Ohio, one branch banking office in Castalia, Ohio and one loan production office in Port Clinton, Ohio. In addition, Citizens has offices located in New Washington, Shelby, Willard, Crestline and the villages of Chatfield, Tiro, Richwood, Green Camp, Greenwich, Plymouth and Shiloh, all in Ohio, and also has a loan production office in Marion, Ohio.

First Citizens also has three wholly-owned non-bank subsidiaries that provide services related to its primary banking business: (1) SCC Resources, Inc., a data processing company, provides item-processing services for financial institutions, including Citizens, and other non-related entities; (2) First Citizens Insurance Agency, Inc., an insurance agency, allows First Citizens to participate in commission revenue generated through its third party insurance agreement; and (3) Water Street Properties, Inc., was formed by First Citizens to hold properties repossessed by First Citizens’ subsidiaries. At June 30, 2007, SSC Resources, Inc., accounted for less than one percent of First Citizens’ consolidated assets, and the assets of the other two non-bank subsidiaries were not significant.

First Citizens’ common shares are listed on NASDAQ under the symbol “FCZA.”

Incorporation by reference

The Securities and Exchange Commission allows First Citizens “incorporate by reference” into this prospectus/proxy statement. This means that First Citizens can disclose important information to you by referring you to another document separately filed with or furnished to the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus/proxy statement, except for any information superseded by information contained in this prospectus/proxy statement or in later-filed documents incorporated by reference in this prospectus/proxy statement. You should read the information relating to First Citizens contained in this prospectus/proxy statement together with the information in the documents incorporated by reference into this prospectus/proxy statement.

This prospectus/proxy statement incorporates by reference the documents listed below that First Citizens has previously filed with or furnished to the Securities and Exchange Commission and any documents filed by First Citizens with the Securities and Exchange Commission after the date of this prospectus/proxy statement and prior to the special meeting of First Citizens shareholders to be held on          , 2007, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

SEC Filings (File No. 000-25980)	Period/Date of Filing

Annual Report on Form 10-K	Fiscal year ended December 31, 2006
Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2007 and June 30, 2007
Current Reports on Form 8-K	Filed/furnished on March 5, 2007, March 23, 2007, April 19, 2007, June 12, 2007, June 25, 2007 and July 3, 2007
Definitive Proxy Statement for the 2007 Annual Meeting of Shareholders of First Citizens	Filed on March 19, 2007

This prospectus/proxy statement incorporates by reference important business and financial information that is not included or delivered with the prospectus/proxy statement. You can request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling First Citizens at:

First Citizens Banc Corp
100 East Water Street
Sandusky, Ohio 44870
Attention: James E. McGookey, Secretary
(419) 625-4121

In order to ensure timely delivery of documents before the respective special meetings, any requests for documents by First Citizens shareholders should be received by First Citizens no later than          , 2007, and any requests for documents by Futura shareholders should be received by First Citizens no later than          , 2007.

You may also obtain copies of the documents from the Securities and Exchange Commission through its website. See “Where You Can Find More Information” on page   .

Following the merger, First Citizens will continue to be regulated by the information, reporting and proxy statement requirements of the Securities Exchange Act of 1934, as amended.

Experts

The consolidated financial statements of First Citizens as of December 31, 2006 and 2005, and for the three years ended December 31, 2006, included in First Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and First Citizens management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, have been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as set forth in its reports dated February 28, 2007, included in such Annual Report on Form 10-K and incorporated by reference in this prospectus/proxy statement. Such consolidated financial statements are incorporated by reference in this prospectus/proxy statement in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Futura as of December 31, 2006 and 2005, and for the three years ended December 31, 2006, included in this prospectus/proxy statement, have been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as set forth in its reports on such financial statements and included in this prospectus/proxy statement. Such consolidated financial statements are included in this prospectus/proxy statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Legal Matters

Vorys, Sater, Seymour and Pease LLP has rendered an opinion that the First Citizens common shares to be issued to the Futura shareholders in connection with the merger have been duly authorized and, if issued as contemplated by the merger agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Vorys, Sater, Seymour and Pease LLP also has rendered an opinion regarding the material federal income tax consequences of the merger.

Where You Can Find More Information

First Citizens has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act for the First Citizens common shares to be issued to Futura shareholders in the merger. This prospectus/proxy statement is a part of the Registration Statement on Form S-4. The rules and regulations of the Securities and Exchange Commission permit us to omit from this prospectus/proxy statement certain information, exhibits and undertakings that are contained in the Registration Statement on Form S-4.

In addition, First Citizens files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You can read and copy the Registration Statement on Form S-4 and its exhibits, as well as the reports, proxy statements and other information filed with the Securities and Exchange Commission by First Citizens, at the following location:

Securities and Exchange Commission’s Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

Please call the Securities and Exchange Commission for more information on the operation of the Public Reference Room at 1-800-SEC-0330.

First Citizens is an electronic filer, and the Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the following website: http://www.sec.gov. Reports of First Citizens can also be found on the Internet website maintained by First Citizens at http://www.fcza.com (this uniform resource locator, or URL, is an inactive textual reference only and is not intended to incorporate First Citizens’ website into this prospectus/proxy statement).

If you would like to request documents from First Citizens or Futura, please do so by          , 2007, in order to receive the documents prior to the First Citizens special meeting, or by          , 2007, in order to receive the documents prior to the Futura special meeting.

Futura Banc Corp.
Consolidated Balance Sheets
June 30, 2007 and December 31, 2006

	June 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Cash and due from banks	$5,997,197	$7,269,192
Federal funds sold	12,345,830	3,292,518

Cash and cash equivalents	18,343,027	10,561,710
Securities available for sale	29,663,065	30,145,316
Total loans	215,022,723	215,540,972
Allowance for loan losses	(2,451,676)	(1,680,061)

Loans, net	212,571,047	213,860,911
FHLB and other stock	3,411,850	3,411,550
Premises and equipment, net	9,376,535	8,515,094
Goodwill	165,185	165,185
Other assets	2,951,149	3,008,572

Total assets	$276,481,858	$269,668,338

LIABILITIES
Deposits
Noninterest-bearing	$32,566,778	$35,495,891
Interest-bearing	198,106,862	192,657,656

Total deposits	230,673,640	228,153,547
Other short term borrowings	16,256	15,282
Federal Home Loan Bank advances	14,526,758	9,839,715
Subordinated debentures	4,648,000	4,648,000
Other liabilities	2,018,919	2,407,198

Total liabilities	251,883,573	245,063,742

STOCKHOLDERS’ EQUITY
Common stock, no par value; 5,000,000 shares authorized; issued 2,633,260 in 2007 and 2,628,935 in 2006	20,043,860	19,994,725
Retained earnings	4,900,923	4,864,880
Treasury stock, at cost (2007 — 15,946 shares, 2006 — 16,500 shares)	(271,019)	(279,883)
Accumulated other comprehensive income	(75,479)	24,874

Total stockholders’ equity	24,598,285	24,604,596

Total liabilities and stockholders’ equity	$276,481,858	$269,668,338

See accompanying notes.

Futura Banc Corp.
Consolidated Statements of Operations
June 30, 2007 and 2006

	Six Months Ending June 30,		Three Months Ending June 30,
	2007	2006	2007	2006
		(Unaudited)

Interest income
Loans, including fees	$8,249,278	$7,841,643	$4,046,279	$4,166,614
Taxable securities	547,468	492,603	269,311	245,269
Tax exempt securities	260,249	191,804	133,917	97,901
Federal funds sold and other	344,049	286,723	239,511	137,861

	9,401,044	8,812,773	4,689,018	4,647,645
Interest expense
Deposits	3,620,609	2,541,821	1,880,695	1,363,275
FHLB advances	322,174	333,037	164,909	167,553
Subordinated debentures	150,055	141,187	75,268	72,825
Other short term borrowings	7,609	7,143	2,912	3,638

	4,100,447	3,023,188	2,123,784	1,607,291

Net interest income	5,300,597	5,789,585	2,565,234	3,040,354
Provision for loan losses	598,000	—	568,000	(49,000)

Net interest income after provision for loan losses	4,702,597	5,789,585	1,997,234	3,089,354
Noninterest income
Service charges	711,710	784,747	365,003	409,778
Investment and trust management fees	336,270	234,906	158,638	135,352
Net gains on sales of securities	—	5,711	—	5,711
Net gains on sales of loans	84,452	101,379	29,488	82,195
Gain on sale of premises and equipment	2,112	5,753	(88)	4,845
Other	20,814	16,192	10,678	6,963

	1,155,358	1,148,688	563,719	644,844
Noninterest expense
Salaries and wages	2,072,983	2,155,983	1,027,190	1,098,557
Employee benefits	372,293	457,454	175,195	231,160
Occupancy	413,507	473,421	204,603	231,376
Furniture, equipment and data processing	808,466	878,871	395,549	443,966
State franchise and other taxes	194,085	198,136	92,248	95,031
Regulatory and professional fees	336,223	132,097	220,571	63,464
Other	697,585	734,008	341,642	394,434

	4,895,141	5,029,970	2,456,997	2,557,988

Income before income taxes	962,814	1,908,303	103,956	1,176,210
Income tax expense	137,567	571,000	19,010	353,200

Net income	$825,247	$1,337,303	$84,946	$823,010

Earnings per common share
Basic	$0.31	$0.50	$0.03	$0.30

Diluted	$0.31	$0.49	$0.03	$0.30

See accompanying notes.

Futura Banc Corp.
Consolidated Statements of Changes in Stockholders’ Equity
Six Months Ended June 30, 2007 and 2006

			Accumulated
			Other		Total
	Common	Retained	Comprehensive	Treasury	Stockholders’
	Stock	Earnings	Income	Stock	Equity
			(Unaudited)

Balance at January 1, 2006	$20,463,969	$3,289,992	$23,759	$(214,680)	$23,563,040
Comprehensive income:
Net income	—	1,337,303	—	—	1,337,303
Change in net unrealized gain (loss) on securities available for sale, net of reclassifications and tax effects	—	—	(187,618)	—	(187,618)

Total comprehensive income					1,149,685
Cash dividends ($0.22 per share)	—	(586,115)	—	—	(586,115)
Stock purchased and retired	(8,241)	—	—	—	(8,241)
Stock purchased from 401k plan net of current year allocation	(58,822)	—	—	—	(58,822)
Shares purchased for supplemental retirement plan	61,650	—	—	(61,650)	—
Stock issued for exercise of stock options and stock appreciation rights	153,485	—	—	—	153,485
Federal income tax benefit for exercise of stock options	18,804	—	—	—	18,804

Balance at June 30, 2006	$20,630,845	$4,041,180	$(163,859)	$(276,330)	$24,231,836

Balance at January 1, 2007	$19,994,725	$4,864,880	$24,874	$(279,883)	$24,604,596
Comprehensive income:
Net income	—	825,247	—	—	825,247
Change in net unrealized gain (loss) on securities available for sale, net of reclassifications and tax effects	—	—	(100,353)	—	(100,353)

Total comprehensive income					724,894
Cash dividends ($0.30 per share)	—	(789,204)	—	—	(789,204)
Stock purchased and retired	(79,563)	—	—	—	(79,563)
Stock purchased from 401k plan net of current year allocation	—	—	—	—	—
Stock issued for 401k plan	106,044	—	—	—	106,044
Shares purchased for supplemental retirement plan	—	—	—	—	—
Forfeiture of supplemental retirement plan shares	(7,104)	—	—	7,104	—
Transfer supplemental retirement plan shares to participant	(1,760)	—	—	1,760	—
Stock issued for exercise of stock options and stock appreciation rights	18,157	—	—	—	18,157
Federal income tax benefit for exercise of stock options	13,361	—	—	—	13,361

Balance at June 30, 2007	$20,043,860	$4,900,923	$(75,479)	$(271,019)	$24,598,285

See accompanying notes.

Futura Banc Corp.
Consolidated Statements of Cash Flows
Six Months Ended June 30, 2007 and 2006

	2007	2006
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$825,247	$1,337,303
Adjustments to reconcile net income (loss) to net cash from operating activities
Net amortization of securities	(6,107)	15,652
Depreciation	436,873	616,958
Provision for loan losses	598,000	—
Deferred loan fee income	(34,837)	(48,678)
Net realized gain on sale/call of securities	—	(5,711)
Net (gain) loss on sale or disposal of premises and equipment	(2,112)	(5,753)
Net loss on sale of other real estate owned	—	14,489
FHLB stock dividends	—	(81,500)
Supplemental retirement plan expense	11,250	27,500
Net gain on sale of loans	(84,452)	(101,379)
Loans originated for sale	(229,700)	(2,101,049)
Proceeds from sale of loans	233,116	2,591,290
Net change in:
Other assets	110,931	775,825
Other liabilities	(388,279)	153,907

Net cash from operating activities	1,469,930	3,188,854
CASH FLOWS FROM INVESTING ACTIVITIES
Net change in interest-bearing deposits in other financial institutions	—	1,000,000
Securities available for sale:
Purchases	(1,738,202)	(2,766,738)
Sales	—	—
Maturities, principal payments and calls	2,074,510	2,652,107
Proceeds from sales of government guaranteed loans	1,326,765	790,200
Net change in loans	(519,028)	(2,336,200)
Purchase of FHLB and other stock	—	—
Premises and equipment expenditures, net	(1,298,314)	(167,795)
Proceeds from disposal of premises and equipment	2,112	44,514
Proceeds from sale of other real estate owned	—	35,478

Net cash from investing activities	(152,157)	(748,434)
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	2,520,093	(6,635,791)
Net change in other short term borrowings	974	6,939
Proceeds from FHLB advances	5,000,000	3,000,000
Repayment of FHLB advances	(312,957)	(312,345)
Cash dividends paid	(789,204)	(586,115)
Stock issued for benefit plans	124,201	153,485
Purchase of shares for supplemental retirement plan	—	(61,650)
Stock purchased and retired	(79,563)	(67,063)

Net cash from financing activities	6,463,544	(4,502,540)

Net change in cash and cash equivalents	7,781,317	(2,062,120)
Cash and cash equivalents at beginning of period	10,561,710	16,516,958

Cash and cash equivalents at end of period	$18,343,027	$14,454,838

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$4,044,150	$2,979,094
Income taxes paid	110,000	255,000

See accompanying notes.

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Futura Banc Corp.
Urbana, Ohio

We have audited the accompanying consolidated balance sheets of Futura Banc Corp. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Futura Banc Corp. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Crowe Chizek and Company LLC

Columbus, Ohio
February 20, 2007

FUTURA BANC CORP.

CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005

	2006	2005

ASSETS
Cash and due from financial institutions	$7,269,192	$10,202,631
Federal funds sold	3,292,518	6,314,327

Cash and cash equivalents	10,561,710	16,516,958
Interest-bearing deposits in other financial institutions	—	1,000,000
Securities available for sale	30,145,316	27,497,097
Total loans	215,540,972	206,202,322
Allowance for loan losses	(1,680,061)	(2,238,365)

Loans, net	213,860,911	203,963,957
FHLB and other stock, at cost	3,411,550	3,200,750
Premises and equipment, net	8,515,094	9,400,351
Receivables due from loan sales	—	565,733
Goodwill	165,185	165,185
Accrued interest receivable and other assets	3,008,572	3,655,097

Total assets	$269,668,338	$265,965,128

LIABILITIES
Deposits
Noninterest-bearing demand deposits	$35,495,891	$38,301,267
Interest-bearing deposits	192,657,656	182,779,102

Total deposits	228,153,547	221,080,369
Other short term borrowings	15,282	23,474
Federal Home Loan Bank advances	9,839,715	14,464,708
Subordinated debentures	4,648,000	4,648,000
Accrued interest payable and other liabilities	2,407,198	2,185,537

Total liabilities	245,063,742	242,402,088

STOCKHOLDERS’ EQUITY
Common stock, no par value; 5,000,000 shares authorized; 2,628,935 shares issued in 2006 and 2,657,804 shares issued in 2005	19,994,725	20,463,969
Retained earnings	4,864,880	3,289,992
Treasury stock, at cost; 2006 — 16,500 shares, 2005 — 12,880 shares	(279,883)	(214,680)
Accumulated other comprehensive income	24,874	23,759

Total stockholders’ equity	24,604,596	23,563,040

Total liabilities and stockholders’ equity	$269,668,338	$265,965,128

See accompanying notes to consolidated financial statements.

FUTURA BANC CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004

Interest income
Loans, including fees	$16,119,822	$14,581,186	$14,533,469
Taxable securities	1,046,963	758,535	645,603
Tax exempt securities	405,057	334,110	354,933
Federal funds sold and other	559,784	420,420	132,484

	18,131,626	16,094,251	15,666,489
Interest expense
Deposits	5,934,199	4,035,055	3,169,999
FHLB advances	574,194	669,257	614,553
Subordinated debentures	292,800	141,822	—
Other short term borrowings	18,391	12,687	16,936

	6,819,584	4,858,821	3,801,488

Net interest income	11,312,042	11,235,430	11,865,001
Provision for loan losses	—	4,740,000	985,236

Net interest income after provision for loan losses	11,312,042	6,495,430	10,879,765
Noninterest income
Service charges	1,598,801	1,700,568	1,797,437
Investment and trust management fees	593,343	467,787	431,851
Net gains on sales of securities	25,711	32,517	10,000
Net gains on sales of loans	208,448	208,164	186,062
Gain (loss) on sale of premises and equipment	627,753	17,301	(35,115)
Other	47,220	76,236	65,371

	3,101,276	2,502,573	2,455,606
Noninterest expense
Salaries and wages	4,431,837	3,910,707	3,762,211
Employee benefits	799,860	696,624	713,506
Occupancy	892,401	781,644	677,740
Furniture, equipment and data processing	1,866,008	1,685,295	1,469,150
State franchise and other taxes	374,117	340,447	337,334
Regulatory and professional fees	323,505	443,165	359,196
Litigation settlement	—	—	4,380,781
Other	1,565,014	1,455,365	1,274,426

	10,252,742	9,313,247	12,974,344

Income (loss) before income taxes	4,160,576	(315,244)	361,027
Income tax expense (benefit)	1,260,230	(260,017)	(30,400)

Net income (loss)	$2,900,346	$(55,227)	$391,427

Earnings (loss) per common share
Basic	$1.09	$(0.02)	$0.15

Diluted	$1.07	$(0.02)	$0.14

See accompanying notes to consolidated financial statements.

FUTURA BANC CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2006, 2005 and 2004

				Accumulated
	Number			Other		Total
	of	Common	Retained	Comprehensive	Treasury	Stockholders’
	Shares	Stock	Earnings	Income	Stock	Equity

Balance at January 1, 2004	2,246,515	$21,206,349	$5,154,286	$416,135	$—	$26,776,770
Comprehensive income:
Net income	—	—	391,427	—	—	391,427
Change in net unrealized gain (loss) on securities available for sale, net of reclassifications and tax effects	—	—	—	(186,752)	—	(186,752)

Total comprehensive income						204,675
Cash dividends ($.40 per share)	—	—	(1,077,022)	—	—	(1,077,022)
Stock purchased and retired	(54,717)	(1,244,105)	—	—	—	(1,244,105)
Stock issued for 401(k) plan	3,504	70,080	—	—	—	70,080
Stock issued for exercise of stock options and stock appreciation rights	35,160	421,326	—	—	—	421,326
Federal income tax benefit for exercise of stock options	—	129,767	—	—	—	129,767

Balance at December 31, 2004	2,230,462	$20,583,417	$4,468,691	$229,383	$—	$25,281,491

Balance at December 31, 2004	2,230,462	$20,583,417	$4,468,691	$229,383	$—	$25,281,491
Comprehensive income (loss):
Net income (loss)	—	—	(55,227)	—	—	(55,227)
Change in net unrealized gain (loss) on securities available for sale, net of reclassifications and tax effects	—	—	—	(205,624)	—	(205,624)

Total comprehensive income (loss)						(260,851)
Cash dividends ($.42 per share)	—	—	(1,121,005)	—	—	(1,121,005)
Cash paid in lieu of fractional shares	—	—	(2,467)	—	—	(2,467)
Six-for-five stock split effected in the form of a 20% stock dividend	445,311	—	—	—	—	—
Stock purchased and retired	(16,464)	(292,308)	—	—	—	(292,308)
Stock purchased from 401(k) plan net of current year allocation	(4,639)	(92,771)	—	—	—	(92,771)
Shares purchased for supplemental retirement plan	(12,880)	214,680	—	—	(214,680)	—
Stock issued for exercise of stock options and stock appreciation rights	3,134	44,189	—	—	—	44,189
Intrinsic value of stock options	—	4,679	—	—	—	4,679
Federal income tax benefit for exercise of stock options	—	2,083	—	—	—	2,083

Balance at December 31, 2005	2,644,924	$20,463,969	$3,289,992	$23,759	$(214,680)	$23,563,040

Balance at December 31, 2005	2,644,924	$20,463,969	$3,289,992	$23,759	$(214,680)	$23,563,040
Comprehensive income:
Net income	—	—	2,900,346	—	—	2,900,346
Change in net unrealized gain (loss) on securities available for sale, net of reclassifications and tax effects				1,115	—	1,115

Total comprehensive income						2,901,461
Cash dividends ($.50 per share)			(1,325,458)	—	—	(1,325,458)
Stock purchased and retired	(41,830)	(709,105)	—	—	—	(709,105)
Stock purchased from 401(k) plan net of current year allocation	(3,795)	(58,822)	—	—	—	(58,822)
Shares purchased for supplemental retirement plan	(3,620)	65,203	—	—	(65,203)	—
Stock issued for exercise of stock options and stock appreciation rights	16,756	214,676	—	—	—	214,676
Federal income tax benefit for exercise of stock options	—	18,804	—	—	—	18,804

Balance at December 31, 2006	2,612,435	$19,994,725	$4,864,880	$24,874	$(279,883)	$24,604,596

See accompanying notes to consolidated financial statements.

FUTURA BANC CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004

Cash flows from operating activities
Net income (loss)	$2,900,346	$(55,227)	$391,427
Adjustments to reconcile net income (loss) to net cash from operating activities
Net amortization of securities	24,238	35,862	30,601
Depreciation	1,316,397	1,112,964	997,897
Provision for loan losses	—	4,740,000	985,236
Deferred loan fee income	(17,069)	(26,551)	61,676
Deferred income taxes	424,236	301,116	278,169
Net realized gain on sale/call of securities	(25,711)	(32,517)	(10,000)
Net (gain) loss on sale or disposal of premises and equipment	(627,753)	(17,301)	35,115
Donated property	48,899	—	—
Net loss on sale of other real estate owned	56,878	12,965	—
FHLB stock dividends	(169,900)	(126,800)	(106,900)
Intrinsic value of stock options	—	4,679	—
Supplemental retirement plan expense	55,000	40,000	40,000
Net gain on sale of loans	(208,448)	(208,164)	(186,062)
Loans originated for sale	(4,098,120)	(6,750,925)	(18,764,839)
Proceeds from sale of loans	4,716,962	7,058,379	18,390,755
Net change in:
Other assets	11,072	395,512	(1,772,183)
Other liabilities	858,368	232,657	(362,786)

Net cash from operating activities	5,265,395	6,716,649	8,106
Cash flows from investing activities
Net change in interest-bearing deposits in other financial institutions	1,000,000	(1,000,000)	—
Securities available for sale:
Purchases	(10,500,313)	(14,142,771)	(7,503,700)
Sales	—	3,719,846	—
Maturities, principal payments and calls	7,855,256	3,582,341	9,850,824
Securities held to maturity:
Maturities and calls	—	—	190,000
Proceeds from sale of government guaranteed loans	1,742,406	1,777,069	—
Net change in loans	(12,190,537)	19,089,628	(20,578,082)
Purchase of FHLB and other stock	—	(75,000)	(30,000)
Premises and equipment expenditures, net	(480,612)	(4,521,233)	(2,880,246)
Proceeds from disposal of premises and equipment	1,822	1,923,508	201,074
Proceeds from sale of other real estate owned	855,254	275,824	—

Net cash from investing activities	(11,716,724)	10,629,212	(20,750,130)
Cash flows from financing activities
Net change in deposits	$7,073,178	$(24,180,215)	$15,083,204
Net change in other short term borrowings	(8,192)	(143,519)	(996,327)
Proceeds from FHLB advances	—	1,000,000	3,000,000
Repayment of FHLB advances	(4,624,993)	(23,812)	(11,480)
Proceeds from issue of subordinated debentures	—	4,648,000	—
Cash dividends paid	(1,325,458)	(1,121,005)	(1,077,022)
Cash paid in lieu of fractional shares in stock dividend	—	(2,467)	—
Stock issued for benefit plans	214,676	44,189	491,406
Purchase of shares for supplemental retirement plan	(65,203)	(214,680)	—
Stock purchased and retired	(767,927)	(385,079)	(1,244,105)

Net cash from financing activities	496,081	(20,378,588)	15,245,676

Net change in cash and cash equivalents	(5,955,248)	(3,032,727)	(5,496,348)
Cash and cash equivalents at beginning of year	16,516,958	19,549,685	25,046,033

Cash and cash equivalents at end of year	$10,561,710	$16,516,958	$19,549,685

Supplemental disclosures of cash flow information
Interest paid	$6,661,895	$4,826,323	$3,878,441
Income taxes paid	1,180,000	—	1,135,000
Supplemental noncash disclosures
Transfer from loans to other real estate owned	723,585	477,336	—

See accompanying notes to consolidated financial statements.

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2005

NOTE 1 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed by Futura Banc Corp. in the preparation of the consolidated financial statements.

Principles of Consolidation:  The consolidated financial statements include the accounts of Futura Banc Corp. (Futura) and its wholly owned subsidiaries, Champaign National Bank (Bank), Champaign Investment Company (CIC), 6400 Perimeter Drive Dublin Investments Ltd. (InvLtd), and 6400 Perimeter Drive Dublin Special Assets Ltd. (SpecialLtd), together referred to as the Corporation. Intercompany transactions and balances are eliminated in consolidation.

Nature of Operations:  The Corporation operates eight banking locations located in Urbana, Plain City, West Liberty, Russells Point, Akron, Dublin and Hilliard, Ohio, providing a full range of deposit, loan, trust and asset management services. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are commercial and residential mortgage loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flows from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold. CIC provides financial planning and investment advisory services and is licensed as a fully disclosed introducing broker and dealer in securities. InvLtd and SpecialLtd hold title to other real estate acquired in lieu of loan foreclosure. These companies held no real estate at year end 2006. The business segments that could be separated from the Corporation’s primary business of community banking are not material based on revenue, net income or total assets.

Use of Estimates:  To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and disclosures provided, and actual results could differ. The allowance for loan losses, fair values of financial instruments, and status of contingencies are particularly subject to change.

Cash Flow Reporting:  Cash and cash equivalents include cash on hand, deposits with financial institutions and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest-bearing time deposits with financial institutions, and borrowings with an original maturity of 90 days or less.

Interest-Bearing Deposits in Other Financial Institutions:  Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

Securities:  Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization and accretion of purchased premiums and discounts. Premiums and discounts on securities are amortized on the level-yield method. Gains and losses on sales are recorded on the trade date and determined based on amortized cost of the specific securities sold.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Corporation’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans:  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis. Servicing is not retained on residential loans sold in the secondary market. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged-off no later than 120 days. Past due status is based upon the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Federal Home Loan Bank (FHLB) and other stock:  The Bank is a member of the FHLB and Federal Reserve Bank (FRB) systems. Members of the FHLB system are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB and FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Premises and Equipment:  Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets’ useful lives using both straight-line and accelerated methods. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are expensed and major improvements are capitalized.

Receivables Due from Loan Sales:  Receivables due from loan sales are amounts owed to the Corporation for loans which have been originated, closed and sold to investors but for which proceeds from the investor have not yet been received.

Foreclosed Assets:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed. No assets were held in real estate owned at

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2006. The Corporation held $189,000 in real estate owned which is included in other assets in the consolidated balance sheet at December 31, 2005.

Goodwill:  Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Stock Compensation:  Effective January 1, 2006, the Corporation adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-based Payment, using the prospective transition method. Because the Corporation used the minimum value method to measure the fair value of stock options granted prior to December 31, 2005 for its pro forma disclosures as allowed under SFAS No. 123, SFAS No. 123(R) is applied prospectively to new awards and awards modified, repurchased or cancelled after January 1, 2006. The Corporation will continue to account for any portion of awards outstanding at January 1, 2006 using the accounting principles originally applied to these awards.

Prior to January 1, 2006, employee compensation expense under stock option plans was reported using the intrinsic value method.

Income Taxes:  Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Loan Commitments and Related Financial Instruments:  Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings and Dividends per Common Share:  Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Equity:  Stock dividends of less than 20% are reported by transferring the estimated fair market value of the stock issued from retained earnings to common stock. Fractional share amounts are paid in cash with a reduction to retained earnings. Stock dividends of 20% or more result only in an increase of the number of shares outstanding. On May 17, 2005, the Board of Directors declared a six-for-five stock split effected in the form of a 20% stock dividend payable on June 17, 2005.

Comprehensive Income:  Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of stockholders’ equity.

Loss Contingencies:  Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash:  Cash on hand or on deposit with the Federal Reserve Bank of $286,000 and $3,851,000 was required to meet regulatory reserve and clearing requirements at year-end 2006 and 2005. These balances do not earn interest.

Dividend Restriction:  Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to Futura or by Futura to stockholders.

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Values of Financial Instruments:  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications:  Some items in the prior year financial statements were reclassified to conform to the current presentation.

NOTE 2 —	SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	Estimated	Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses

2006
U.S. agencies	$18,363,316	$45,172	$(87,807)
Obligations of states and political subdivisions	11,237,746	110,303	(29,515)
Mortgage-backed	23,670	140	—
Collateralized mortgage obligations	520,584	483	(1,088)

	$30,145,316	$156,098	$(118,410)

2005
U.S. Treasury and agencies	$19,313,498	$2,870	$(172,772)
Obligations of states and political subdivisions	8,069,173	217,912	(16,076)
Mortgage-backed	45,755	942	—
Collateralized mortgage obligations	68,671	3,123	—

	$27,497,097	$224,847	$(188,848)

The fair value of debt securities by contractual maturity at year-end 2006 were as follows. Securities not due at a single maturity date, primarily mortgage-backed and collateralized mortgage obligations are shown separately.

Available
for Sale
Fair Value

Due in one year or less	$681,632
Due after one year through five years	17,612,285
Due after five years through ten years	9,838,399
Due after ten years	1,468,746
Mortgage-backed	23,670
Collateralized mortgage obligations	520,584

$30,145,316

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Sales of securities available for sale and the gross realized gains and losses were as follows:

	2006	2005	2004

Proceeds from sales	$—	$3,719,846	$—
Gross gains	—	33,779	—
Gross losses	—	(1,262)	—
Gross gains from calls	25,711	—	10,000

Securities pledged at year-end 2006 and 2005 had a carrying amount of $17,061,000 and $17,479,000, and were pledged to secure public deposits, borrowings and for other purposes as required or permitted by law. At year-end 2006 and 2005, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders’ equity.

Securities with unrealized losses at year-end 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss

2006
U.S. agencies	$1,031,442	$(3,558)	$10,361,702	$(84,249)	$11,393,144	$(87,807)
Obligations of states and political subdivisions	2,539,685	(8,505)	2,167,618	(21,010)	4,707,303	(29,515)
Collateralized mortgage obligations	476,197	(1,088)	—	—	476,197	(1,088)

	$4,047,324	$(13,151)	$12,529,320	$(105,259)	$16,576,644	$(118,410)

2005
U.S. Treasury and agencies	$9,956,097	$(81,422)	$6,373,650	$(91,350)	$16,329,747	$(172,772)
Obligations of states and political subdivisions	2,179,689	(16,076)	—	—	2,179,689	(16,076)

	$12,135,786	$(97,498)	$6,373,650	$(91,350)	$18,509,436	$(188,848)

Unrealized losses on securities at both December 31, 2006 and 2005 have not been recognized into income because management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The fair value is expected to recover as the bonds approach their maturity date.

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 3 —	LOANS

Loans at year-end were as follows:

	2006	2005

Commercial	$45,851,233	$46,478,005
Real estate:
Residential	56,415,689	52,208,832
Commercial	98,973,820	92,578,796
Construction	11,548,649	11,260,188
Consumer	2,951,974	3,893,963

	215,741,365	206,419,784
Deferred loan fees and costs, net	(200,393)	(217,462)

	$215,540,972	$206,202,322

Loans to principal officers, directors and their affiliates during 2006 were as follows:

Beginning balance	$4,124,965
New loans	551,864
Repayments	(1,373,634)

Ending balance	$3,303,195

No loans were held for sale at December 31, 2006 and 2005.

NOTE 4 —	ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses for the year was as follows:

	2006	2005	2004

Beginning balance	$2,238,365	$2,666,260	$2,418,116
Provision for loan losses	—	4,740,000	985,236
Loans charged-off	(1,483,978)	(5,783,657)	(920,438)
Recoveries	925,674	615,762	183,346

Ending balance	$1,680,061	$2,238,365	$2,666,260

The increased 2005 provision for loan losses was necessary as the result of a loan loss involving a leasing company customer in our Akron Office. This company, which we have had as a customer since 1999, defaulted on its loan and ceased operations.

Information regarding impaired loans for the year was as follows:

	2006	2005	2004

Average investment in impaired loans	$3,435,059	$4,199,785	$2,868,838
Interest income recognized during impairment	132,286	56,618	61,133
Cash basis interest income recognized	118,125	45,770	60,733

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Information regarding impaired loans at year-end was as follows:

	2006	2005

Impaired loans with no allocated allowance for loan losses	$464,796	$—
Impaired loans with allocated allowance for loan losses	1,768,680	2,333,523

	$2,233,476	$2,333,523

Amount of allowance for loan losses allocated	$176,867	$732,251

Nonperforming loans were as follows:

Loans past due over 90 days still on accrual	$5,000	$189,000
Nonaccrual loans	389,000	1,749,000

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

NOTE 5 —	PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2006	2005

Land	$2,598,661	$2,610,994
Buildings and improvements	5,150,032	5,570,503
Furniture and equipment	5,946,633	7,041,934
Construction in progress	282,728	17,838

	13,978,054	15,241,269
Accumulated depreciation	(5,462,960)	(5,840,918)

	$8,515,094	$9,400,351

During 2005, the Bank sold its Parkcenter facility in Dublin, Ohio and provided financing to the buyer. Under current accounting guidance, a large portion of the gain was deferred and being recognized into income using the installment method. The Corporation recognized a gain of $34,800 during 2005 and recorded $626,504 as deferred revenue which was included with other liabilities in the Consolidated Balance Sheet at December 31, 2005. In 2006, a participating interest in the loan was sold which resulted in the remaining gain of $626,504 being recognized as revenue.

Additionally in 2005, the Corporation purchased a 15 acre tract of land in Plain City for a total of $1,329,752. The Corporation retained approximately an acre of the property for a branch site and will sell the remaining parcel.

The Bank has entered into leasing arrangements for three branch facilities. The leases expire at various dates through 2014, and provide options for renewal. At December 31, 2006, the total future minimum lease commitments under the leases are summarized as follows:

2007	$160,488
2008	161,688
2009	159,288
2010	153,888
2011	155,088
Thereafter	474,968

$1,265,408

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Rental expense from the leasing arrangements totaled $172,138, $223,659, and $180,449 for 2006, 2005 and 2004.

NOTE 6 —	INTEREST-BEARING DEPOSITS

At year-end, total interest-bearing deposits were as follows:

	2006	2005

Interest-bearing demand	$45,971,775	$41,363,533
Money market
In denominations under $100,000	2,515,319	3,840,123
In denominations of $100,000 or more	15,461,524	12,052,832
Savings	37,356,203	39,713,451
Time
Denominations under $100,000	41,273,556	45,400,668
Denominations of $100,000 or more	50,079,279	40,408,495

	$192,657,656	$182,779,102

Stated maturities of time deposits for the next five years were as follows:

2007	$64,576,988
2008	15,107,683
2009	9,559,494
2010	1,479,765
2011	490,243
Thereafter	138,662

$91,352,835

Deposits from principal officers, directors, and their affiliates at year-end 2006 and 2005 were $7,086,573 and $3,974,795.

NOTE 7 —	EMPLOYEE BENEFIT PLANS

The Corporation sponsors a 401(k) profit sharing plan covering its eligible employees. The annual expense of the plan is equal to the sum of employer nonmatching contributions and employer matching contributions and costs to administer the plan. Employer nonmatching contributions are made at the discretion of the Board of Directors in the amount of 3.5% of compensation. Employer nonmatching contributions are allocated based on proportionate compensation, except for participants with compensation more than the social security wage base. These employees receive an additional allocation on excess compensation equal to the lesser of 5.7% of compensation or the lowest nonmatching contribution allocated to any other eligible participant expressed as a percentage of compensation. Employer matching contributions are based on the Corporation’s return on equity (ROE) and range from 0% to 100% of employee 401(k) contributions. The 2006 matching contribution was 25%. Based on ROE, there was no 2005 matching contribution. The Board of Directors approved a discretionary match for 2005 of 25% of employee contributions up to 6.5% of a participant’s compensation. Employee 401(k) contributions exceeding 6.5% of a participant’s compensation are not eligible for employer matching contributions. Employee 401(k) contributions are vested at all times. Employer nonmatching contributions are vested after five years of service. Matching contributions are vested after three years. The 2006, 2005 and 2004 expense related to this plan was $135,978, $105,000 and $121,519.

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A supplemental retirement plan is in place for selected officers of the Corporation. Contributions to the plan are made at the discretion of the Board of Directors and invested in Corporation stock. These shares are recorded as treasury stock. Contributions vest over five years. The 2006, 2005 and 2004 expense related to this plan was $55,000, $40,000 and $40,000, respectively.

Options to buy stock have been granted to directors, officers and employees under various stock option and stock appreciation rights plans. The Board of Directors and stockholders have approved The Futura Banc Corp. 1994 and 1998 Stock Option and Stock Appreciation Rights Plans and The Futura Banc Corp. 1997 and 2001 Directors’ Stock Option and Stock Appreciation Rights Plans. Options expire ten years after the date of grant and are issued at an option price no less than the market price of the Corporation’s stock on the date of grant. Options and appreciation rights granted to directors vest over a two-year period. Options and appreciation rights granted to officers and employees are exercisable based on a five-year vesting schedule. On December 16, 2005, the Corporation opted to accelerate the vesting of all unvested options granted during 2003 and 2004.

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the activity of the Corporation’s stock option plans and stock appreciation rights is as follows:

	2006		2005		2004
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Options outstanding at beginning of year	312,297	$14.39	333,843	$14.03	338,507	$13.00
Granted	—	—	37,650	16.25	49,140	17.92
Exercised	(16,270)	12.66	(3,726)	11.86	(42,193)	9.99
Forfeited	(3,658)	10.30	(55,470)	13.66	(11,611)	15.38

Options outstanding at end of year	292,369	14.53	312,297	14.39	333,843	14.03

Stock appreciation rights outstanding at beginning of year	34,471	14.95	25,471	14.49	30,613	11.63
Granted	—	—	9,000	16.25	9,000	17.92
Exercised	(3,472)	12.47	—	—	(14,142)	10.49
Forfeited	—	—	—	—	—	—

Stock appreciation rights outstanding at end of year	30,999	15.23	34,471	14.95	25,471	14.49

Remaining shares available for option grants to employees at year-end	65,037		63,437		47,232
Remaining employee stock appreciation rights at year-end	45,888		45,888		54,888
Employee stock appreciation rights exercisable at year-end	13,994		12,194		3,194
Remaining shares available for option grants and stock appreciation rights at year-end under director plan	108,242		108,242		108,242
Director stock appreciation rights exercisable at year-end	9,805		13,277		12,275

Information related to the stock option plan during each year follows:

	2006	2005	2004

Intrinsic value of options exercised	$77,547	$19,714	$392,901
Cash received from option exercises	205,991	44,189	421,326
Tax benefit realized from option exercises	18,804	2,083	129,767

At December 31, 2006, the aggregate intrinsic value of outstanding stock options was $698,030 and the aggregate intrinsic value of exercisable stock options was $660,385.

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information about stock options outstanding at December 31, 2006:

		Weighted	Weighted		Weighted
	Number	Average	Average	Number	Average
Range of	Outstanding	Remaining	Exercise	Exercisable	Exercise
Exercise Prices	at 12/31/06	Contractual Life	Price	at 12/31/06	Price

$5.97 - 7.95	2,803	0.5 years	$6.49	2,803	$6.49
7.96 - 9.94	10,571	1.5	9.40	10,571	9.40
9.95 - 11.93	40,840	2.7	11.59	40,840	11.59
11.94 - 13.92	114,345	4.7	13.12	105,871	13.15
15.90 - 16.89	33,150	8.4	16.25	6,630	16.25
16.90 - 17.89	45,870	6.4	17.58	45,870	17.58
17.90 - 19.88	44,790	7.5	18.14	44,790	18.14

	292,369		14.53	257,375	14.41

NOTE 8 —	FEDERAL HOME LOAN BANK ADVANCES

FHLB advances at year-end were as follows:

	2006	2005

Fixed rate advances, maturing May 2006 through March 2009 at rates from 2.28% to 3.82%	$4,400,000	$5,000,000
Amortizing fixed rate advance, final maturity June 2014 at 4.85%	439,715	464,708
Convertible fixed rate advances, maturing January 2008 through September 2008 at rates from 5.29% to 5.57%	5,000,000	9,000,000

	$9,839,715	$14,464,708

Mortgage loans, home equity lines of credit, farm real estate loans, multifamily loans and all shares of FHLB stock owned by the Bank were pledged as collateral for the FHLB advances and letters of credit in the amounts shown below:

	2006	2005

One-to-four family residential mortgage loans	$26,348,000	$25,621,000
Home equity lines of credit	6,656,000	6,649,000
Farm real estate loans	8,110,000	6,726,000
Multi-family loans	1,804,000	122,000
FHLB stock	3,039,400	2,828,600

The Bank has approval through September 14, 2007 to borrow up to $10,000,000 with the Federal Home Loan Bank through the Cash Management Advance Program. No borrowings were outstanding from the Advance Program at December 31, 2006 or 2005. The convertible fixed rate advances have fixed interest rates for the first three or five years. After the fixed interest rate term expires, the advances are convertible to variable interest rate based upon LIBOR at the option of the FHLB. If the advance is converted, the Bank may prepay the advance without penalty.

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stated maturities of FHLB advances for the next five years were as follows:

2007	$628,475
2008	6,327,644
2009	2,529,015
2010	30,454
2011	31,964
Thereafter	292,163

$9,839,715

NOTE 9 —	SUBORDINATED DEBENTURES

In June 2005, Futura TPF Trust I and Futura TPF Trust II, trusts formed by the Corporation, closed a pooled private offering of 2,500 and 2,000 trust preferred securities, respectively, with a liquidation amount of $1,000 per security. The Corporation issued subordinated debentures to the trusts in exchange for ownership of all of the common security of the trusts and the proceeds of the preferred securities sold by the trusts. The Corporation may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after June 15, 2010 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 15, 2035. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The Corporation has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years.

The $4,500,000 in trust preferred securities may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The Corporation’s investment in the common stock of the trusts was $148,000 and is included in other assets.

Subordinated debentures at year-end were as follows:

	2006	2005

Subordinated debenture at a variable rate of 7.02% and 6.15%	$2,578,000	$2,578,000
Subordinated debenture at a fixed rate of 5.71%	2,070,000	2,070,000

	$4,648,000	$4,648,000

NOTE 10 —	INCOME TAXES

Income tax expense (benefit) was as follows:

	2006	2005	2004

Current	$817,190	$(563,216)	$(438,336)
Tax effect from exercise of nonqualified stock options	18,804	2,083	129,767
Deferred	424,236	301,116	278,169

	$1,260,230	$(260,017)	$(30,400)

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The difference between the financial statement income tax expense (benefit) and amounts computed by applying the statutory federal income tax rate of 34% to income (loss) before taxes was as follows:

	2006	2005	2004

Income taxes computed at the statutory federal income tax rate	$1,414,596	$(107,183)	$122,749
Tax exempt security and loan income	(176,647)	(159,811)	(163,076)
Nondeductible expenses	8,481	7,464	5,498
Other	13,800	(487)	4,429

	$1,260,230	$(260,017)	$(30,400)

Effective tax rate	30.3%	(82.5)%	(8.4)%

Year-end deferred tax assets and liabilities were due to the following:

	2006	2005

Deferred tax assets
Allowance for loan losses	$143,111	$333,813
Deferred compensation	179,046	163,561
Deferred loan fees	87,701	99,198
Intangible assets	6,662	16,471
Nonaccrual loan interest income	11,434	68,026
Accrued stock appreciation rights	24,345	33,914
Deferred gain on sale of building	—	35,491
Other	—	33,569

	452,299	784,043

Deferred tax liabilities
Unrealized gain on securities available for sale	(12,814)	(12,240)
Security accretion	(10,918)	(5,294)
Accumulated depreciation	(172,424)	(151,572)
FHLB stock dividends	(559,751)	(501,883)
Deferred loan costs	(14,566)	(6,418)

	(770,473)	(677,407)

Net deferred tax asset (liability)	$(318,174)	$106,636

NOTE 11 —	LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit and overdraft protection, are issued to meet customer-financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The contractual amounts of financial instruments with off-balance-sheet risk were as follows at year-end:

	2006	2005

Commitments to extend credit	$2,023,000	$3,722,000
Unused home equity lines — variable rate	6,505,000	7,560,000
Unused commercial lines of credit — variable rate	28,670,000	31,036,000
Overdraft protection	2,826,000	2,843,000
Standby letters of credit	777,000	691,000

Commitments to make loans are generally made for 30 days or less. Outstanding commitments to extend credit at December 31, 2006 included fixed rate commitments in the amount of $527,000 and variable rate commitments in the amount of $1,496,000. The fixed rate loan commitments have interest rates ranging from 7.25% to 8.25% and maturities ranging from twelve to sixty-one months. Outstanding commitments to extend credit at December 31, 2005 included a fixed rate commitment in the amount of $400,000 and variable rate commitments in the amount of $3,322,000. The fixed rate loan commitment had an interest rate of 4.72% and a maturity of five years.

In 2004, the Bank secured private deposit insurance to secure public deposits in the amount of $11,000,000. This insurance remained in place throughout 2005 and 2006.

During 2001, the Bank and its CEO were named in a legal action brought by a group of plaintiffs that included current and former customers of the Bank. This litigation was settled in 2004 and the amount paid net of insurance proceeds is shown as a separate line item in noninterest expense.

NOTE 12 —	REGULATORY MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective-action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Effective March 30, 2006, the Board of Governors of the Federal Reserve System adopted a final rule which increases the asset size threshold from $150 million to $500 million in consolidated assets for determining whether a bank holding company is exempted from the consolidated capital requirements.

Prompt corrective-action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

At year-end 2006 and 2005, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category. Actual and required capital amounts and ratios are presented below at year-end.

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

2006
Total capital to risk weighted assets
Bank	$26,626	12.45%	$17,110	8.00%	$21,387	10.00%
Tier 1 (core) capital to risk weighted assets
Bank	24,946	11.66	8,555	4.00	12,832	6.00
Tier 1 (core) capital to average assets
Bank	24,946	9.21	10,834	4.00	13,543	5.00
2005
Total capital to risk weighted assets
Consolidated	$30,113	14.12%	$17,057	8.00%	N/A
Bank	28,406	13.41	16,944	8.00	$21,180	10.00%
Tier 1 (core) capital to risk weighted assets
Consolidated	27,875	13.07	8,528	4.00	N/A
Bank	26,168	12.35	8,472	4.00	12,708	6.00
Tier 1 (core) capital to average assets
Consolidated	27,875	10.35	10,777	4.00	N/A
Bank	26,168	9.71	10,784	4.00	13,479	5.00

Banking regulations limit capital distributions by banks. Generally, capital distributions are limited to the undistributed net income for the current and prior two years, subject to the capital requirements described above. During 2007, the Bank must obtain regulatory approval to pay dividends to Futura until 2007 net income exceeds $1,677,111.

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 13 —	FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair value of financial instruments were as follows at year-end:

	2006		2005
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Financial Assets
Cash and cash equivalents	$10,561,710	$10,561,710	$16,516,958	$16,516,958
Interest-bearing deposits in other financial institutions	—	—	1,000,000	998,377
Securities available for sale	30,145,316	30,145,316	27,497,097	27,497,097
Loans, net	213,860,911	212,639,799	203,963,957	202,441,926
FHLB and other stock	3,411,550	3,411,550	3,200,750	3,200,750
Receivables due from loan sales	—	—	565,733	565,733
Accrued interest receivable	2,075,675	2,075,675	1,903,506	1,903,506
Financial Liabilities
Demand and savings deposits	$(136,800,712)	$(136,800,712)	$(135,271,206)	$(135,271,206)
Time deposits	(91,352,835)	(91,488,311)	(85,809,163)	(85,704,147)
Other short term borrowings	(15,282)	(15,282)	(23,474)	(23,474)
FHLB advances	(9,839,715)	(9,708,887)	(14,464,708)	(14,359,246)
Subordinated debentures	(4,648,000)	(4,683,643)	(4,648,000)	(4,712,030)
Accrued interest payable	(497,523)	(497,523)	(339,834)	(339,834)

The estimated fair value approximates carrying amount for all items except those described below. Estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities. For interest-bearing deposits in other financial institutions, fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of FHLB advances and subordinated debentures is based on current rates for similar financing. Fair values of off-balance-sheet items are based on the current fee or cost that would be charged to enter into or terminate such agreements, which are not material.

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 14 —	PARENT COMPANY FINANCIAL STATEMENTS

The following are condensed parent company only financial statements for Futura:

CONDENSED PARENT COMPANY BALANCE SHEETS
December 31, 2006 and 2005

	2006	2005

ASSETS
Cash and cash equivalents with subsidiary	$3,207,617	$445,365
Investment in bank subsidiary	24,971,965	26,192,377
Investment in nonbank subsidiaries	437,176	513,041
Land	829,752	1,104,752
Other assets	110,179	71,992

Total assets	$29,556,689	$28,327,527

LIABILITIES
Other liabilities	$124,093	$116,487
Note payable	180,000	—
Subordinated debentures	4,648,000	4,648,000

Total liabilities	4,952,093	4,764,487

STOCKHOLDERS’ EQUITY
Common stock	19,994,725	20,463,969
Treasury stock	(279,883)	(214,680)
Retained earnings	4,864,880	3,289,992
Accumulated other comprehensive income	24,874	23,759

Total stockholders’ equity	24,604,596	23,563,040

Total liabilities and stockholders’ equity	$29,556,689	$28,327,527

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED PARENT COMPANY STATEMENTS OF OPERATIONS
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004

Income
Dividends from bank subsidiary	$4,420,000	$500,000	$1,500,000
Interest and dividends	34,574	43,993	17,841
Gain (loss) on sale of securities	—	31,060	—

Total income	4,454,574	575,053	1,517,841
Expenses
Interest	297,003	141,822	—
Other	44,802	7,616	4,663

Total expenses	341,805	149,438	4,663

Income before income taxes and equity in undistributed net income of subsidiaries	4,112,769	425,615	1,513,178
Income tax benefit	(105,000)	(28,300)	—

Income before equity in undistributed net income of subsidiaries	4,217,769	453,915	1,513,178
Undistributed net income of bank subsidiary	(1,221,527)	(455,584)	(1,023,871)
Undistributed net income of nonbank subsidiaries	(95,896)	(53,558)	(97,880)

Net income (loss)	$2,900,346	$(55,227)	$391,427

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED PARENT COMPANY STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004

Cash flows from operating activities
Net income (loss)	$2,900,346	$(55,227)	$391,427
Adjustments to reconcile net income to net cash from operating activities
Undistributed net income of subsidiaries	1,317,422	509,142	1,121,751
Net gain on sale of securities available for sale	—	(31,060)	—
Net change in other assets and liabilities	(11,807)	(27,398)	(71,367)

Net cash from operating activities	4,205,961	395,457	1,441,811
Cash flows from investing activities
Capital contribution to bank subsidiary	—	(2,500,000)	(1,000,000)
Capital contribution to nonbank subsidiaries	(20,000)	(248,000)	(50,000)
Purchase of land, net	—	(1,104,752)	—
Proceeds from sale of land to bank	275,000	—	—
Proceeds from sale of securities available for sale	—	251,060	—

Net cash from investing activities	255,000	(3,601,692)	(1,050,000)
Cash flows from financing activities
Subordinated debentures issued	—	4,648,000	—
Proceeds from note payable	300,000	—	—
Repayment of note payable	(120,000)	—	—
Cash dividends and fractional shares
paid to stockholders	(1,325,458)	(1,123,472)	(1,077,022)
Stock purchased and retired	(767,927)	(385,079)	(1,244,105)
Stock issued for benefit plans	214,676	44,189	491,406

Net cash from financing activities	(1,698,709)	3,183,638	(1,829,721)

Net change in cash and cash equivalents	2,762,252	(22,597)	(1,437,910)
Cash and cash equivalents beginning of year	445,365	467,962	1,905,872

Cash and cash equivalents end of year	$3,207,617	$445,365	$467,962

FUTURA BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 15 —	EARNINGS (LOSS) PER COMMON SHARE

The factors used in the earnings (loss) per share computation follow. All share and per share amounts have been restated for the stock dividends.

	2006	2005	2003

Basic
Net income (loss)	$2,900,346	$(55,227)	$391,427

Weighted average common shares outstanding	2,655,334	2,669,518	2,692,081

Basic earnings (loss) per common share	$1.09	$(0.02)	$0.15

Diluted
Net income (loss)	$2,900,346	$(55,227)	$391,427

Weighted average common shares outstanding for basic earnings (loss) per common share	2,655,334	2,669,518	2,692,081
Add: Dilutive effects of assumed exercises of stock options	48,659	—	70,476

Average shares and dilutive potential common shares	2,703,993	2,669,518	2,762,557

Diluted earnings (loss) per common share	$1.07	$(0.02)	$0.14

Stock options for 90,660, 312,297, and 4,122 shares of common stock were antidilutive and not considered in computing diluted earnings (loss) per common share for 2006, 2005 and 2004 because either the Corporation had a loss from continuing operations or the exercise price of the stock options was greater than the average stock price for the periods.

NOTE 16 —	OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

	2006	2005	2004

Unrealized holding gains (losses) on available for sale securities	$27,400	$(279,034)	$(272,956)
Reclassification adjustments for (gains) and losses later recognized in income	(25,711)	(32,517)	(10,000)

Net unrealized gains (losses)	1,689	(311,551)	(282,956)
Tax effect	(574)	105,927	96,204

Other comprehensive income (loss)	$1,115	$(205,624)	$(186,752)

ANNEX A

AGREEMENT AND PLAN OF MERGER
dated as of
June 7, 2007
by and between
FIRST CITIZENS BANC CORP
and
FUTURA BANC CORP.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of June 7, 2007 (hereinafter referred to as this “Agreement”), by and between First Citizens Banc Corp, an Ohio corporation (hereinafter referred to as “First Citizens”), and Futura Banc Corp., an Ohio corporation (hereinafter referred to as “Futura”);

WITNESSETH:

WHEREAS, First Citizens is a registered bank holding company and owns all of the outstanding shares of The Citizens Banking Company, an Ohio bank (hereinafter referred to as “Citizens Bank”);

WHEREAS, Futura is a registered bank holding company and owns all of the outstanding shares of Champaign National Bank, a national bank (hereinafter referred to as “Champaign Bank”);

WHEREAS, Futura also owns all of the outstanding shares of Champaign Investment Company, an Ohio corporation (“Champaign Investment Company”);

WHEREAS, the Boards of Directors of First Citizens, Futura, Citizens Bank and Champaign Bank believe that the merger of Futura with and into First Citizens, followed by the merger of Champaign Bank with and into Citizens Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of First Citizens and Futura; and

WHEREAS, the Boards of Directors of First Citizens, Futura, Citizens Bank and Champaign Bank have each unanimously approved this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, First Citizens and Futura, intending to be legally bound, hereby agree as follows:

ARTICLE I

Certain Definitions

1.01  Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.06.

“Aggregate Consideration” has the meaning set forth in Section 3.10(b).

“Aggregate Share Consideration” has the meaning set forth in Section 3.10(b).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement to Merge” has the meaning set forth in Section 2.02.

“All Cash Election” has the meaning set forth in Section 3.01(c)(ii).

“All Share Election” has the meaning set forth in Section 3.01(c)(i).

“Average First Citizens Price” means the arithmetic mean of the closing price of First Citizens Common Shares on NASDAQ for the twenty (20) trading days immediately preceding the fifth (5th) trading day prior to the Effective Date. As to those trading days in which no sales of First Citizens Common Shares are made, the average of the bid and ask price for a First Citizens Common Share on that day shall be used.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Cash Exchange Amount” has the meaning set forth in Section 3.01(a)(ii).

“Champaign Bank” has the meaning set forth in the preamble to this Agreement.

“Champaign Investment Company” has the meaning set forth in the preamble to this Agreement.

“Citizens Bank” has the meaning set forth in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Consultants” has the meaning set forth in Section 5.03(m)(i).

“Current Futura D & O Policy” has the meaning set forth in Section 6.26(b).

“Directors” has the meaning set forth in Section 5.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” means any Futura Common Shares held by a holder who properly demands and perfects appraisal rights with respect to such shares in accordance with applicable provisions of the OGCL.

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.03.

“Election” has the meaning set forth in Section 3.01(e).

“Election Deadline” has the meaning set forth in Section 3.01(e).

“Election Form” has the meaning set forth in Section 3.01(f).

“Election Period” has the meaning set forth in Section 3.01(f).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.04(a).

“Exchange Fund” has the meaning set forth in Section 3.04(a).

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Counsel.

“First Citizens” has the meaning set forth in the preamble to this Agreement.

“First Citizens Articles” means the Articles of Incorporation of First Citizens, as amended.

“First Citizens Board” means the Board of Directors of First Citizens.

“First Citizens Code” means the Code of Regulations of First Citizens, as amended.

“First Citizens Common Shares” means the common shares, without par value, of First Citizens.

“First Citizens Meeting” has the meaning set forth in Section 6.02.

“First Citizens Offer” shall have the meaning set forth in Section 8.01(f).

“First Citizens SEC Documents” has the meaning set forth in Section 5.04(h)(i).

“First Citizens Shareholder Adoption” has the meaning set forth in Section 5.04(f).

“First Citizens Shares” means the First Citizens Common Shares.

“Futura” has the meaning set forth in the preamble to this Agreement.

“Futura 401(k) Plan” has the meaning set forth in Section 6.12(b).

“Futura Affiliate” has the meaning set forth in Section 6.07.

“Futura Articles” means the Amended and Restated Articles of Incorporation of Futura, as amended.

“Futura Board” means the Board of Directors of Futura.

“Futura Code” means the Code of Regulations of Futura.

“Futura Common Shares” means the common shares, without par value, of Futura.

“Futura’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).

“Futura Governing Documents” means the Futura Articles and the Futura Code.

“Futura Meeting” has the meaning set forth in Section 6.02.

“Futura Option Plans” has the meaning set forth in Section 3.05(a).

“Futura Shareholder Adoption” has the meaning set forth in Section 5.03(d).

“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“IRS” has the meaning set forth in Section 5.03(m)(ii).

“Knowledge” means, with respect to First Citizens, the actual knowledge of any officer of First Citizens with the title of not less than a senior vice president and, with respect to Futura, the actual knowledge of Michael J. Lamping, Robert J. Gantzer, Steven A. Glock and Patricia A. Cromwell, in each case after reasonable inquiry by such persons of the employees of First Citizens or Futura, as applicable, whose duties would, in the ordinary course of business, result in such employees having knowledge concerning such matters.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to First Citizens or Futura, as the context may require, any effect that (i) is materially adverse to the financial position, results of operations or business of First Citizens and its Subsidiaries, taken as a whole, or Futura and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either First Citizens or Futura to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) any change in generally accepted accounting principles or in regulatory accounting requirements applicable to banks or holding companies generally, (c) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, or (d) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof.

“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.02.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Mixed Election” has the meaning set forth in Section 3.01(c)(iii).

“NASDAQ” means the Capital Securities tier of The NASDAQ Stock Market LLC.

“New Certificates” has the meaning set forth in Section 3.04(a).

“New Directors” has the meaning set forth in Section 6.23.

“Non-401(k) Shares” means the issued and outstanding Futura Common Shares at the Effective Time, excluding the Futura Common Shares held in the Futura 401(k) Plan.

“OCC” means The Office of the Comptroller of the Currency.

“OGCL” means the Ohio General Corporation Law.

“Old Certificate” has the meaning set forth in Section 3.04(a).

“Outstanding Options” has the meaning set forth in Section 3.05.

“OSS” means the Office of the Secretary of State of the State of Ohio.

“Parent Merger” has the meaning set forth in Section 2.01.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03.

“Registration Statement” has the meaning set forth in Section 6.03.

“Regulatory Authorities” has the meaning set forth in Section 5.03(i).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Resulting Bank” has the meaning set forth in Section 2.02.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument, the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“SERP” means Futura’s Supplemental Executive Retirement Plan.

“Share Exchange Ratio” has the meaning set forth in Section 3.01(a)(i).

“Stock Appreciation Right” has the meaning set forth in Section 3.06.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Laws” has the meaning set forth in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

“Tax Returns” means any return, amended return, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.

“Treasury Shares” shall mean Futura Common Shares held by Futura or any of its Subsidiaries or First Citizens Common Shares held by First Citizens or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among First Citizens and certain shareholders of Futura.

ARTICLE II

The Merger

2.01  The Parent Merger.  At the Effective Time, Futura shall merge with and into First Citizens (the “Parent Merger”), First Citizens shall survive the Parent Merger and continue to exist as an Ohio corporation (First Citizens, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of Futura shall cease. At the Effective Time, the First Citizens Articles, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with the OGCL; the First Citizens Code, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until amended in accordance with the OGCL; and the individuals serving as officers and directors of First Citizens immediately prior to the Effective Time shall become the officers and directors of the Surviving Corporation for the balance of the term for which such individual was appointed or elected; provided, however, that three (3) members of Futura’s Board of Directors will be designated to fill vacancies existing on the First Citizens Board of Directors at the Effective Time in accordance with Section 6.23. First Citizens may at any time prior to the Effective Time, subject to the prior written consent of Futura, which consent shall not be unreasonably withheld, change the method of effecting the Merger (including, without limitation, the provisions of this Article II), if and to the extent First Citizens deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to which the holders of Futura Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement, (ii) adversely affect the tax treatment of Futura’s shareholders as a result of receiving the Merger Consideration; or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

2.02  The Subsidiary Merger.  At the time specified by Citizens Bank in its Certificate of Merger filed with the OSS (which shall not be earlier than the Effective Time), Champaign Bank shall merge with and into Citizens Bank (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by Champaign Bank and Citizens Bank and filed with the OSS and the OCC. Upon the consummation of the Subsidiary Merger, the separate corporate existence of Champaign Bank shall cease and Citizens Bank shall survive the Subsidiary Merger and continue to exist as a state bank (Citizens Bank, as the resulting bank in the Subsidiary Merger, is sometimes referred to herein as the “Resulting Bank”) and the separate corporate existence of Champaign Bank shall cease. (The Parent Merger and the Subsidiary Merger are sometimes collectively be referred to as the “Merger”.)

2.03  Effectiveness of Parent Merger.  Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the occurrence of the filing in the office of the OSS of a Certificate of Merger in accordance with Section 1701.81 of the OGCL or such later date and time as may be set forth in such filing.

2.04  Effective Date and Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, First Citizens and Futura shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time.”

ARTICLE III

Consideration; Exchange Procedures

3.01  Merger Consideration.

(a) General.  In accordance with the terms and subject to the conditions of this Agreement, at the Effective Time, automatically and without any action on the part of any Person, each Futura Common Share (excluding Treasury Shares and Futura Common Shares held by First Citizens) issued and outstanding immediately prior to the Effective Time shall be converted, by virtue of the Merger and at the election of the holder thereof into either:

(i) 1.1726 First Citizens Common Shares, subject to adjustment as set forth in Sections 3.07, 3.10(b) and/or 8.01(f) (the “Share Exchange Ratio”);

(ii) Cash in the amount of $23.00 (the “Cash Exchange Amount”); or

(iii) A combination of such First Citizens Common Shares and cash.

Subject to adjustment for cash paid in lieu of fractional shares in accordance with Section 3.03 and as set forth in Section 3.01(j), it is understood and agreed that the aggregate consideration for the Merger shall be a mixture of First Citizens Common Shares and cash, with (A) 80% of the Non-401(k) Shares being exchanged for First Citizens Common Shares and 20% of the Non-401(k) Shares being exchanged for cash (including Dissenting Shares), excluding, for purposes of these calculations, cash amounts paid in connection with the termination of Outstanding Options and the conversion of Stock Appreciation Rights, and (B) the Futura Common Shares held by the Futura 401(k) Plan being exchanged for cash (the “Merger Consideration”).

(b) Conversion of Futura Common Shares held in the Futura 401(k) Plan.  Notwithstanding anything to the contrary contained in this Agreement, all Futura Common Shares held in the Futura 401(k) Plan shall be converted into and become cash (payable by check) based on the Cash Exchange Amount, and no such Futura Common Shares shall be converted into First Citizens Common Shares.

(c) Election as to Non-401(k) Shares.  The Futura shareholders shall have the following options in connection with the exchange of their Non-401(k) Shares in the Merger:

(i) At the election of the holder, all of such holder’s Non-401(k) Shares deposited with the Exchange Agent shall be converted into and become First Citizens Common Shares at the Share Exchange Ratio (such election, the “All Share Election”); provided, however, that:

(A) Fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.03; and

(B) Giving effect to Section 3.01(c)(i), (ii), and (iii), in no event shall more than a total of eighty percent (80%) of the Non-401(k) Shares be converted into and become First Citizens Common Shares; or

(ii) At the election of the holder, all of such holder’s Non-401(k) Shares deposited with the Exchange Agent shall be converted into and become cash (payable by check) based on the Cash Exchange Amount (such election, the “All Cash Election”); provided, however, that:

(A) Giving effect to Section 3.01(c)(i), (ii), and (iii), in no event shall more than a total of twenty percent (20%) of the Non-401(k) Shares (including Dissenting Shares) be converted into and become cash; or

(iii) At the election of the holder, eighty percent (80%) of such holder’s Non-401(k) Shares shall be converted into and become First Citizens Common Shares at the rate of the Share Exchange Ratio and twenty percent (20%) of such holder’s Non-401(k) Shares deposited with the Exchange Agent shall be converted into and become cash (payable by check) based on the Cash Exchange Amount (such election, the “Mixed Election”); provided, however, that:

(A) Fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.03;

(B) Giving effect to Section 3.01(c)(i), (ii), and (iii), in no event shall more than a total of eighty percent (80%) of the Non-401(k) Shares be converted into and become First Citizens Common Shares; and

(C) Giving effect to Section 3.01(c)(i), (ii), and (iii), in no event shall more than a total of twenty percent (20%) of the Non-401(k) Shares (including Dissenting Shares) be converted into and become cash; or

(iv) If no Election is made by the holder by the Election Deadline, all of such holder’s Non-401(k) Shares shall be converted into the right to receive First Citizens Common Shares as set forth in

Section 3.01(c)(i), cash as set forth in Section 3.01(c)(ii), or any combination of First Citizens Common Shares and cash as determined by First Citizens, or, at First Citizens’ direction, by the Exchange Agent, at the Share Exchange Ratio and the Cash Exchange Amount, as applicable; provided, however, that fractional shares shall not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.03. Such Non-401(k) Shares shall be allocated by First Citizens or the Exchange Agent pro rata among non-electing holders based upon the number of Non-401(k) Shares for which an election has not been received by the Election Deadline in order to (A) achieve the overall ratio of eighty percent (80%) of Non-401(k) Shares converted into First Citizens Common Shares and twenty percent (20%) of Futura Common Shares converted into cash (including Dissenting Shares) and (B) satisfy the elections made by the Futura shareholders to the greatest extent possible subject to such overall ratio. Notice of such allocation shall be provided promptly to each shareholder whose Futura Common Shares are allocated pursuant to this Section 3.01(c)(iv).

(d) Treasury Shares.  Futura Common Shares held as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(e) Outstanding First Citizens Common Shares.  Each First Citizens Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(f) Procedures for Election.

An election form and other appropriate transmittal materials in such form as Futura and First Citizens shall mutually agree (the “Election Form”) shall be mailed to shareholders of Futura prior to the Election Period (defined below). The “Election Period” shall be such period of time as Futura and First Citizens shall mutually agree, within which Futura shareholders may validly elect the form of Merger Consideration set forth in Section 3.01(c) (the “Election”) that they choose to receive in the Merger, occurring between (i) the date of the mailing by Futura of the Proxy Statement for the Futura Meeting and (ii) five days prior to the Effective Date. The “Election Deadline” shall be the time, specified by First Citizens after consultation with Futura, on the last day of the Election Period.

(g) Perfection of the Election.  An Election shall be considered to have been validly made by a Futura shareholder only if (i) the Exchange Agent (as defined in Section 3.04(a)) shall have received an Election Form properly completed and executed by such shareholder, accompanied by a certificate or certificates representing the Futura Common Shares as to which such Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Futura, or containing an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the NASD, or a commercial bank or trust company in the United States, and (ii) such Election Form and such certificate(s) or such guaranty of delivery shall have been received by the Exchange Agent prior to the Election Deadline.

(h) Withdrawal of Election.  Any Futura shareholder may at any time prior to the Election Deadline revoke such shareholder’s Election and either (i) submit a new Election Form in accordance with the procedures in Section 3.01(g) or (ii) withdraw the Election Form and certificate(s) for Futura Common Shares deposited therewith by providing written notice that is received by the Exchange Agent by 5:00 p.m., local time for the Exchange Agent, on the business day prior to the Election Deadline. Elections will be deemed to be revoked if this Agreement is terminated in accordance with its terms.

(i) Reduction of Shares Deposited for Cash.  If the total number of Non-401(k) Shares which have, at the Election Deadline, been deposited with the Exchange Agent for cash pursuant to the All Cash Election or the Mixed Election and not withdrawn pursuant to Section 3.01(h), plus the total number of Dissenting Shares, is more than twenty percent (20%) of the total number of Non-401(k) Shares issued and outstanding at the Effective Time, First Citizens will promptly eliminate, or cause to be eliminated by the Exchange Agent, from the shares deposited pursuant to the All Cash Election, a sufficient number of such shares so that the total number of shares remaining on deposit for cash pursuant to the All Cash Election and the Mixed Election, plus the total number of Dissenting Shares, does not exceed twenty percent (20%) of the Non-401(k) Shares. The holders of Futura Common Shares who have elected to have their shares converted pursuant to the Mixed Election shall not be required to have more than eighty percent (80%) of their Non-401(k) Shares converted into First Citizens Common Shares. After giving effect to Section 3.01(c)(iv), such elimination will be effected as follows:

(i) First Citizens will eliminate or cause to be eliminated by the Exchange Agent from the shares deposited pursuant to the All Cash Election, and will add or cause to be added to the shares deposited for First Citizens Common Shares pursuant to the All Stock Election, on a pro rata basis in relation to the total number of shares deposited pursuant to the All Cash Election, such whole number of Non-401(k) Shares on deposit for cash pursuant to the All Cash Election as may be necessary so that the total number of shares remaining on deposit for cash pursuant to the All Cash Election or the Mixed Election, plus the total number of Dissenting Shares, is equal, as nearly as practicable, to twenty percent (20%) of the Non-401(k) Shares;

(ii) All Non-401(k) Shares that are eliminated pursuant to Section 3.01(i)(i) from the shares deposited for cash shall be converted into First Citizens Common Shares as provided by Section 3.01(c)(i); and

(iii) Notice of such allocation shall be provided promptly to each shareholder whose Non-401(k) Shares are eliminated from the shares on deposit for cash pursuant to Section 3.01(i)(i).

(j) Increase of Shares Deposited for Cash.  If the total number of Non-401(k) Shares which have, at the Election Deadline, been deposited with the Exchange Agent for cash pursuant to the All Cash Election or the Mixed Election and not withdrawn pursuant to Section 3.01(h), plus the total number of Dissenting Shares, is less than twenty percent (20%) of the total number of Non-401(k) Shares, First Citizens shall promptly add, or cause to be added by the Exchange Agent, to the shares deposited for cash, the Futura Common Shares held in the Futura 401(k) Plan or some portion thereof and, if necessary, a sufficient number of Non-401(k) Shares deposited for First Citizens Common Shares pursuant to the All Stock Election so that the total number of Non-401(k) Shares and Futura Common Shares held in the Futura 401(k) Plan on deposit for cash on the Effective Date, plus the total number of Dissenting Shares, is not less than twenty (20%) of the total number of Non-401(k) Shares. The holders of Non-401(k) Shares who have elected to have their shares converted pursuant to the Mixed Election shall not be required to have more than twenty percent (20%) of their Non-401(k) Shares converted into cash. After giving effect to Section 3.01(c)(iv), such addition will be effected as follows:

(i) First, First Citizens shall add or cause to be added to the shares deposited for cash pursuant to the All Cash Election or the Mixed Election the Futura Common Shares held in the Futura 401(k) Plan or some portion thereof so that the resulting number of shares on deposit for cash, plus the total number of Dissenting Shares, is equal, as nearly as practicable, to twenty percent (20%) of the total number of Non-401(k) Shares. If the number of Non-401(k) Shares deposited for cash pursuant to the All Cash Election or the Mixed Election, plus the total number of Dissenting Shares and the Futura Common Shares held in the Futura 401(k) Plan, is less than twenty percent (20%) of the total number of Non-401(k) Shares, then the Exchange Agent will eliminate or cause to be eliminated from the shares deposited for First Citizens Common Shares pursuant to the All Stock Election, on a pro rata basis in relation to the total number of Non-401(k) Shares deposited for First Citizens Common Shares pursuant to the All Stock Election, such whole number of Non-401(k) Shares as may be necessary so that the resulting number of shares on deposit for cash, plus the total number of Dissenting Shares, is equal, as nearly as practicable, to twenty percent (20%) of the Non-401(k) Shares;

(ii) All Futura Common Shares that are added pursuant to Section 3.01(j) to the shares deposited for cash shall be converted into cash as provided by Section 3.01(c)(ii); and

(iii) Notice of such allocation shall be provided promptly to each shareholder whose Futura Common Shares are added to the shares on deposit for cash pursuant to Section 3.01(j)(i).

3.02  Rights as Shareholders; Share Transfers.  At the Effective Time, holders of Futura Common Shares shall cease to be, and shall have no rights as, shareholders of Futura, other than (a) to receive any dividend or other distribution with respect to such Futura Common Shares with a record date occurring prior to the Effective Time, (b) to receive the consideration provided under this Article III and (c) appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of Futura or the Surviving Corporation of any Futura Common Shares.

3.03  Fractional Shares.  No fractional First Citizens Common Shares and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in the Parent Merger; provided, however, that First Citizens shall pay to each holder of Futura Common Shares who would otherwise be entitled to a fractional First Citizens Common Share (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional share of First Citizens Common Shares to which the holder would be entitled by $23.

3.04  Exchange Procedures.

(a) At or prior to the Effective Time, First Citizens shall deposit, or shall cause to be deposited, with Illinois Stock Transfer Company (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing Futura Common Shares (“Old Certificates”), for exchange in accordance with this Article III, certificates representing First Citizens Common Shares (“New Certificates”) and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Time with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding Futura Common Shares.

(b) As promptly as practicable after the Effective Time, First Citizens shall send or cause to be sent to each holder of record of an Old Certificate which was not deposited with the Exchange Agent pursuant to Section 3.01(g) transmittal materials for use in exchanging such shareholder’s Old Certificates for the consideration set forth in this Article III. First Citizens shall cause the New Certificates into which shares of a shareholder’s Futura Common Shares are converted at the Effective Time and/or any check in respect of cash to be paid as part of the Merger Consideration and in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such Futura Common Shares owned by such shareholder. No interest will be paid on any such cash to be paid in exchange for Futura Common Shares or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

(c) Notwithstanding the foregoing, neither the Exchange Agent, nor any party hereto, shall be liable to any former holder of Futura Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to First Citizens Common Shares with a record date occurring on or after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing Futura Common Shares converted in the Parent Merger into the right to receive shares of such First Citizens Common Shares until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of First Citizens Common Shares such holder had the right to receive upon surrender of the Old Certificates.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Futura for six months after the Effective Time shall be paid to First Citizens. Any shareholders of Futura who have not theretofore complied with this Article III shall thereafter look only to First Citizens for payment of the Merger Consideration or cash in lieu of fractional shares without any interest thereon.

3.05  Conversion of Futura Stock Options

(a) Immediately prior to the Effective Time, each outstanding option to purchase Futura Common Shares granted pursuant to the Futura Banc Corp. 1994 and 1998 Stock Option and Stock Appreciation Rights Plans and the Futura Banc Corp. 1997 and 2001 Directors’ Stock Option and Appreciation Rights Plans (together, the “Futura Option Plans”) which has not been exercised before the Election Deadline (the “Outstanding Options”), whether or not then vested and exercisable, shall be terminated, and each grantee thereof shall be entitled to receive in consideration and exchange for such termination, an amount in cash equal to the product of (i) the difference between $23, less the exercise price of each such option, multiplied by (ii) the number of Futura Common Shares subject to each such option.

(b) First Citizens or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 3.05 to any holder of Outstanding Options such amounts as First Citizens or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code and Treasury Department regulations, or any other provision of federal, state, local or foreign Tax laws. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by First Citizens or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Outstanding Options in respect of which such deduction and withholding were made.

3.06  Disposition of Stock Appreciation Rights

(a) Immediately prior to the Effective Time, each outstanding and unexercised stock appreciation right granted pursuant to the Futura Option Plans (“Stock Appreciation Right”), whether or not then vested or exercisable, shall be terminated, and each grantee thereof shall be entitled to receive in consideration and exchange for such termination, an amount in cash equal to the product of (i) the difference between $23, less the exercise price of such right, multiplied by (ii) the number of Futura Common Shares subject to such right.

(b) First Citizens or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 3.06 to any holder of a Stock Appreciation Right such amounts as First Citizens or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code and Treasury Department regulations, or any other provision of federal, state, local or foreign Tax laws. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by First Citizens or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Stock Appreciation Right in respect of which such deduction and withholding were made.

3.07  Anti-Dilution Provisions and Other Adjustments.

In the event First Citizens changes (or establishes a record date for changing) the number of First Citizens Common Shares issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding First Citizens Common Shares and the record date therefor shall be prior to the Effective Time, the Share Exchange Ratio shall be proportionately adjusted.

3.08  Lost Certificates.

If there shall be delivered to the Exchange Agent by any person who is unable to produce any Old Certificate for surrender to the Exchange Agent in accordance with this Article III:

(a) Evidence to the reasonable satisfaction of the Surviving Corporation that such Old Certificate has been lost, wrongfully taken, or destroyed;

(b) A bond in such amount as the Surviving Corporation or the Exchange Agent may reasonably request as indemnity against any claim that may be made against the Surviving Corporation and/or the Exchange Agent with respect to such Old Certificate; and

(c) Evidence to the reasonable satisfaction of the Surviving Corporation that such person was the owner of the Futura Common Shares represented by each such Old Certificate claimed by him or her to be lost, wrongfully taken or destroyed and that he or she is the person who would be entitled to present such Old Certificate for exchange pursuant to this Agreement;

then the Exchange Agent, in the absence of actual notice to it that any Futura Common Shares represented by any Old Certificate has been acquired by a bona fide purchaser, shall deliver to such person the cash and/or First Citizens Common Shares (and cash in lieu of fractional First Citizens Common Share interests, if any) that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed Old Certificate.

3.09  Dissenting Shares.

Anything contained in this Agreement or elsewhere to the contrary notwithstanding, any holder of an outstanding Futura Common Share that seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided in

Section 1701.85 of the OGCL, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to Section 1701.85 of the OGCL. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest, in the form of First Citizens Common Shares or cash, as determined by the Surviving Corporation.

3.10  Tax Consequences.

(a) For federal income tax purposes, the Parent Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Department regulation section 1.368-2(g).

(b) Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Parent Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code, if, based upon the closing price of the First Citizens Common Shares as reported on NASDAQ on the trading day immediately preceding the Effective Time, the aggregate value of the First Citizens Common Shares to be issued in connection with the Parent Merger (excluding cash issued in lieu of fractional First Citizens Common Shares pursuant to Section 3.03, the “Aggregate Share Consideration”) would be less than 40% of the Aggregate Consideration (as defined below), then First Citizens may, at its sole option, increase the Share Exchange Ratio so that the Aggregate Share Consideration, as determined based upon the closing price of the First Citizens Common Shares as reported on NASDAQ on the trading day immediately preceding the Effective Time, is equal to at least 40% of the Aggregate Consideration. As used in this Section 3.10(b), “Aggregate Consideration” means the sum of: (i) the aggregate cash consideration paid pursuant to an election to receive the Cash Exchange Amount pursuant to Section 3.01(a)(ii); (ii) cash issued in exchange for the Futura Common Shares held by the Futura 401(k) Plan pursuant to Section 3.01(b); (iii) cash issued in lieu of fractional First Citizens Common Shares pursuant to Section 3.03; (iv) cash issued to holders of Dissenting Shares; and (v) the Aggregate Share Consideration.

ARTICLE IV

Actions Pending Consummation of Merger

4.01  Forbearances of Futura.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of First Citizens, Futura shall not, and shall cause each of its Subsidiaries not to:

(a) Ordinary Course.  Conduct the business of Futura and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Futura’s ability to perform any of its material obligations under this Agreement.

(b) Capital Stock.  Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Futura Common Shares or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional Futura Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend, other than (A) the payment of the previously declared cash dividend on Futura Common Shares in an amount equal to $.15 per share for the quarter ended June 30, 2007, (B) the declaration and payment of a cash dividend on Futura Common Shares in an amount not to exceed $.15 per share with a record date and a payment date in the quarter ended September 30, 2007, (C) the declaration and payment of a cash dividend on Futura Common Shares in an amount not to exceed $.17 per share with a record date and a payment date in November or December 2007, and (D) dividends from wholly owned Subsidiaries to Futura, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc.  Enter into or amend or renew any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, officer or employee of Futura or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit, (including incentive or bonus payments), except (i) as Previously Disclosed, (ii) for changes that are required by applicable law, or (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

(e) Benefit Plans.  Except as contemplated by this Agreement, enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Futura or its Subsidiaries, or take any action to accelerate the payment of benefits, or the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business for full and fair consideration actually received.

(g) Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h) Governing Documents.  Amend the Futura Governing Documents or the articles of incorporation or bylaws (or similar governing documents) of any of Futura’s Subsidiaries.

(i) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

(j) Contracts.  Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

(k) Claims.  Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Futura and its Subsidiaries, taken as a whole.

(l) Adverse Actions.  (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (I) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (II) any of the conditions to the Merger set forth in Article VII not being satisfied or (III) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m) Risk Management.  Except pursuant to applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.

(n) Indebtedness.  Incur any indebtedness for borrowed money other than in the ordinary course of business.

(o) Indirect Loans.  Make or purchase any indirect or brokered loans, not including participation in loans with other banks.

(p) Capital Expenditures.  Except as Previously Disclosed, make any capital expenditure or capital additions or improvements which individually exceed $50,000 or in the aggregate exceed $100,000.

(q) Loan Restrictions.  Originate or issue a commitment to originate any loan in a principal amount in excess of $2,500,000.

(r) Taxes.  (i) Fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to pay any Tax shown, or required to be shown, on any such Tax Return; or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).

(r) Commitments.  Agree or commit to do any of the foregoing.

4.02  Forbearances of First Citizens.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Futura, First Citizens shall not, and shall cause each of its Subsidiaries not to:

(a) Ordinary Course.  Conduct the business of First Citizens and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon First Citizens’ ability to perform any of its material obligations under this Agreement.

(b) Preservation.  Fail to use reasonable efforts to preserve intact in any material respect their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

(c) Dividends, etc.  Make, declare, pay or set aside for payment any dividend, other than (A) cash dividends on First Citizens Common Shares in an amount not to exceed, on an annualized basis, the aggregate per share amount of $1.16, with record and payment dates consistent with past practice, and (B) dividends from wholly owned subsidiaries to First Citizens.

(d) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

(e) Adverse Actions.  (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (I) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (II) any of the conditions to the Merger set forth in Article VII not being satisfied or (III) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained herein shall limit the ability of First Citizens to exercise its rights under the Voting Agreement.

(f) Risk Management.  Except pursuant to applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.

(g) Capital Stock.  Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional First Citizens Common Shares or any Rights, or (ii) enter into any agreement with respect to the foregoing.

(h) Acquisitions.  Acquire (other than (i) by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice or (ii) the acquisition of deposits or individual branches) all of the assets, business, or properties of any other bank holding company or state or national bank.

(i) Commitments.  Agree or commit to do any of the foregoing.

ARTICLE V

Representations and Warranties

5.01  Disclosure Schedules.  On or prior to the date hereof, First Citizens has delivered to Futura a schedule, and Futura has delivered to First Citizens a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation. Futura’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on Futura arising solely from actions taken in compliance with a written request of First Citizens.

5.02  Standard.  No representation or warranty of Futura or First Citizens contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had, or is reasonably likely to have, a Material Adverse Effect.

5.03  Representations and Warranties of Futura.  Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Futura hereby represents and warrants to First Citizens:

(a) Organization, Standing and Authority.  Futura is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Futura is registered as a bank holding company under the BHCA. Champaign Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Champaign Bank is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capital Structure of Futura.  As of the date of this Agreement, the authorized capital stock of Futura consists solely of 3,000,000 Futura Common Shares, of which 2,614,511 shares are outstanding; 279,443 of which are subject to Outstanding Options; and 30,999 of which are subject to, but not issuable upon conversion of, Stock Appreciation Rights. As of the date hereof, 118,666 Futura Common Shares were held in the Futura 401(k) Plan and 15,946 shares of Treasury Shares were held by Futura or otherwise owned by Futura or its Subsidiaries. Section 5.03(c) of Futura’s Disclosure Schedule contains (i) a schedule of Outstanding Options setting forth the name of each option holder, the number of Futura Common Shares subject to Outstanding Options, the vesting dates, the grant dates, the expiration dates and the exercise prices for all Outstanding Options and (ii) a schedule of outstanding Stock Appreciation Rights setting forth the name of each rights holder, the number of Futura Common Shares subject to outstanding Stock Appreciation Rights, the grant prices, the vesting dates and the expiration dates for all Stock Appreciation Rights. The outstanding Futura Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed in its Disclosure Schedule and except for the Outstanding Options and Stock Appreciation Rights, (A) there are no shares of Futura Common Shares authorized and reserved for issuance, (B) Futura does not have any Rights issued or outstanding with respect to Futura Common Shares, and (C) Futura does not have any commitment to authorize, issue or sell any Futura Common Shares or Rights, except pursuant to this Agreement.

(c) Subsidiaries.

(i)(A) Champaign Bank and Champaign Investment Company are the only Subsidiaries of Futura, (B) except as Previously Disclosed, Futura owns all of the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Futura’s rights to vote or to dispose of such securities and (F) all of the equity securities of each Subsidiary held by Futura or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and are owned by Futura or its Subsidiaries free and clear of any Liens.

(ii) Except as Previously Disclosed, Futura does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

(d) Corporate Power; Authorized and Effective Agreement.  Each of Futura and Champaign Bank has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. Subject to the adoption of this Agreement by the holders of the requisite number of outstanding Futura Common Shares entitled to vote thereon (“Futura Shareholder Adoption”) and the approval of this Agreement and the Merger by applicable federal and state banking authorities, Futura has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and Champaign Bank has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement.

(e) Corporate Authority.  Subject to Futura Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Futura and the Futura Board prior to the date of this Agreement. The Agreement to Merge, when executed by Champaign Bank, shall have been approved by the Board of Directors of Champaign Bank and by the Futura Board, as the sole shareholder of Champaign Bank. This Agreement is a valid and legally binding obligation of Futura, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). The Futura Board has received the written opinion of Keefe, Bruyette and Woods, Inc., to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Futura Common Shares from a financial point of view.

(f) Regulatory Approvals; No Defaults.

(i) Except as Previously Disclosed, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Futura or any of its Subsidiaries in connection with the execution, delivery or performance by Futura of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, notices and the Agreement to Merge, as applicable, with federal and state banking authorities to approve the transactions contemplated by the Agreement and to continue Futura’s trust powers and trust activities, (B) the filings with the SEC and state securities authorities, (C) the filing of the Certificate of Merger with the OSS pursuant to the OGCL, and (D) the receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Futura is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to Futura Shareholder Adoption, the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Futura or of any of its Subsidiaries or to which Futura or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Futura Articles or the Futura Code or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument. Without limiting the generality of the forgoing, the Merger will not constitute a “Control Share Acquisition,” as defined in Article VI of the Futura Articles.

(g) Financial Statements; Material Adverse Effect.

(i) Futura has delivered or will deliver to First Citizens (a) audited consolidated financial statements for each of the fiscal years ended December 31, 2002, 2003, 2004, 2005 and 2006, respectively, consisting of consolidated balance sheets and the related consolidated statements of income and retained earnings and cash flows for the fiscal years ended on such date, including the footnotes thereto and the report prepared with respect thereto by Crowe Chizek and Company LLC, Futura’s independent registered public accounting firm, and (b) unaudited consolidated financial statements for the interim period ended March 31, 2007, consisting of balance sheets and the related statements of income (collectively, “Futura’s Financial Statements”). Futura’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods indicated, and fairly present the financial position of Futura as of the dates thereof and the results of operations and cash flows for the periods indicated, except in the case of the interim financial statements, normal year-end adjustments and the absence of notes thereto. Since December 31, 2006, there has not been any material adverse change in the financial condition of operations, assets or business of Futura. Except as set forth in Futura’s Financial Statements, Futura and Champaign Bank have no liabilities or obligations as of the date hereof, other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Futura or Champaign Bank.

(ii) Since March 31, 2007, Futura and its Subsidiaries have not incurred any material liability not disclosed in Futura’s Financial Statements.

(iii) Since March 31, 2007, (A) Futura and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Futura.

(h) Litigation.  Except as Previously Disclosed, no litigation, claim or other proceeding before any Governmental Authority is pending against Futura or any of its Subsidiaries and, to Futura’s Knowledge, no such litigation, claim or other proceeding has been threatened. Except as Previously Disclosed, there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Futura or any of its Subsidiaries.

(i) Regulatory Matters.

(i) Neither Futura nor any of its Subsidiaries or any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency, the Federal Reserve System and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(ii) Neither Futura nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance with Laws.  Each of Futura and its Subsidiaries:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, including those relating to the conduct of trust activities or to the employees conducting such businesses, including, without limitation, the Patriot Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Financial Services Modernization Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Futura’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has not received, since December 31, 2006, any notification or communication from any Governmental Authority (A) asserting that Futura or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Futura’s Knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.  Except for this Agreement and those agreements and the contracts Previously Disclosed, neither Futura nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (ii) that is up for renewal or extension (either by notice, lack of notice or otherwise) after the date of this Agreement, or (iii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither Futura nor any of its Subsidiaries and, to the Knowledge of Futura, no other party, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which Futura or any of its Subsidiaries is a party, by which any of their respective assets, business, or operations may be bound or affected in any way, or under which any of their respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default by Futura or any of its Subsidiaries or, to the Knowledge of Futura, any other party.

(l) Brokerage and Finder’s Fees.  Except as Previously Disclosed, Futura has not employed any broker or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or similar form of compensation in connection with this Agreement or the transactions contemplated by this Agreement.

(m) Employee Benefit Plans.  Except as Previously Disclosed,

(i) Section 5.03(m) of Futura’s Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Futura or any of its Subsidiaries participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which Futura or any of the Subsidiaries has any present or future liability (the “Compensation and Benefit Plans”). Neither Futura nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan except as contemplated by this Agreement.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”), and Futura is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Futura, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither Futura nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Futura or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(iii) None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Futura or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with Futura under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of Futura, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of Futura, there is no pending investigation or enforcement action by the U.S. Department of Labor (the “DOL”) or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Futura or any of its Subsidiaries was or is a party have been timely made or have been reflected on Futura’s financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of Futura, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v) Neither Futura nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Futura or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) Futura and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign (i.e., non-United States) Employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, Futura has provided or made available to First Citizens, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) the two most recent Forms 5500 filed with the IRS; (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix) Neither Futura nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of First Citizens, Futura or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Futura on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(xi) In accordance with the terms of the Futura 401(k) Plan, Futura Common Shares may not be acquired pursuant to participants’ elections. Only Futura 401(k) Plan participants’ employer matching contribution and employer discretionary profit sharing contribution accounts may have Futura Common Shares credited thereto.

(n) Labor Matters.  Neither Futura nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Futura or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Futura or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Futura’s knowledge, threatened, nor is Futura aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Futura and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(o) Takeover Laws.  Futura has taken all action required to be taken by Futura in order to exempt this Agreement, the Voting Agreement and the transactions contemplated by this Agreement and the Voting Agreement from (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the State of Ohio (collectively, “Takeover Laws”) applicable to it; and (ii) any applicable provisions of the Futura Governing Documents and/or the governing documents of any of Futura’s Subsidiaries.

(p) Environmental Matters.  Neither the conduct nor operation of Futura or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Futura’s Knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Futura’s Knowledge, neither Futura nor any of its Subsidiaries has received any notice from any person or entity that Futura or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q) Tax Matters.

(i)(A) All Tax Returns that were or are required to be filed by or with respect to Futura and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes required to be shown to be due on the Tax Returns referred to in clause (i)(A) have been paid in full, (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of Futura or its Subsidiaries. Futura has made available to First Citizens true and correct copies of the United States federal income Tax Returns filed by Futura and its Subsidiaries for each of the three (3) most recent fiscal years ended on or before December 31, 2006. Neither Futura nor any of its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in Futura’s March 31, 2007 financial statements or that have arisen in the ordinary course of business since March 31, 2007. The accruals for Taxes reflected in Futura’s Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of Futura or any of its Subsidiaries other than Liens for current Taxes not yet due and payable. As of the date hereof, neither Futura nor any of its Subsidiaries has any reason to believe that any conditions exist or fail to exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

(iii) Futura and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.

(iv) To the Knowledge of Futura, no claim has ever been made by any Governmental Authority in a jurisdiction where Futura or any of its Subsidiaries does not file Tax Returns that Futura or such Subsidiary is or may be subject to taxation by that jurisdiction nor, to the Knowledge of Futura, is there any factual basis for any such claim.

(v) Neither Futura nor any Subsidiary has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) since December 31, 1996 with any Governmental Authority.

(vi) Except as Previously Disclosed, neither Futura nor any Subsidiary has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2002, and, to the Knowledge of Futura, no such audit or other proceeding has been threatened. Except as Previously

Disclosed, no Governmental Authority has asserted, is now asserting, or, to the Knowledge of Futura, is threatening to assert against Futura or any of its Subsidiaries any deficiency or claim for additional Taxes.

(vii) Except as Previously Disclosed, neither Futura nor any Subsidiary is a party to any Tax allocation or sharing agreement, nor do Futura or any Subsidiary have any liability for the Taxes of any person (other than Futura or a Subsidiary) under Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

(viii) Except as Previously Disclosed, neither Futura nor any Subsidiary has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency.

(ix) Neither Futura nor any Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.

(x) Neither Futura nor any Subsidiary has ever been a member of an affiliated group of corporations, other than an affiliated group of which Futura is or was the common parent.

(xi) Neither Futura nor any Subsidiary has filed an election under Section 338(g) or 338(h)(10) of the Code.

(xii) Neither Futura nor any Subsidiary owns an interest in any (A) domestic international sales corporation, (B) foreign sales corporation, (C) controlled foreign corporation, or (D) passive foreign investment company, as such terms are defined in the Code.

(xiii) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Futura or any Subsidiary is a party that could be treated as a partnership for Tax purposes.

(xiv) All tax returns of any kind relating to trust activities, that are required to be filed by Futura, have been duly filed, taxes timely paid and no issues have been raised, by the relevant taxing authority, in connection with the examination of any said tax returns.

(r) Risk Management Instruments.  Neither Futura nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.

(s) Books and Records.  The books of account, minute books, stock record books, and other records of Futura and its Subsidiaries, all of which have been or will be made available to First Citizens, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Futura and its Subsidiaries, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of Futura and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Board of Directors of Futura and its Subsidiaries, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have been prepared and are not contained in such minute books, except for the minutes of the meetings of Futura’s Board of Directors relating to the process leading to this Agreement and the transactions contemplated hereunder. The fiduciary books and records of Champaign Bank, from trust activities, have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with applicable fiduciary accounting practices and with no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of trust events and transactions included therein.

(t) Insurance.  Futura’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Futura or its Subsidiaries. Futura and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Futura reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Futura and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Disclosure.  The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

(v) Material Adverse Change.  Futura has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2006, that has had, or is reasonably likely to have, a Material Adverse Effect on Futura.

(w) Absence of Undisclosed Liabilities.  Neither Futura nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to Futura on a consolidated basis, or that, when combined with all liabilities as to similar matters would be material to Futura on a consolidated basis, except as disclosed in the Futura Financial Statements.

(x) Properties.  Section 5.03(x) of Futura’s Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Futura or any of its Subsidiaries and used in the business of Futura or any of its Subsidiaries. Futura and its Subsidiaries have good title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the Futura Financial Statements as being owned by Futura as of March 31, 2007, or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Futura or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that Futura or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Futura’s knowledge, the lessor.

(y) Loans; Certain Transactions.  Each loan reflected as an asset in the Futura Financial Statements as of March 31, 2007, and each balance sheet date subsequent thereto, other than loans the unpaid balance of which does not exceed $150,000 in the aggregate, (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as Previously Disclosed, as of March 31, 2007, Champaign Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Futura or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Champaign Bank and that are subject to 12 C.F.R. Part 31, comply therewith.

(z) Allowance for Loan Losses.  The allowance for loan losses reflected on the Futura Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans, net of recoveries.

(aa) Repurchase Agreements.  With respect to all agreements pursuant to which Futura or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Futura or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(bb) Deposit Insurance.  The deposits of Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act (“FDIA”), and Bank has paid all assessments and filed all reports required by the FDIA and under the National Housing Act prior to the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

(cc) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information.  To Futura’s Knowledge, Futura has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause Futura or any of its Subsidiaries to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999. Futura is not aware of any facts or circumstances that would cause Futura to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Futura or any of its Subsidiaries to undertake any material remedial action. The Futura Board (or, where appropriate, the board of directors of one of Futura’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Futura (or the appropriate Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(dd) CRA Compliance.  Neither Futura nor any of its Subsidiaries has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Champaign Bank has received a CRA rating of satisfactory or better from the FDIC as a result of its most recent CRA examination. Neither Futura nor any of its Subsidiaries knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Futura or one of its Subsidiaries to receive notice of non-compliance with such provisions or cause the CRA rating of Champaign Bank to fall below satisfactory.

5.04  Representations and Warranties of First Citizens.  Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, First Citizens hereby represents and warrants to Futura as follows:

(a) Organization, Standing and Authority.  First Citizens is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. First Citizens is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. First Citizens is registered as a bank holding company under the BHCA. Citizens Bank is a state banking association duly organized, validly existing and in good standing under the laws of the State of Ohio. Citizens Bank is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) First Citizens Common Shares.

(i) As of the date hereof, the authorized capital stock of First Citizens consists of 10,000,000 First Citizens Common Shares, of which 5,434,300.44 shares were outstanding as of the date hereof. As of the date hereof, except as Previously Disclosed, First Citizens does not have any Rights issued or outstanding with respect to First Citizens Common Shares and First Citizens does not have any commitment to authorize, issue or sell any First Citizens Common Shares or Rights, except pursuant to this Agreement. The outstanding First Citizens Common Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and are subject to preemptive rights (but were not issued in violation of any preemptive rights).

(ii) The First Citizens Common Shares to be issued in exchange for Futura Common Shares in the Parent Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be subject to preemptive rights, but will not be issued in violation of such preemptive rights.

(c) Ownership of Futura Common Shares.  As of the date of this Agreement, neither First Citizens nor any of its directors, officers or affiliates (as defined in Section 1704 of the OGCL), beneficially owned any Futura Common Shares.

(d) Significant Subsidiaries.  Each of First Citizens’ Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and First Citizens owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

(e) Corporate Authority.  Each of First Citizens and its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. First Citizens has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby.

(f) Corporate Authority; Authorized and Effective Agreement.  Subject to the adoption of this Agreement by the holders of the requisite majority of outstanding First Citizens Common Shares entitled to vote thereon (“First Citizens Shareholder Adoption”), this Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of First Citizens and the First Citizens Board prior to the date hereof. The Agreement to Merge, when executed by Citizens Bank, shall have been approved by the Board of Directors of Citizens Bank and by the First Citizens Board, as the sole shareholder of Citizens Bank. This Agreement is a valid and legally binding agreement of First Citizens, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(g) Regulatory Approvals; No Defaults.

(i) Except as Previously Disclosed, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by First Citizens or any of its Significant Subsidiaries in connection with the execution, delivery or performance by First Citizens of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, and the Agreement to Merge, as applicable, with the federal and state banking authorities to approve the transactions contemplated by this Agreement and to continue Futura’s trust powers and trust activities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of the Certificate of Merger with the OSS pursuant to the OGCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of First Citizens Common Shares in the Parent Merger; and (E) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, First Citizens is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to First Citizens Shareholder Adoption, the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of First Citizens or of any of its Significant Subsidiaries or to which First Citizens or any of its Significant Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the First Citizens Articles or First Citizens Code, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(h) Financial Reports and SEC Documents; Material Adverse Effect.

(i) First Citizens’ reports, registration statements, schedules, definitive proxy statements or other statements filed since December 31, 2005 or to be filed by it or any of its Significant Subsidiaries with the SEC (collectively, “First Citizens SEC Documents”) as of the date filed (or if amended or superseded by a filing prior to the date hereof then on the date of such amended or superseded filing), (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, and to the extent applicable and in effect, the Sarbanes-Oxley Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such First Citizens SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of First Citizens and its Significant Subsidiaries as of its date, and the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements in such First Citizens SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of First Citizens and its Significant Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) Since March 31, 2007, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to First Citizens.

(i) Litigation.

Except as Previously Disclosed, no litigation, claim or other proceeding before any Governmental Authority is pending against First Citizens or any of its Significant Subsidiaries and, to First Citizens’ Knowledge, no such litigation, claim or other proceeding has been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against First Citizens or any of its Significant Subsidiaries.

(j) Regulatory Matters.

(i) Neither First Citizens nor any of its Significant Subsidiaries or any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority.

(ii) Neither First Citizens nor any of its Significant Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(k) Compliance with Laws.  Except as Previously Disclosed, each of First Citizens and its Significant Subsidiaries:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, including those relating to the conduct of trust activities or to the employees conducting such businesses, including, without limitation, the Patriot Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Financial Services Modernization Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has not received, since December 31, 2006, any notification or communication from any Governmental Authority (A) asserting that First Citizens or any of its Significant Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to First Citizens’ Knowledge, do any grounds for any of the foregoing exist).

(l) Brokerage and Finder’s Fees.  Except as Previously Disclosed, First Citizens has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.

(m) Tax Matters.  (i) All Tax Returns that were or are required to be filed by or with respect to First Citizens and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct, and complete in all material respects, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of First Citizens or its Significant Subsidiaries. Neither First Citizens nor any Subsidiary has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2002 and, to the Knowledge of First Citizens, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of First Citizens, is threatening to assert against First Citizens or any of its Subsidiaries any deficiency or claim for additional Taxes. Neither First Citizens nor any of its Subsidiaries has any liability with respect to any Taxes that accrued on or before the end of the most recent period covered by First Citizens’ SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in First Citizens’ SEC Documents filed on or prior to the date hereof or that have arisen in the ordinary course of business subsequent to the periods covered by such filings. As of the date hereof, First Citizens has no reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as reorganization with the meaning of Section 368(a) of the Code.

(n) Books and Records.  The books of account, minute books, stock record books and other records of First Citizens and its Subsidiaries are complete and correct in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act and fairly present the substance of events and transactions included therein.

(o) Disclosure.  The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

(p) Material Adverse Change.  First Citizens has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since March 31, 2007, that has had, or is reasonably likely to have, a Material Adverse Effect on First Citizens.

ARTICLE VI

Covenants

6.01  Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of Futura and First Citizens shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02  Shareholder Approvals.  Futura and First Citizens each shall take, in accordance with applicable law, the Futura Governing Documents, and the First Citizens Articles and First Citizens Code, respectively, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by Futura’s and First Citizens’ shareholders for consummation of the Parent Merger (including any adjournment or postponement, the “Futura Meeting” and the “First Citizens Meeting,” respectively), as promptly as practicable after the Registration Statement is declared effective. The Futura Board shall recommend that its shareholders adopt this Agreement at the Futura Meeting, unless otherwise necessary to fulfill the fiduciary duties of the Futura Board, as determined by the Futura Board in good faith after consultation with and based upon advice of independent legal counsel.

6.03  Registration Statement.

(a) First Citizens and Futura shall cooperate and use their respective reasonable best efforts to prepare, within 45 days of execution of this Agreement, in accordance with all applicable laws, rules and regulations, and First Citizens shall file with the SEC (i) a joint proxy statement/prospectus for distribution to the shareholders of First Citizens and Futura in connection with the First Citizens Meeting and the Futura Meeting (as amended and supplemented, the “Proxy Statement/Prospectus”) and (ii) a registration statement on Form S-4 relating to the offer and sale of the First Citizens Common Shares in connection with the merger (as amended and supplemented, the “Registration Statement”). The Proxy Statement/Prospectus will be included in and will constitute a part of the Registration Statement. The parties will cooperate with each other in connection with the preparation of the Registration Statement and the Proxy Statement/Prospectus. Each of Futura and First Citizens shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and First Citizens shall keep the Registration Statement effective as long as necessary to complete the transactions contemplated by this Agreement. First Citizens shall use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Futura agrees to furnish to First Citizens all information concerning Futura, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b) Futura shall be provided with reasonable opportunity to review and comment on drafts of the Registration Statement and Proxy Statement/Prospectus (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC. First Citizens shall provide Futura with copies of all filings made and correspondence with the SEC. First Citizens shall include in any such documents or responses all comments reasonably proposed by Futura as necessary to ensure compliance of such documents with all applicable laws, rules and regulations. First Citizens shall not file, mail or otherwise deliver such document or respond to the SEC over Futura’s reasonable objection.

(c) None of the information supplied or to be supplied by Futura or First Citizens, respectively, for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, shall contain any untrue statement of a material fact or shall omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to the Futura shareholders and the First Citizens shareholders and at the time of the Futura Meeting and the First Citizens Meeting, as the case may be, shall contain any untrue statement of a material fact or shall omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. If Futura shall become aware prior to the Effective Time of any information furnished by Futura that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Futura shall promptly inform First Citizens thereof. If First Citizens shall become aware prior to the Effective Time of any information furnished by First Citizens that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, First Citizens shall promptly inform Futura thereof and to take the necessary steps to correct the Proxy Statement/Prospectus.

(d) First Citizens shall advise Futura, promptly after First Citizens receives notice thereof, of (i) the receipt of any written or material oral communication from the SEC regarding the Registration Statement or Proxy Statement/Prospectus; (ii) the time when the Registration Statement has become effective or any supplement or amendment has been filed; (iii) the issuance of any stop order or the suspension of the qualification of First Citizens Stock for offering or sale in any jurisdiction; (iv) the initiation or threat of any proceeding for any such purpose; or (v) any request by the SEC for the amendment or supplement of the Registration Statement or the Proxy Statement/Prospectus or for additional information.

6.04  Press Releases.  Upon the execution of this Agreement, First Citizens and Futura shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of First Citizens and Futura. Neither Futura nor First Citizens will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required by applicable law or regulation or the NASDAQ rules.

6.05  Access; Information.

(a) Each of First Citizens and Futura shall afford, upon reasonable notice and subject to applicable laws relating to the exchange of information, the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives such access, during normal business hours throughout the period prior to the Effective Time, to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as such party may reasonably request in view of the relative interests of the parties in the transactions contemplated by this Agreement and, during such period, (i) shall furnish promptly to such party a copy of each material report, schedule and other documents filed by it pursuant to federal or state securities or banking laws and (ii) shall grant access to all other information concerning the business, properties and personnel of it as the other may reasonably request in view of the relative interests of the parties in the transactions contemplated by this Agreement. Futura shall invite two representatives of First Citizens, which representatives shall be First Citizens directors and/or senior executive officers selected by First Citizens, to attend any Futura and Champaign Bank directors’ meeting held after the date of this Agreement; provided, however, that in no event shall such First Citizens representatives be invited to or be permitted to attend any executive session of Futura or Champaign Bank’s Board or any meeting at which Futura, in its sole discretion, determines that such attendance is inconsistent with the Futura Board’s or the Champaign Bank Board’s fiduciary obligations.

(b) Neither party shall, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and such information will be subject to the confidentiality provision of Section 6.20.

(c) In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

6.06  Acquisition Proposals; Break Up Fee.

(a) Futura shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ officers, directors, employees, advisors and other agents not to, solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any Person, other than First Citizens, relating to (i) any acquisition or purchase of all or substantially all of the assets of Futura or Champaign Bank or (ii) any merger, consolidation or business combination with Futura or Champaign Bank (hereinafter collectively referred to as an “Acquisition Proposal”); provided, however, that nothing contained in this section shall prohibit Futura from furnishing information to, or entering into discussion or negotiations with, any Person which makes an unsolicited Acquisition Proposal if and to the extent that (I) the Futura Board, after consultation with and based upon the advice of counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of Futura under applicable law and (II) before furnishing such information to, or entering into discussions or negotiations with, such Person, Futura provides immediate written notice to First Citizens of such action, the identity of such Person and the substance of such Acquisition Proposal.

(b) In the event Futura or Champaign Bank executes a definitive agreement in respect of, or closes, an Acquisition Proposal, Futura shall pay to First Citizens in immediately available funds the sum of $2,200,000.00 within ten (10) days after the earlier of such execution or closing.

6.07  Affiliate Agreements.  Not later than the 15th day prior to the mailing of the Proxy Statement, Futura shall deliver to First Citizens a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Futura Meeting, deemed to be an “affiliate” of Futura (each, a “Futura Affiliate”) as that term is defined in Rule 145 under the Securities Act. Futura shall use its reasonable best efforts to cause each person who may be deemed to be a Futura Affiliate to execute and deliver to Futura on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B.

6.08  Takeover Laws.  No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement and the Voting Agreement from or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.09  Certain Policies.  Before the Effective Time, Futura shall, upon the request of First Citizens, (i) modify and change its loan, investment portfolio and real estate valuation policies and practices (including loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of First Citizens and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that Futura shall not be obligated to take any such action pursuant to this Section 6.09 unless and until First Citizens acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to Futura that First Citizens’ representations and warranties, subject to Section 5.02, are true and correct as of such date and that First Citizens is otherwise material in compliance with this Agreement; provided further, however, that Futura shall not be obligated to take any such action pursuant to this Section 6.09 if such action would be clearly inconsistent with generally accepted accounting principles. Without limiting the generality of the foregoing, before the Effective Time, Futura shall, upon the request of First Citizens, take all actions necessary (including, without limitation, applying for any required approvals of Governmental Authorities) in order to cause Champaign Bank to pay a cash dividend to Futura in an amount requested by First Citizens; provided, however, that the amount of such cash dividend shall not cause Champaign Bank to fail to meet any applicable capital requirements under federal or state law. Futura’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.09.

6.10  NASDAQ Listing.  First Citizens shall file a listing application, or a NASDAQ Notification Form for Change in the Number of Shares Outstanding, as required by NASDAQ, with respect to the shares of First Citizens Common Shares to be issued to the holders of Futura Common Shares in the Merger.

6.11  Regulatory Applications.

(a) First Citizens and Futura and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare, within 45 days of execution of this Agreement, all documentation and requests for regulatory approval, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of First Citizens and Futura shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.12  Employment Matters; Employee Benefits.  (a) It is understood and agreed that nothing in this Section 6.12 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give Futura employees any rights other than as employees at will under applicable law and Futura employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of Futura who become employees of First Citizens as a result of the Merger shall, as determined by First Citizens, participate in either Futura’s Compensation and Benefit Plans (for so long as First Citizens determines necessary or appropriate) or in the employee benefit plans sponsored by First Citizens for First Citizens’ employees (with credit for their years of service with Futura for participation and vesting purposes under First Citizens’ applicable plans), including credit for years of service and for seniority under vacation and sick pay plans and programs. In addition, to the extent Futura employees participate in First Citizens’ group health plan (instead of continued participation in Futura’s group health plan), First Citizens agrees to waive all restrictions and limitations for pre-existing conditions under First Citizens’ group health plan. In the event that, within 120 days after the Effective Date, a Futura employee (other than a Futura employee who has a written agreement with Futura or any of its Subsidiaries which provides for severance benefits) is either terminated by First Citizens, other than for cause, or voluntarily terminates because of a material diminution in the employee’s base compensation or because the geographic location at which the employee must perform his or her services is changed by more than 25 miles from the primary location at which such employee performs services at the Effective Time, then such terminated Futura employee shall be entitled to receive from First Citizens (i) up to a maximum of twenty-six (26) weeks of severance pay based upon a formula of two (2) weeks’ base pay for each year of service and (ii) payment of COBRA premiums for the period that such terminated Futura employee receives such severance benefits. For purposes of this Section 6.12(a), “employees of Futura” shall include employees of Futura or any of its Subsidiaries.

(b) Notwithstanding the foregoing, Futura shall, conditioned upon the occurrence of the Effective Time, take the following actions:

(i) terminate The Futura Banc Corp 401(k) Profit Sharing Plan (Plan No. 002) (the “Futura 401(k) Plan”) prior to the Effective Date, by resolution adopted by the Futura Board, on terms reasonably acceptable to First Citizens; amend the Futura 401(k) Plan to the extent necessary to (aa) comply with all applicable laws to the extent not previously amended, and (bb) provide, to the extent deemed necessary by Futura, for the allocation of all employer contributions, and the full vesting thereof, as of the termination date; make all employer matching and discretionary contributions, with such discretionary contributions not to exceed $150,000, to the Futura 401(k) Plan in cash for the period January 1, 2007, through the plan’s termination date; and notify Futura 401(k) Plan participants of its termination prior to the Effective Date.

(ii) terminate the Futura Banc Corp. Supplemental Executive Retirement Plan (the “SERP”) effective as of the Effective Date (or such earlier date as First Citizens and Futura shall agree); upon the Effective

Date (or such earlier date as First Citizens and Futura shall agree) or such later date as may be approved by SERP participants that is not later than thirty (30) days following the Effective Date, pay the SERP participants the value of their Separate Accounts (as such term is defined in the SERP) in cash, such value to be determined by Futura as of the Effective Date by multiplying the Cash Exchange Amount by the number of Futura Common Shares credited to the Separate Accounts, and by adding the product thereof to the value of all other amounts credited to the Separate Accounts; and amend the SERP to the extent deemed necessary by Futura to carry out the intent of this Section 6.12(b)(ii). In no event shall the aggregate amount of payments made to all SERP participants in accordance with this Section 6.13(b)(ii) exceed $500,000.

(iii) upon the Effective Date, pay all deferred fees of members of the Futura Board that have been deferred pursuant to any director fee deferral plan of Futura, which deferred fees shall not exceed $220,000 in the aggregate.

(iv) upon the Effective Date, make the payments and provide the benefits to the two Futura executive employees, whose employment shall terminate upon the Effective Time, pursuant to each such executive’s March 20, 2007 Change In Control Agreement with Futura.

(c) Following the execution of this Agreement, Futura shall take all actions necessary to prevent any further Futura Common Shares from being acquired by or contributed to the Futura 401(k) Plan, including, without limitation, adopting any necessary amendments to the Futura 401(k) Plan within 30 days following the execution of this Agreement.

(d) Except as set forth herein, Futura shall take all action requested by First Citizens prior to the Effective Time to terminate or amend any of the Futura Benefit and Pension Plans to be effective at or immediately before the Effective Time.

6.13  Notification of Certain Matters.  Each of Futura and First Citizens shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.14  [Reserved].

6.15 Accounting and Tax Treatment.  Each of First Citizens and Futura agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the characterization of the Merger as a tax-free reorganization under Section 368(a) of the Code.

6.16  No Breaches of Representations and Warranties.  Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of First Citizens and Futura will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.

6.17  Consents.  Each of First Citizens and Futura shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.18 Insurance Coverage.  Futura shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

6.19  Correction of Information.  Each of First Citizens and Futura shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

6.20  Confidentiality.  Except for the use of information in connection with the Registration Statement described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Futura and First Citizens pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Registration Statement with the SEC, this Section 6.20 shall not apply to information included in the Registration Statement or to be included in the Proxy Statement to be sent to the shareholders of Futura and First Citizens under Section 6.03. Futura and First Citizens agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Futura and First Citizens agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Futura or First Citizens to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. In the event the transactions contemplated by this Agreement are not consummated, Futura and First Citizens agree to return all copies of the Information provided to the other promptly.

6.21  Supplemental Assurances.

(a) On the date the Registration Statement becomes effective and on the Effective Date, Futura shall deliver to First Citizens a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers’ knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of Futura, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) On the date the Registration Statement becomes effective and on the Effective Date, First Citizens shall deliver to Futura a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers’ knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Futura) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

6.22  Regulatory Matters.  First Citizens, Futura and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, agreement, memorandum of understanding or similar agreement by Futura or any of its Subsidiaries with, or a commitment letter, board resolution or similar submission by Futura or any of its Subsidiaries to, or supervisory letter from any Regulatory Authority to Futura or any of its Subsidiaries, to the satisfaction of such Regulatory Authority.

6.23  First Citizens Board of Directors Structure Following the Parent Merger.  At the Effective Time, the First Citizens Board shall select three (3) members of the Futura Board and take all necessary action to appoint those directors to fill vacancies existing on the First Citizens Board at the Effective Time (the “New Directors”). Such New Directors shall serve until the next annual meeting of shareholders. For the three annual meetings of shareholders following the Effective Time, First Citizens agrees, subject to compliance with applicable fiduciary duties, the requirements under First Citizens’ Nominating Committee Charter and applicable laws, rules and regulations, and in the absence of unethical behavior or other cause for removal on the part of a New Director, to nominate and recommend the New Directors for election to the First Citizens Board; provided, however, that in the event of a general reduction in the number of authorized number of directors of First Citizens, the number of New Directors nominated and recommended for election to the First Citizens Board pursuant hereto may be reduced so long as the New Directors continue to represent at least 20% of the total members of the First Citizens Board for the period specified hereby. In the event that any New Director retires, resigns or dies, in each case within the three (3) years following the Effective Time, or decides not to stand for reelection as provided for in this section, the remaining New Directors and First Citizens shall mutually agree upon a candidate for appointment or nomination subject to compliance with applicable fiduciary duties, the requirements under First Citizens’ Nominating Committee Charter and applicable laws, rules and regulations.

6.24  Establishment of Bank Community Board.  At the Effective Time, and for a period of up to three (3) years thereafter, First Citizens shall establish a Bank Community Board to be comprised of all current outside directors on the Futura Board who are not Futura or Champaign Bank employees, who wish to participate on such Board and who have not been designated to fill vacancies in accordance with Section 6.23.

6.25  Bank Name and Signage.  First Citizens shall, through December 31, 2008, use its reasonable best efforts to continue to use the “Champaign Bank” name at all Champaign Bank branches, in the markets serviced by those branches and in the operations (including letterhead, product literature and advertising) of those branches.

6.26  Indemnification; Directors’ and Officers’ Liability Insurance.

(a) For a period of six (6) years after the Effective Time, First Citizens shall indemnify each Person who served as a director or officer of Futura on or before the Effective Time to the fullest extent permitted pursuant to the Futura Governing Documents as of the date of this Agreement and the OGCL from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of Futura; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws, including, without limitation, the provisions of 12 U.S.C. § 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).

(b) First Citizens shall purchase a policy of Directors’ and Officers’ Liability Insurance (“D & O Policy”) to be effective for a period of four (4) years beginning on the Effective Date, on terms no less advantageous than those contained in Futura’s existing officers’ and directors’ liability insurance policy (“Current Futura D & O Policy”); provided, however, that First Citizens shall not be required to pay an annual premium for the D & O Policy that is in excess of 125% of the annual premium currently paid for the Current Futura D & O Policy, which is $13,000; provided further, however, that if such amount is insufficient to procure the D & O policy, First Citizens shall purchase as much comparable insurance as can be obtained for such amount. The D & O Policy will reimburse the present and former officers and directors of Futura with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time.

(c) If First Citizens or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Citizens shall assume the obligations set forth in this Section 6.26.

ARTICLE VII

Conditions to Consummation of the Merger

7.01  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of First Citizens and Futura to consummate the Merger is subject to the fulfillment or written waiver by First Citizens and Futura prior to the Effective Time of each of the following conditions:

(a) Shareholder Approvals.  This Agreement shall have been duly adopted by the requisite vote of the shareholders of Futura and the shareholders of First Citizens.

(b) Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall have contained (i) any conditions, restrictions or requirements which the First Citizens Board reasonably determines would be, either before or after the Effective Time, reasonably likely to have a Material Adverse Effect on First Citizens and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and that the First Citizens Board reasonably determines would be, either before or after the Effective Time, unduly burdensome.

(c) No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement.  The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Blue Sky Approvals.  All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of First Citizens Common Shares to be issued in the Parent Merger shall have been received and be in full force and effect.

(f) NASDAQ Listing.  The First Citizens Common Shares to be issued in the Parent Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

7.02  Conditions to Obligation of Futura.  The obligation of Futura to consummate the Merger is also subject to the fulfillment or written waiver by Futura prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of First Citizens set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Futura shall have received a certificate, dated the Effective Date, signed on behalf of First Citizens by the Chief Executive Officer and the Chief Financial Officer of First Citizens, to such effect.

(b) Performance of Obligations of First Citizens.  First Citizens shall have performed in all material respects all obligations required to be performed by First Citizens under this Agreement at or prior to the Effective Time, and Futura shall have received a certificate, dated the Effective Date, signed on behalf of First Citizens by the Chief Executive Officer and the Chief Financial Officer of First Citizens to such effect.

(c) Tax Opinion.  Futura shall have received an opinion of Squire, Sanders & Dempsey L.L.P., its counsel, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Parent Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by shareholders of Futura who receive First Citizens Common Shares. In rendering its opinion, counsel shall require, and First Citizens and Futura shall supply, reasonable and customary written representations.

(d) Directors’ and Officers’ Liability Insurance.  In accordance with the terms and subject to the conditions of Section 6.26, First Citizens shall have purchased the D & O Policy.

(e) Payment of Merger Consideration.  First Citizens shall have delivered the aggregate Merger Consideration to the Exchange Agent on or before the Effective Time, and the Exchange Agent shall provide Futura with a certificate evidencing such delivery.

(k) No Material Adverse Effect.  From the date of this Agreement, there shall have not occurred any Material Adverse Effect on First Citizens, or any change, condition or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on First Citizens.

7.03  Conditions to Obligation of First Citizens.  The obligation of First Citizens to consummate the Merger is also subject to the fulfillment or written waiver by First Citizens prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Futura set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and First Citizens shall have received a certificate, dated the Effective Date, signed on behalf of Futura by the Chief Executive Officer and the Chief Financial Officer of Futura to such effect.

(b) Performance of Obligations of Futura.  Futura shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and First Citizens shall have received a certificate, dated the Effective Date, signed on behalf of Futura by the Chief Executive Officer and the Chief Financial Officer of Futura to such effect.

(c) Cancellation Agreements.  First Citizens shall have received from each holder of an Outstanding Option or Stock Appreciation Right an executed and legally binding agreement pursuant to which each such option or right is cancelled and terminated.

(d) [Reserved.]

(e) Affiliate Agreements.  First Citizens shall have received the affiliate agreements referred to in Section 6.07, to the extent such agreements were executed and provided to Futura.

(f) Consents.  Futura shall have obtained the consent or approval of each person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have or be reasonable likely to have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.

(g) Dissenters’ Rights.  The holders of not more than 10% of the outstanding Futura Common Shares shall have perfected dissenters’ rights under Section 1701.85 of the OGCL in connection with the transactions contemplated by this Agreement.

(h) FIRPTA Certification.  First Citizens shall have received a statement executed on behalf of Futura, dated as of the Effective Date, certifying that the Futura Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury Department regulations promulgated thereunder.

(i) Tax Opinion.  First Citizens shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, its counsel, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Parent Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by shareholders of Futura who receive First Citizens Common Shares. In rendering such opinion, counsel shall require, and First Citizens and Futura shall supply, reasonable and customary written representation.

(j) No Material Adverse Effect.  From the date of this Agreement, there shall have not occurred any Material Adverse Effect on Futura, or any change, condition or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Futura.

ARTICLE VIII

Termination

8.01  Termination.  This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent.  At any time prior to the Effective Time, by the mutual consent of First Citizens and Futura, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach.  At any time prior to the Effective Time, by First Citizens or Futura upon written notice to the other party, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c) Delay.  At any time prior to the Effective Time, by First Citizens or Futura upon written notice to the other party, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by December 31, 2007, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) No Approval.  By Futura or First Citizens, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the Futura shareholders or the First Citizens shareholders fail to adopt this Agreement at the Futura Meeting or First Citizens Meeting, as applicable.

(e) Payment Pursuant to Section 6.06.  Upon a payment made to First Citizens in accordance with Section 6.06, this Agreement shall automatically terminate without further act or action by either Futura or First Citizens.

(f) First Citizens Common Shares.  If the Average First Citizens Price of a First Citizens Common Share is less than $16.67, then Futura may, at its option, terminate this Agreement; provided, however, that in the event that Futura notifies First Citizens of its intent to terminate this Agreement under this Section, then, prior to Futura exercising any right of termination hereunder, First Citizens may, at its sole option, for a period of five (5) business days following receipt of such notice, offer to distribute to Futura shareholders an additional number of First Citizens Common Shares necessary in order to increase the Share Exchange Ratio to equal 85% of the quotient of $23, divided by the Average First Citizens Price (the “First Citizens Offer”). If First Citizens does not make the First Citizens Offer, Futura may terminate this Agreement.

(g) Tax-Free Reorganization.  If First Citizens does not elect to increase the Share Exchange Ratio pursuant to Section 3.10(b), this Agreement shall automatically terminate without further act or action by either Futura or First Citizens.

8.02  Effect of Termination and Abandonment, Enforcement of Agreement.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder, except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

ARTICLE IX

Miscellaneous

9.01  Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12, 6.23, 6.24, 6.25 and 6.26 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04, 6.05(b), 6.05(c), 6.06(b), 6.20, 8.02, and this Article IX which shall survive such termination).

9.02  Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Futura Meeting or the First Citizens Meeting, this Agreement may not be amended if such amendment would violate the OGCL or the federal securities laws.

9.03  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04  Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable).

9.05  Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses shall be shared equally between Futura and First Citizens. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by First Citizens.

9.06  Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Futura, to:

Futura Banc Corp.
601 Scioto Street
Urbana, Ohio 43078

Attention:	Michael J. Lamping, Chairman,
President and Chief Executive
Officer

With a copy to:

Cipriano S. Beredo, Esq.
Squire, Sanders & Dempsey L.L.P.
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114-1304

If to First Citizens, to:

First Citizens Banc Corp
100 East Water Street
Sandusky, Ohio 44870

Attention:	David A. Voight,
President and Chief Executive
Officer

With a copy to:

First Citizens Banc Corp
100 East Water Street
Sandusky, Ohio 44870

Attention:	James E. McGookey, Senior
Vice President and General
Counsel

and

John C. Vorys, Esq.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street, P.O. Box 1008
Columbus, Ohio 43216-1008

9.07  Entire Understanding; No Third Party Beneficiaries.  This Agreement, the Voting Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Voting Agreement or any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08  Interpretation; Effect.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.09  Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FUTURA BANC CORP.

By	/s/ Michael J. Lamping
Name: Michael J. Lamping

Title:	Chairman, President and CEO

FIRST CITIZENS BANC CORP

By	/s/ David A. Voight
Name: David A. Voight

Title:	President and CEO

ANNEX B

Dissenters’ Rights Under Section 1701.85 of the Ohio Revised Code

Section 1701.85. Dissenting shareholder’s demand for fair cash value of shares.

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) (1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX C

KEEFE, BRUYETTE & WOODS, INC.
SPECIALISTS IN FINANCIAL SERVICES

211 Bradenton Ave, Dublin, OH 43017

PHONE	FAX

614-766-8400	614-766-8406

June 7, 2007

Board of Directors
Futura Banc Corp.
601 Scioto Street
Urbana, OH 43078

Dear Board Members:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Futura Banc Corp, (“FUBK”), of the consideration to be paid to FUBK shareholders in the merger (the “Merger”) between FUBK and First Citizens Banc Corp., an Ohio corporation (“FCZA”). We have not been requested to opine as to, and our opinion does not in any manner address, FUBK’s underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated June 7, 2007, by and among FUBK and FCZA (the “Agreement”), at the effective time of the Merger, FCZA will acquire all of FUBK’s issued and outstanding shares of common stock. FUBK shareholders will receive $23.00 per share (the “Consideration”) in cash and stock. The aggregate Consideration will be comprised of approximately 80% in FCZA stock and 20% in cash, subject to the individual shareholder’s election, and to overall limitations, as detailed in the Agreement and Plan of Merger. In addition, all FUBK Common Shares in the FUBK 401(k) plan will be converted into and become cash.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks and bank holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by FUBK, including (i) the Agreement and Plan of Merger (ii) Call Report for March 31, 2007 (iii) Annual Reports for the years ended December 31, 2006, 2005 and 2004 (iv) and other information we deemed relevant. We also discussed with senior management and directors of FUBK, the current position and prospective outlook for FUBK. We reviewed financial and stock market data of other banks and the financial and structural terms of several other recent transactions involving mergers and acquisitions of banks or proposed changes of control of comparably situated companies.

For FCZA, we reviewed (i) the March 31st, 2007 10-Q dated May 10th, 2007, (ii) Annual Reports for the years ended December 31, 2006, 2005 and 2004, (iii) and other information we deemed relevant. We also discussed with members of the senior management team of FCZA, the current position and prospective outlook for FCZA.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by FUBK and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from FUBK, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of FUBK’s management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of

C-1

FUBK. We have further relied on the assurances of management of FUBK that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to FCZA or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to FUBK in connection with the Merger and will receive a fee for such services. In addition, FUBK has agreed to indemnify us for certain liabilities arising out of our engagement by FUBK in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by FCZA in the Merger is fair, from a financial point of view, to the stockholders of FUBK.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of FUBK used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of FUBK in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

/s/  Keefe, Bruyette, & Woods, Inc.

Keefe, Bruyette, & Woods, Inc.

C-2

ANNEX D

127 Public Square
Cleveland, Ohio 44114

June 4, 2007

PERSONAL AND CONFIDENTIAL

Board of Directors
First Citizens Banc Corp.
100 East Water Street
Sandusky, Ohio 44870-2514

Members of the Board of Directors:

We understand that First Citizens Banc Corp (the “Company”) and Futura Banc Corporation (“Target”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Target will merge with and into the Company (the “Transaction”) in a transaction in which each outstanding common share, without par value, of Target, other than common shares of Target held in the treasury of Target or owned by the Company, will be converted into the right to receive, at the election of the holders of such common shares, either (a) $23.00 in cash, without interest, (b) a fixed number of common shares, without par value, of the Company or (c) a combination thereof. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be paid by the Company pursuant to the Merger Agreement is fair, from a financial point of view, to the Company.

KeyBanc Capital Markets Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) a draft of the Merger Agreement, dated as June 1, 2007, which we understand to be in substantially final form; (ii) certain publicly available information concerning the Target; (iii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Target furnished to us by the Target for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the Target’s Common Stock; (v) certain publicly available information concerning the Company and its financing sources; (vi) certain publicly available information with respect to certain other publicly traded companies that we believe to be comparable to the Target, including the trading markets for certain of such other companies’ securities; and (viii) certain publicly available information concerning the nature and terms of certain other transactions that we considered relevant to our inquiry. We have also met with certain officers and employees of the Company and Target to discuss the business and prospects of the Company and Target, respectively, as well as other matters we believed relevant to our inquiry, and considered such other data and information we judged necessary to render our opinion.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with us or publicly available and have assumed and relied upon the representations and warranties of the Target and the Company contained in the Merger Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company and Target as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections, including without limitation projected cost savings and operating synergies from the Merger, were reasonably prepared and reflect the best currently available estimates and judgments of the Company’s and Target’s respective managements as to the future financial performance of the Company and Target, respectively. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of the Target, or its liabilities (contingent or otherwise).

We understand that consummation of the Merger is subject to, among other things, certain governmental, regulatory or other consents and approvals. We have also assumed that all such consents and approvals necessary for the consummation of the Transaction will be obtained without material adverse effect on the Target or the Transaction. We express no view as to the sufficiency of this opinion for purposes of obtaining such approvals or for any other regulatory or statutory purpose. We also express no opinion as to the decision of the Board of Directors of the Company to proceed with the Merger or as to any other potential transaction in which the Company might engage in lieu of, or in addition to, the Merger.

We have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. In rendering our opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, and that the conditions to the Transaction as set forth in the Merger Agreement would be satisfied and that the Transaction would be consummated on a timely basis in the manner contemplated by the Merger Agreement. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to the consummated.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be paid by the Company pursuant to the Merger Agreement and does not address the Company’s underlying business decision to effect the Transaction or any other terms of the Transaction. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion.

We have acted as financial advisor to the Company in connection with the Merger and will receive from the Company a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction (the “Transaction Fee”), as well as the Company’s agreement to indemnify us under certain circumstances. We also will receive a fee in connection with the delivery of this opinion, which fee will be credited against any Transaction Fee earned. We have in the past provided investment banking services to the Company for which we have received customary compensation. In the ordinary course of our business, we may actively trade securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this opinion was prepared solely for the confidential use of the Board of Directors of the Company in its evaluation of the proposed Transaction and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of the Company used to solicit shareholder approval of the Merger. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at any stockholders’ meeting held in connection with the Transaction.

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the consideration to be paid by the Company pursuant to the Merger Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

/s/  KeyBanc Capital Markets Inc.

KEYBANC CAPITAL MARKETS INC.

Part II
Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

(a)	Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E) (1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or master therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5) (a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

(b)	Articles of Incorporation of First Citizens

The Articles of Incorporation of First Citizens provide that First Citizens shall have the power to indemnify its present and past directors, officers, employees and agents, and such other persons as it shall have powers to indemnify, to the full extent permitted under, and subject to the limitations of, Title 17 of the Ohio Revised Code.

(c)	Insurance

The Articles of Incorporation of First Citizens provide that First Citizens may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers, employees and agents to the extent that such indemnification is allowed by the Articles of Incorporation. First Citizens has purchased insurance coverage under policies that insure directors and officers against certain liabilities that might be incurred by them in their capacities as directors and officers.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of June 7, 2007, by and between First Citizens Banc Corp (‘First Citizens‘) and Futura Banc Corp. (the “Merger Agreement”) (included in Part I as Annex A to the Prospectus/Proxy Statement included in this Registration Statement)
3.1	Articles of Incorporation, as amended, of First Citizens (incorporated herein by reference to Exhibit 3.1 to First Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 0-25980))
3.2	Amended and Restated Code of Regulations of First Citizens (incorporated herein by reference to Exhibit 3.2 to First Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 0-25980))
4	Certificate for First Citizens’ Common Stock (incorporated herein by reference to Exhibit 4.1 to First Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 0-25980))

Exhibit No.	Description of Exhibit

5	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the securities being registered (filed herewith)
8	Opinion of Vorys, Sater, Seymour and Pease LLP as to tax matters (filed herewith)
21	Subsidiaries of First Citizens (incorporated herein by reference to Exhibit 21 to First Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 0-25980))
23.1	Consent of Crowe Chizek and Company LLC — First Citizens (filed herewith)
23.2	Consent of Crowe Chizek and Company LLC — Futura Banc Corp. (filed herewith)
23.3	Consent of KeyBanc Capital Markets Inc. (filed herewith)
23.4	Consent of Keefe, Bruyette & Woods, Inc. (filed herewith)
23.5	Consent of Vorys, Sater, Seymour and Pease LLP relating to opinion as to the legality of the securities being registered (included in Exhibit 5)
23.6	Consent of Vorys, Sater, Seymour and Pease LLP relating to opinion as to tax matters (included in Exhibit 8)
24	Power of Attorney (included on signature page)
99.1	Form of Revocable Proxy for special meeting of shareholders of First Citizens (filed herewith)
99.2	Form of Revocable Proxy for special meeting of shareholders of Futura Banc Corp. (filed herewith)

(b) Financial Statement Schedules

Not applicable.

(c) Report, Opinion or Appraisal

The opinion of Keefe, Bruyette & Woods, Inc. is included as Annex C to the prospectus/proxy statement, and the opinion of KeyBanc Capital Markets Inc. is included as Annex D to the prospectus/proxy statement.

Item 22.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus/proxy statement which forms a part of the registration statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandusky, State of Ohio, on September 7, 2007.

FIRST CITIZENS BANC CORP

By:	/s/ David A. Voight
David A. Voight
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of First Citizens Banc Corp (the “Company”), and each of us, do hereby constitute and appoint David A. Voight and James O. Miller, or either of them, our true and lawful attorneys and agents, each with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers of the Company and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys or agents, or any of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-4, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below for the Company, any and all amendments (including post-effective amendments) to such Registration Statement and any related registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

/s/ David A. Voight David A. Voight	September 7, 2007	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Todd A. Michel Todd A. Michel	September 7, 2007	Senior Vice President (Principal Financial and Accounting Officer)
/s/ John O. Bacon John O. Bacon	September 7, 2007	Director
/s/ Laurence A. Bettcher Laurence A. Bettcher	September 7, 2007	Director
/s/ Thomas A. Depler Thomas A. Depler	September 7, 2007	Director
/s/ Blythe A. Friedley Blythe A. Friedley	September 7, 2007	Director
/s/ James D. Heckelman James D. Heckelman	September 7, 2007	Director

Name	Date	Capacity

/s/ James O. Miller James O. Miller	September 7, 2007	Director
/s/ W. Patrick Murray W. Patrick Murray	September 7, 2007	Director
/s/ Allen R. Nickles Allen R. Nickles	September 7, 2007	Director
/s/ John P. Pheiffer John P. Pheiffer	September 7, 2007	Director
/s/ J. William Springer J. William Springer	September 7, 2007	Director
/s/ Daniel J. White Daniel J. White	September 7, 2007	Director
/s/ J. George Williams J. George Williams	September 7, 2007	Director
/s/ Gerald B. Wurm Gerald B. Wurm	September 7, 2007	Director

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of June 7, 2007, by and between First Citizens Banc Corp (‘First Citizens‘) and Futura Banc Corp. (the ‘‘Merger Agreement”) (included in Part I as Annex A to the Prospectus/Proxy Statement included in this Registration Statement)
3.1	Articles of Incorporation, as amended, of First Citizens (incorporated herein by reference to Exhibit 3.1 to First Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 0-25980))
3.2	Amended and Restated Code of Regulations of First Citizens (incorporated herein by reference to Exhibit 3.2 to First Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 0-25980))
4	Certificate for First Citizens’ Common Stock (incorporated herein by reference to Exhibit 4.1 to First Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 0-25980))
5	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the securities being registered (filed herewith)
8	Opinion of Vorys, Sater, Seymour and Pease LLP as to tax matters (filed herewith)
21	Subsidiaries of First Citizens (incorporated herein by reference to Exhibit 21 to First Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 0-25980))
23.1	Consent of Crowe Chizek and Company LLC — First Citizens (filed herewith)
23.2	Consent of Crowe Chizek and Company LLC — Futura Banc Corp. (filed herewith)
23.3	Consent of KeyBanc Capital Markets Inc. (filed herewith)
23.4	Consent of Keefe, Bruyette & Woods, Inc. (filed herewith)
23.5	Consent of Vorys, Sater, Seymour and Pease LLP relating to opinion as to the legality of the securities being registered (included in Exhibit 5)
23.6	Consent of Vorys, Sater, Seymour and Pease LLP relating to opinion as to tax matters (included in Exhibit 8)
24	Power of Attorney (included on signature page)
99.1	Form of Revocable Proxy for special meeting of shareholders of First Citizens (filed herewith)
99.2	Form of Revocable Proxy for special meeting of shareholders of Futura Banc Corp. (filed herewith)